Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

LOGMEIN KFT., LOGMEIN, INC.,

NANOREP TECHNOLOGIES LTD.,

THE SHAREHOLDERS OF NANOREP TECHNOLOGIES LTD.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC IN ITS CAPACITY AS

REPRESENTATIVE

July 31, 2017

2

3

Exhibits
Exhibit A	Shares
Exhibit B	Reference Statement
Exhibit C	Form of Retention Letter
Exhibit D	Escrow Agreement
Exhibit E	Form of Offer Letter
Exhibit F	Form of Option Acknowledgment Agreement
Exhibit G	Deferred Payment Schedule

Schedules

Schedule 8.1(a)	Approvals
Schedule 8.1(k)	Certain Employees
Schedule 9.2(k)	Employee Matters

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 31, 2017, by and among LogMeIn Kft., a Hungarian company (“Buyer”), LogMeIn, Inc., a Delaware corporation (“Parent”), Nanorep Technologies Ltd., an Israeli company (the “Company”), the persons and entities set forth on Exhibit A hereto (collectively, the “Shareholders”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative of the Shareholders (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XII below.

WHEREAS, the Shareholders own all of the issued and outstanding share capital of the Company, which consists entirely of the Ordinary Shares, Preferred A Shares, Preferred A2 Shares and Preferred B Shares set forth on Exhibit A, including Ordinary Shares and Preferred B Shares issued immediately prior to Closing pursuant to the exercise of Company Warrants set forth in Section 1.2(f) (collectively, the “Shares”);

WHEREAS, the Optionholders own all of the outstanding options to purchase share capital of the Company, which consists entirely of the Company Options;

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire all of the Shares from the Shareholders (including the Shares issued immediately prior to Closing pursuant to the exercise of Company Warrants set forth in Section 1.2(f)) and to terminate all of the Company Options, the Shareholders desire to sell all of the Shares to Buyer and the Optionholders desire to cancel, terminate or allow to expire all of the Company Options, in each case for the consideration described herein;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to, and as a condition of, the willingness of Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Key Employee is entering into an employment agreement or employment offer letter with Buyer or one of its Affiliates in the form of Exhibit E (each, and “Offer Letter”), providing for a compensation package which is substantially comparable in the aggregate to such Key Employee’s existing compensation package, and a Retention Letter with Buyer or one of its Affiliates, which includes non-competition and non-solicitation restrictions, in the form of Exhibit C (each, a “Retention Letter”), which Offer Letters and Retention Letters shall become effective as of the Closing; and

WHEREAS, Buyer, the Company and the Shareholders (and the Optionholders, by execution of an Option Acknowledgement Agreement) desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

STOCK PURCHASE

Section 1.1    Purchase and Sale of Shares. Each Shareholder agrees to sell to Buyer, and Buyer agrees to purchase from each Shareholder, at the Closing, all of the Shares set forth next to such Shareholder’s name on Exhibit A, which, collectively, constitute 100% of the outstanding share capital of the Company, free and clear of any Security Interest, in exchange for the payment of the portion of the Purchase Price set forth in Section 1.2.

Section 1.2    Payment of Purchase Price. The Paying Agent shall act as Buyer’s paying agent for the payment of the Purchase Price payable hereunder to the Equityholders. The portion of the Purchase Price to be paid by the Paying Agent on behalf of the Buyer to the Equityholders in connection with the transactions contemplated herein (after deduction of the Escrow Amount and the Representative Expense Fund and subject to applicable Tax Withholding pursuant to Section 1.8 below) shall be paid as provided in this Section 1.2

(a)    Preferred A Shares. At the Closing, the Paying Agent shall pay to each Shareholder holding Preferred A Shares, by wire transfer of immediately available funds, an amount with respect to such Shareholder’s Preferred A Shares equal to: (i) the Preferred A Preference Amount multiplied by the number of Preferred A Shares held by such Shareholder, plus (ii) the Ordinary Share Amount multiplied by the number of Preferred A Shares held by such Shareholder (provided that in the event such Shareholder receives any consideration pursuant to clause (i), the amount received under clauses (i) and (ii) shall not exceed the Preferred A Total Waterfall Allocation). Notwithstanding the foregoing, in the event a Preferred A Share would receive a greater amount of proceeds at Closing pursuant to this Section 1.2(a) if all Preferred A Shares were deemed to convert to Ordinary Shares pursuant to the Articles, then the amount the Paying Agent shall pay at Closing to each Shareholder holding Preferred A Shares shall be an amount equal to the Ordinary Share Amount multiplied by the number of Preferred A Shares held by such Shareholder.

(b)    Preferred A2 Shares. At the Closing, the Paying Agent shall pay to each Shareholder holding Preferred A2 Shares, by wire transfer of immediately available funds, an amount with respect to such Shareholder’s Preferred A2 Shares equal to: (i) the Preferred A2 Preference Amount multiplied by the number of Preferred A Shares held by such Shareholder, plus (ii) the Ordinary Share Amount multiplied by the number of Preferred A2 Shares held by such Shareholder (provided that in the event such Shareholder receives any consideration pursuant to clause (i), the amount received under clauses (i) and (ii) shall not exceed the Preferred A2 Total Waterfall Allocation). Notwithstanding the foregoing, in the event a Preferred A2 Share would receive a greater amount of proceeds at Closing pursuant to this Section 1.2(b) if all Preferred A2 Shares were deemed to convert to Ordinary Shares pursuant to the Articles, then the amount the Paying Agent shall pay at Closing to each Shareholder holding Preferred A2 Shares shall be an amount equal to the Ordinary Share Amount multiplied by the number of Preferred A2 Shares held by such Shareholder.

(c)    Preferred B Shares. At the Closing, the Paying Agent shall pay to each Shareholder holding Preferred B Shares, other than a Shareholder holding Preferred B Shares as a result of the exercise of a Company Warrant pursuant to Section 1.2(f) below which

Shareholder shall be paid the applicable portion of the Purchase Price for such shares pursuant to Section 1.2(f) below in lieu of this Section 1.2(c), by wire transfer of immediately available funds, an amount with respect to such Shareholder’s Preferred B Shares equal to: (i) the Preferred B Preference Amount multiplied by the number of Preferred B Shares held by such Shareholder, plus (ii) the Ordinary Share Amount multiplied by the number of Preferred B Shares held by such Shareholder (provided that in the event such Shareholder receives any consideration pursuant to clause (i), the amount received under clauses (i) and (ii) shall not exceed the Preferred B Total Waterfall Allocation). Notwithstanding the foregoing, in the event a Preferred B Share would receive a greater amount of proceeds at Closing pursuant to this Section 1.2(c) if all Preferred B Shares were deemed to convert to Ordinary Shares pursuant to the Articles, then the amount the Paying Agent shall pay at Closing to each Shareholder holding Preferred B Shares shall be an amount equal to the Ordinary Share Amount multiplied by the number of Preferred B Shares held by such Shareholder.

(d)    Ordinary Shares. At the Closing, the Paying Agent shall pay to each Shareholder holding Ordinary Shares (it being acknowledged that with respect to holders of Company 102 Shares, payment shall be made to the 102 Trustee as set forth in Section 1.2(d)(ii)), by wire transfer of immediately available funds, an amount with respect to such Shareholder’s Ordinary Shares equal to the Ordinary Share Amount multiplied by the number of Ordinary Shares held by such Shareholder; provided that each Shareholder holding Ordinary Shares as a result of the exercise of a Company Warrant pursuant to Section 1.2(f) below shall be paid the applicable portion of the Purchase Price for such shares pursuant to Section 1.2(f) below in lieu of this Section 1.2(d).

(e)    Company Options.

(i)    Buyer shall not assume or otherwise replace any Options in connection with the Transactions and no Options shall survive the Closing. At the Closing, each Company Option that is vested as of the Closing with an exercise price less than the Ordinary Share Amount shall be cancelled and substituted automatically for the right to receive from Buyer (which may pay such amounts to the 102 Trustee or the Paying Agent, as applicable, for payment to the holder of the Company Option), subject to the receipt by Buyer of a completed and executed Option Acknowledgement Agreement, an amount in cash, without interest, with respect to such Company Option equal to (i) the Ordinary Share Amount multiplied by the number of Ordinary Shares issuable upon exercise of the portion of the Company Option that is vested as of the Closing, minus (ii) the exercise price of the Company Option multiplied by the number of Ordinary Shares issuable upon exercise of the portion of the Company Option that is vested as of the Closing. Each Company Option that is not vested as of the Closing, if any, shall be cancelled automatically, by virtue of this Agreement and the terms of such Company Option without further action on the part of Buyer, upon the Closing without any payment from Buyer or the Company thereon.

(ii)    Notwithstanding anything to the contrary set forth in this Section 1.2 or elsewhere in this Agreement, the Paying Agent shall deliver the portion of the Purchase Price payable pursuant to the foregoing paragraph in respect of (a) any Company 102 Options that are vested Company Options and (b) Company 102 Shares to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling or the Interim Options Tax Ruling. The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder) and the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable.

(iii)    The Company shall, promptly after the date hereof and prior to the Closing, take or cause to be taken all actions (including adopting all resolutions, providing notices and procuring consents (after review and approval by Buyer, which approval will not unreasonably be withheld or delayed, of the forms thereof)) that are required under the Company Option Plan, the terms of applicable Company Options, applicable Law or this Agreement, or are otherwise reasonably necessary or appropriate to effectuate cancellation of Company Options and the other transactions contemplated by this Section 1.2 and to ensure that, from and after Closing, each holder of a Company Option cancelled as provided in this Section 1.2 shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) specified in and subject to the terms of this Section 1.2, without interest.

(f)    Company Warrants.

(i)    Company Warrants for Ordinary Shares. By execution of this Agreement, Tmura hereby irrevocably exercises the Warrant to Purchase Ordinary Shares issued to it by the Company on August 18, 2016 (the “Tmura Warrant”) on a net exercise basis pursuant to the terms of the Tmura Warrant effective as of immediately prior to and subject to the Closing. Accordingly, at the Closing, the Paying Agent shall pay to Tmura, by wire transfer of immediately available funds, an amount equal to (i) the Ordinary Share Amount multiplied by 5,078 (being the number of Ordinary Shares issuable upon exercise in cash of the Tmura Warrant, minus (ii) US$1.15 (being the exercise price of each Ordinary Shares underlying the Tmura Warrant) multiplied by 5,078. By its signature hereunder Tmura hereby warrants and confirms that at and subject to the Closing, the Tmura Warrant shall be terminated, cancelled and shall be of no force or effect with no further liability or obligation on the part of the Buyer, the Parent, the Company, Representative or Tmura thereunder, other than the right to receive such consideration as set forth in the Purchase Agreement on account of the Ordinary Shares issued to Tmura and referenced in Exhibit A hereto. Tmura further confirms and agrees that, as of the date of this Agreement, it shall be deemed to be a Shareholder for all purposes under this Agreement.

(ii)    Company Warrants for Preferred B Shares.

(A)    By execution of this Agreement, Mizrahi Tefahot Bank Ltd. (“MTB”) hereby irrevocably exercises the Warrant to Purchase Warrant Shares issued to it by the Company on March 23, 2017 (the “MTB Warrant”) on a net exercise basis pursuant to the terms of the MTB Warrant effective as of immediately prior to and subject to the Closing. Accordingly, at the Closing, the Paying Agent shall pay to MTB, by wire transfer of immediately available funds, an amount equal to (i) the Preferred B Preference Amount multiplied by

94,721 (being the number of Preferred B Shares issuable upon exercise in cash of the MTB Warrant, minus (ii) US$3.69508 (being the exercise price of each Preferred B Shares underlying the MTB Warrant) multiplied by 94,721. By its signature hereunder MTB hereby warrants and confirms that at and subject to the Closing, the MTB Warrant shall be terminated, cancelled and shall be of no force or effect with no further liability or obligation on the part of the Buyer, the Parent, the Company, Representative or MTB thereunder, other than the right to receive such consideration as set forth in the Purchase Agreement on account of the Preferred B Shares issued to MTB and referenced in Exhibit A hereto. MTB further confirms and agrees that, as of the date of this Agreement, it shall be deemed to be a Shareholder for all purposes under this Agreement.

(B)    By execution of this Agreement, Portofino Investment Ltd. (“Portofino”) hereby irrevocably exercises the warrant to purchase the same warrant shares underlying the MTB Warrant issued to Portofino by the Company effective as of March 23, 2017 (the “Portofino Warrant”) on a net exercise basis effective as of immediately prior to and subject to the Closing. Accordingly, at the Closing, the Paying Agent shall pay to Portofino, by wire transfer of immediately available funds, an amount equal to (i) the Preferred B Preference Amount multiplied by 2,841 (being the number of Preferred B Shares issuable upon exercise in cash of the Portofino Warrant, minus (ii) US$3.69508 (being the exercise price of each Preferred B Shares underlying the Portofino Warrant) multiplied by 2,841. By its signature hereunder Portofino hereby warrants and confirms that at and subject to the Closing, the Portofino Warrant shall be terminated, cancelled and shall be of no force or effect with no further liability or obligation on the part of the Buyer, the Parent, the Company, Representative or Portofino thereunder, other than the right to receive such consideration as set forth in the Purchase Agreement on account of the Preferred B Shares issued to Portofino and referenced in Exhibit A hereto. Portofino further confirms and agrees that, as of the date of this Agreement, it shall be deemed to be a Shareholder for all purposes under this Agreement.

(g)    Escrow and Representative Expense Fund. At the Closing, the Paying Agent shall deliver, by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent to hold in accordance with the terms of the Escrow Agreement and the Representative Expense Fund to the Representative to hold in accordance with the terms of this Agreement.

(h)    Deferred Payments. In the event of a distribution to the Equityholders pursuant to Section 1.4 (Purchase Price Adjustment), Section 1.5(f) (Representative Expense Fund) or Section 1.6 (Escrow) (each a “Deferred Payment”), the Representative shall recalculate the amount that would have been distributed to each Equityholder pursuant to Section 1.2(a)-(f) if the amount of such Deferred Payment (plus any prior Deferred Payments distributed) had been added to clause (i) of the definition of “Ordinary Share Amount” and distributed at Closing (the “Adjusted Total Payment”) and each Equityholder shall be entitled to the portion of such Deferred Payment equal to (i) such Equityholder’s Adjusted Total Payment, minus (ii) the amount previously paid to such Equityholder pursuant to Section 1.2 as of the date of distribution of such Deferred Payment. For each Deferred Payment, the Representative shall deliver to Buyer a payment schedule, in substantially the form of the Closing Payment Schedule, a form of which is attached hereto as Exhibit G (each a “Deferred Payment Schedule”), including the total amount of such Deferred Payment and the portion of such Deferred Payment to be paid to each Equityholder. Any such amounts shall be rounded to the nearest whole cent. The Equityholders acknowledge that the Closing Payment Schedule (as defined below) includes the applicable formulas which will enable the Representative to calculate the distribution of any Deferred Payments to the Equityholders in accordance with this Section 1.2(h). Notwithstanding anything to the contrary herein, in the event that following the Closing, the Representative reasonably believes that there is a mistake in the formulas underlying the calculation of the distribution of any Deferred Payments, Representative will revise the calculations to enable the accurate distribution of the Deferred Payments to the Equityholders in accordance with the terms herein. Parent and Buyer shall be entitled to rely entirely on the applicable Deferred Payment Schedule in connection with distributing a Deferred Payment and neither the Equityholders nor the Representative shall be entitled to make any claim in respect of the allocation of such amount made by the Buyer or the Paying Agent to the extent it was distributed in a manner consistent with the applicable Deferred Payment Schedule.

Section 1.3    Closing Payment Schedule. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a definitive payment schedule (the “Closing Payment Schedule”), certified by an authorized officer of the Company, setting forth:

(a)    the name and address of each Equityholder immediately prior to the Closing;

(b)    the Shares, Company Options and Company Warrants held by each Equityholder immediately prior to the Closing (including with respect to the Company Options and Company Warrants, the portion vested and unvested as of immediately prior to the Closing, after taking into account any existing acceleration provisions included in the respective Company Option grant letters and Company Warrants);

(c)    the Company’s calculation of the Purchase Price (including Estimated Closing Cash, Estimated Indebtedness, Estimated Unpaid Company Transaction Expenses and Estimated Net Working Capital);

(d)    with respect to each Equityholder, the portion of the Purchase Price allocated to such Equityholder (or, with respect to holders of Company 102 Options and Company 102 Shares, allocated to the 102 Trustee on behalf of such holders) at the Closing pursuant to Sections 1.2(a), (b), (c), (d), (e) and (f);

(e)    the amount to be contributed to the Indemnification Escrow Amount and Special Escrow Amount on behalf of each Equityholder (assuming the release of the full Indemnification Escrow Amount, Special Escrow Amount and the Representative Expense Fund to the Equityholders and assuming no payments pursuant to Section 1.4(c) (i.e. no Purchase Price adjustment));

(f)    the amount to be contributed to the Representative Expense Fund on behalf of each Equityholder (assuming the release of the full Indemnification Escrow Amount, Special Escrow Amount and the Representative Expense Fund to the Equityholders and assuming no payments pursuant to Section 1.4(c) (i.e. no Purchase Price adjustment); and

(g)    the wire instructions or other payment information for each Equityholder and each item of Estimated Closing Indebtedness and Estimated Unpaid Company Transaction Expenses to be paid by the Buyer (directly or through the Paying Agent) at Closing pursuant to Section 6.1.

Parent and Buyer shall be entitled to rely entirely on the Closing Payment Schedule in connection with distributing the amount due at Closing and neither the Equityholders nor the Representative shall be entitled to make any claim in respect of the allocation of such amount made by the Paying Agent to the extent it was distributed in a manner consistent with the Closing Payment Schedule.

Section 1.4    Purchase Price Adjustment.

(a)    Preliminary Statement. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a reasonably detailed statement (the “Preliminary Statement”) setting forth, along with the related calculations (and including each line item of Current Assets and Company Liabilities as is set forth on the Reference Statement), the Company’s good faith estimate of Closing Cash (the “Estimated Closing Cash”), the Company’s good faith estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”), the Company’s good faith estimate of Closing Unpaid Company Transaction Expenses (including each line item thereof) (the “Estimated Unpaid Company Transaction Expenses”) and the Company’s good faith estimate of Closing Net Working Capital (such estimate, the “Estimated Net Working Capital”). The Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Unpaid Company Transaction Expenses and Estimated Closing Net Working Capital amounts set forth on the Preliminary Statement shall be conclusive for the purposes of calculating the Purchase Price to be paid at Closing, but the Final Closing Cash, Final Closing Indebtedness, Final Unpaid Company Transaction Expenses and Final Net Working Capital and any resulting adjustment to the Purchase Price contemplated by Section 1.4(c) shall be determined in accordance with the provisions of Section 1.4(b). The Preliminary Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 1.4(d).

(b)    Closing Statement.

(i)    Within ninety (90) calendar days after the Closing Date, Parent shall prepare and deliver to the Representative a reasonably detailed statement (the “Closing Statement”) setting forth, along with the related calculations, Parent’s good faith determination of the actual amount of Closing Cash, Closing Indebtedness, Closing Unpaid Company Transaction Expenses and Closing Net Working Capital, together with copies of such documentation used in the calculations thereof as may be reasonably requested by the Representative to allow the Representative to review such calculations and the related adjustments to the Purchase Price contemplated by Section 1.4(c). The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 1.4(d).

(ii)    Within thirty (30) calendar days following receipt by the Representative of the Closing Statement and the copies of such documentation used in the calculations thereof as may be reasonably requested by the Representative to allow the Representative to review such calculations, the Representative shall deliver written notice (an “Objection Notice”) to Parent of all disputes, if any, the Representative may have with respect to the preparation of the Closing Statement, which Objection Notice shall specify those amounts, determinations or calculations set forth in the Closing Statement that the Representative disputes and shall set forth the Representative’s proposed adjustment to each such disputed amount, determination or calculation. If the Representative does not timely deliver an Objection Notice with respect to the Closing Statement within such thirty (30) calendar day period, the Closing Statement (including each amount, determination and calculation contained therein) will be deemed to be final, conclusive and binding on the parties. If an Objection Notice is timely delivered within such thirty (30) calendar day period, Parent and the Representative shall use their reasonable best efforts to resolve each dispute raised therein (each, an “Objection”). All Objections that are so resolved in writing between the parties shall be final, conclusive and binding on the parties.

(iii)    The parties hereto agree that:

(A)    If Parent and the Representative fail to resolve any Objections within thirty (30) calendar days after the Representative delivers an Objection Notice, then Parent and the Representative shall jointly, and as promptly as practicable, engage an Accounting Firm (acting as an expert and not an arbitrator) to resolve, in accordance with this Agreement (including Section 1.4(d)), only those Objections that remain in dispute (the “Objection Items”). The terms of engagement of the Accounting Firm shall be as mutually agreed upon between Parent, on the one hand, and the Representative, on the other hand. Parent, Company and the Representative shall cooperate with the Accounting Firm in all reasonable respects, but no party hereto will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm.

(B)    Parent and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to, as promptly as practicable following the engagement of the Accounting Firm (but in any event within thirty (30) calendar days following such engagement), deliver to Parent and the Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination, and such determination to be based solely on information provided to the Accounting Firm by Parent, Company and the Representative and not by independent review or development) of each Objection Item, which determination (i) shall be within the range of disputes between the Closing Statement and the Objection Notice, such that the Accounting Firm may not assign a value to any Objection Item greater than the greatest value for such Objection Item claimed by any party hereto or less than the smallest value for such Objection Item claimed by any party hereto; (ii) shall be made strictly in accordance with the accounting procedures set forth in this Agreement (including Section 1.4(d)) without exception; and (iii) shall be (1) the exclusive remedy of the parties with respect to any disputes arising with respect to the calculation of Closing Net Working Capital or any adjustment to the Purchase Price contemplated by Section 1.4(c), and (2) final, conclusive and binding on the parties, and judgment may be entered on such determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(C)    The Accounting Firm shall only make determinations with respect to the Objection Items, provided, that the scope of the disputes to be resolved by the Accounting Firm shall in all cases be limited to whether the Closing Statement and the amounts, calculations and determinations therein were prepared and performed in accordance with this Agreement (including Section 1.4(d)) and whether there were mathematical errors contained in such statements, calculations or determinations, and the Accounting Firm is not authorized or permitted to make any other determination.

(D)    The fees and disbursements of the Accounting Firm incurred pursuant to this Section 1.4 shall be borne by the Equityholders, on the one hand, and by Parent, on the other hand, in the same proportion that the aggregate amount of Objection Items so submitted to the Accounting Firm that is successfully disputed by such party (as finally determined by the Accounting Firm) bears to the total amount of such Objection Items so submitted by such party. Any such fees and disbursements borne by the Equityholders shall be paid first from the Representative Expense Fund.

(c)    Adjustments.

(i)    If there is a Final Closing Cash Surplus, Final Closing Indebtedness Surplus, Final Unpaid Company Transaction Expenses Surplus or Final Net Working Capital Surplus, as the case may be, then, within three (3) Business Days after the date on which the Final Closing Cash, Final Closing Indebtedness, Final Unpaid Company Transaction Expenses and Final Net Working Capital is finally and conclusively determined in accordance with this Agreement, Buyer or Parent shall deliver or cause to be delivered to the Paying Agent, for allocation to the Equityholders in accordance with the provisions of Section 1.2(g), cash constituting an amount equal to such Final Closing Cash Surplus, Final Closing Indebtedness Surplus, Final Unpaid Company Transaction Expenses Surplus or Net Working Capital Surplus.

(ii)    If there is a Final Closing Cash Deficiency, Final Closing Indebtedness Deficiency, Final Unpaid Company Transaction Expenses Deficiency or Net Working Capital Deficiency, as the case may be, then, within three (3) Business Days after the date on which the Final Closing Cash, Final Unpaid Company Transaction Expenses or Final Net Working Capital is finally and conclusively determined in accordance with this Agreement, the parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer or Parent a portion of the Indemnification Escrow Amount equal to such Final Closing Cash Deficiency, Final Closing Indebtedness Deficiency, Final Unpaid Company Transaction Expenses Deficiency or Final Net Working Capital Deficiency.

(iii)    Any payment made pursuant to Section 1.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the greatest extent permitted, unless otherwise required by Law.

(d)    Accounting Procedures. Exhibit B sets forth a statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with Buyer setting forth the various line items used (or to be used) in, and illustrating as of June 30, 2017, the calculation of

(i) Current Assets, (ii) Company Liabilities, (iii) Closing Cash, (iv) Closing Indebtedness, (v) Closing Unpaid Company Transaction Expenses and (vi) Closing Net Working Capital, in each case prepared and calculated in accordance with this Agreement and the Agreed Accounting Policies and Principles. For all purposes hereunder, the Preliminary Statement and Closing Statement and all determinations and calculations by any Person (including without limitation the Accounting Firm) of Current Assets, Company Liabilities, Closing Cash, Closing Indebtedness, Closing Unpaid Company Transaction Expenses or Closing Net Working Capital Amount shall in all circumstances be prepared and calculated strictly in accordance with the manner of determination and calculation (as applicable) as shown on the Reference Statement using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in preparing the Reference Statement without deviation or exception in any manner, or for any reason, whatsoever; provided that such calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month; and (iii) if a current asset or current liability of the Company not contemplated by the Reference Statement is identified or is appropriately determined that it should be recorded, then such current asset or current liability shall be included in the calculations and determinations as a Current Asset or Company Liability as if it were included on the Reference Statement.

(e)    No Duplication. For the removal of doubt, if any item is included in any calculation in this Section 1.4, such item shall not be included in any other calculation if such inclusion would result in a duplication or double-counting of such item.

Section 1.5    Representative.

(a)    In order to efficiently administer the transactions contemplated hereby, the Shareholders hereby designate the Representative as their representative, attorney-in-fact and agent for all purposes set forth herein and hereby authorize the Representative to:

(i)    take all actions required or permitted by, and exercise all rights granted to, the Representative in this Agreement or the Escrow Agreement;

(ii)    review the Closing Statement, deliver any Objection Notice with respect thereto, and discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders, any Objection Items or other disputes with respect to the determination of each Closing Net Working Capital and the final determination of any adjustment to the Purchase Price pursuant to Section 1.4;

(iii)    take all action necessary in connection with the waiver of any condition to the obligations of the Company or the Equityholders to consummate the transactions contemplated hereby;

(iv)    discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders any claims for indemnification by any Indemnified Party pursuant to this Agreement;

(v)    give and receive notices and communications to or from Buyer or Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby;

(vi)    receive and accept service of legal process in connection with any claim or other proceeding against the Equityholders or the Company arising under this Agreement or the Escrow Agreement;

(vii)    negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement on behalf of the Equityholders;

(viii)    execute and deliver all agreements, certificates and documents required or deemed appropriate by the Representative in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

(ix)    engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(x)    agree to and approve of modifications or amendments to this Agreement or to the Escrow Agreement, and executing and delivering agreements of such modification or amendment;

(xi)    take all other actions (including defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement) necessary or appropriate in the reasonable judgment of the Representative in connection with any transaction contemplated hereunder or for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b)    Shareholder Representative Services LLC hereby accepts its appointment as the initial Representative.

(c)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Equityholders and shall be final, binding and conclusive upon each such Equityholder; and Buyer, Parent, each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Equityholder. Buyer, Parent, each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Representative.

(d)    The Shareholders hereby agree that:

(i)    no Shareholder shall have any cause of action against the Representative for any action taken or not taken, any decision made or any instruction given or not given by the Representative under this Agreement, the Escrow Agreement and the agreements and instruments contemplated hereby and thereby, except for causes of action for fraud by the Representative or the Representative’s gross negligence or willful misconduct;

(ii)    remedies available at Law for any breach of the provisions of this Section 1.5 are inadequate; therefore, the Buyer and Parent shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer or Parent brings an action to enforce the provisions of this Section 1.5; and

(iii)    the provisions of this Section 1.5 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of the Buyer, Parent, the Representative, and each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholders’ rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(e)    The Shareholders, Buyer and Parent acknowledge and agree that the Representative can be removed and/or replaced (including following its resignation) upon the affirmative written consent of (i) Shareholders holding prior to Closing a majority of interest of the Ordinary Shares and (ii) Shareholders holding prior to Closing a majority of interest of the Preferred Shares. Upon the due removal and/or replacement of the Representative, Buyer or Parent and the newly appointed Representative shall provide prompt written notice to the Escrow Agent concerning such replacement. The Representative may resign at any time, upon 20 days prior written notice in the event of circumstances rendering it impracticable for the Representative to continue to effectively serve, including amendments increasing the Representative’s responsibilities without its consent or failure to pay amounts due to the Representative.

(f)    At the Closing, pursuant to Section 1.2(h), the Paying Agent shall cause to be deposited with the Representative $250,000 (the “Representative Expense Fund”), which shall be withheld from the consideration otherwise payable at Closing to each Equityholder in accordance with Section 1.2 and the Representative Fund allocation per Equityholder set forth in the Closing Payment Schedule. The Representative Expense Fund shall be used by the

Representative for the payment of third party expenses incurred by it in performing its duties in accordance with this Section 1.5 and any other agreement entered into between the Representative and all or part of the Equityholders. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The amounts deposited in the Representative Expense Fund shall be available for the payment of all fees and expenses reasonably incurred by the Representative in performing its duties under this Agreement and any agreements ancillary hereto; provided that any portion of the Representative Expense Fund not ultimately required for the payment of such fees and expenses shall be delivered by the Representative to the Paying Agent, following the completion of the Representative’s responsibilities, for further distribution to each Equityholder in accordance with the provisions of Section 1.2(h). For Tax purposes, the Representative Expense Fund shall be treated as having been distributed to and received by the Equityholders at Closing, in proportion to the amounts to be distributed to each Equityholder as set forth in the Closing Payment Schedule (i.e., on an as-if distributed in full basis).

(g)    The Representative shall not be liable to any Indemnifying Party for any act done or omitted hereunder or under any agreements ancillary hereto while acting in good faith and without gross negligence or willful misconduct (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Equityholders will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, willful misconduct or fraud of the Representative, the Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, willful misconduct or fraud. If not paid directly to the Representative by the Equityholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section 1.5. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

Section 1.6    Escrow. At the Closing, the Representative, Buyer, Parent and the Escrow Agent shall execute the Escrow Agreement. Pursuant to Section 1.2(e) of this

Agreement, an amount in cash equal to $5,500,000 USD (the “Indemnification Escrow Amount”) and an amount in cash equal to $2,000,000 USD (the “Special Escrow Amount” and, together with the Indemnification Escrow Amount, the “Escrow Amount”) shall be withheld from the Purchase Price payable to, and therefore shall not be paid to, the Equityholders at the Closing but instead shall be delivered to the Escrow Agent to be held by the Escrow Agent in two separate dedicated escrow accounts (together, the “Escrow Fund”) and shall be disbursed in accordance with the terms of the Escrow Agreement and the provisions herein. In the event an amount is released to the Equityholders from the Escrow Fund pursuant to the terms of the Escrow Agreement, each Equityholder shall be entitled to an amount calculated in accordance with Section 1.2(h).

Section 1.7    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, located at 1000 Winter Street, Suite 3700, Waltham, MA, or by teleconference, facsimile or electronic mail communication, on or prior to the third (3rd) Business Day following satisfaction or waiver of all of the closing conditions set forth in ARTICLE VIII hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and the Company. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at 12:01 p.m. Boston time on the Closing Date.

Section 1.8    Withholding Rights.

(a)    Each of the Buyer, the Company, the 102 Trustee, the Escrow Agent and the Paying Agent (for the purpose of this Section 1.8, the “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Israel Tax Ordinance or any other applicable Law. To the extent that amounts are so withheld by the Buyer, the Company, the 102 Trustee, the Escrow Agent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made, and the Payor will timely provide such Person with satisfactory evidence for such remittance in accordance with applicable Law. Prior to the Closing (and if reasonably required thereafter), the parties hereto agree to provide the Payor IRS Forms W-8 or W-9, or such other forms relating to United States federal or other applicable withholding obligations as may be applicable, as the Payor may reasonably request. For the avoidance of doubt, to the extent any amounts are required to be so withheld from any distributions from the Escrow Fund, such amounts required to be withheld may be distributed to Buyer (or an entity designated by Buyer) to enable Buyer (or any such designated entity) to comply with its withholding obligations.

(b)    Notwithstanding the provisions of Section 1.8(a) above, with respect to Israeli Tax, the Purchase Price payable to each of the Equityholders hereunder (excluding amounts held in the Escrow Fund under Section 1.6), shall be paid to and retained by the Paying Agent for the benefit of each such Equityholder for a period of 180 days from Closing or an earlier date required in writing by an Equityholder (the “Withholding Drop Date”) (during which time neither Buyer nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Equityholder may obtain a certification or ruling issued by the Israel Tax Authority, in form and substance reasonably acceptable to Buyer (which, for avoidance of doubt, included, Buyer’s opportunity to review and comment on the application to the Israel Tax Authority) (the “Qualified Withholding Certificate”), (x) exempting Buyer from the duty to withhold Israeli Taxes with respect to such Equityholder or (y) determining the applicable rate of Israeli Taxes to be withheld from such Equityholder. In the event that no later than five (5) Business Days before the Withholding Drop Date, an Equityholder submits a Qualified Withholding Certificate, in form and substance reasonably acceptable to Buyer, the Paying Agent shall withhold and transfer to the Israel Tax Authority such amount in cash to be withheld from such Equityholder’s portion of the Purchase Price due from such Equityholder as specified in such Qualified Withholding Certificate, if any, and shall deliver to such Equityholder only the balance of the Purchase Price due to such Equityholder that is not so withheld. If any Equityholder (A) does not provide the Paying Agent with a Qualified Withholding Certificate no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release his portion of the Purchase Price prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount in cash to be withheld from such Equityholder’s cash portion of the Purchase Price according to the applicable withholding rate as reasonably determined by Buyer (increased by interest plus linkage differences, as defined in Section 159A of the Israeli Income Tax Ordinance, for the period between the fifteenth (15th) calendar day of the month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate on such date but not lower than the exchange rate at the Closing), which amount shall be delivered to the Israel Tax Authority by the Paying Agent, and (i) shall deliver to such Equityholder the balance of the Purchase Price due to such Equityholder that is not so withheld, and (ii) shall promptly furnish the Equityholder with documents evidencing such Tax withholding and remittance to the Israel Tax Authority.

(c)    For the avoidance of doubt, in the absence of a Qualified Withholding Certificate which also applies to deposits by the Buyer or the Paying Agent on account of the payment recipient’s portion of the Escrow Amount and the Representative Expense Fund, the applicable amount to be withheld from such payment recipient’s portion of any amount received at the Closing Date or retained by the Paying Agent in accordance with this Section 1.8 will be calculated (as provided above) also on such payment recipient’s portion of the Escrow Amount and the Representative Expense Fund, as applicable, and will be deducted and delivered to the Israel Tax Authority as provided above unless the Israel Tax Authority provides different written instructions reasonably satisfactory to the Buyer and the Paying Agent.

(d)    Notwithstanding anything to the contrary herein, with respect to any payments made to non-Israeli tax resident holders of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel for a non-Israeli subsidiary of the Company, and will provide the Paying Agent, at least five (5) Business Days prior to any payment to them, with a validly executed declaration, in a form reasonably satisfactory to the Paying Agent, confirming that they have never been Israeli tax residents and that they were granted such awards in consideration for work or services performed solely outside of Israel for a non-Israeli subsidiary of the Company, such payments shall not be subject to any withholding or deduction of Israeli Tax.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Parent that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 2.1    Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing under the Laws of Israel. The Company is duly qualified to conduct business under the Laws of each jurisdiction listed on Section 2.1(a) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature and operation of the Company’s businesses or the ownership or leasing of its properties has required such qualification. The Company has all requisite power and authority to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it. The Company has furnished to the Buyer a complete and accurate copy of the Company’s articles of association, as amended to date and in effect (the “Articles”). The Company is not and has never been in default under or in violation of any provision of the Articles. Except as set forth on Section 2.1(b) of the Disclosure Schedule, neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

Section 2.2    Capitalization.

(a)    The authorized share capital of the Company consists of 150,000 New Israel Shekels, which are divided into (i) 11,231,000 Ordinary Shares, 1,729,427 of which are issued and outstanding; (ii) 515,000 Preferred A Shares, 502,470 of which are issued and outstanding; (iii) 1,630,000 Preferred A2 Shares, 1,618,120 of which are issued and outstanding and (iv) 1,624,000 Preferred B Shares, 1,361,265 of which are issued and outstanding. Section 2.2(a) of the Disclosure Schedule sets forth the name and address of record of each Shareholder and the number and type of Shares owned beneficially and of record by each Shareholder.

(b)    The only share option plan or other share or equity-related incentive plan ever adopted or maintained by the Company is the Company 2011 Share Option Plan and its Annexes (the “Company Option Plan”). The Company has reserved an aggregate of 1,246,020 Ordinary Shares for issuance under the Company Option Plan, and an aggregate of 792,444 Ordinary Shares are issuable upon the exercise of Company Options outstanding as of the date hereof (after giving effect to acceleration and option termination provisions triggered on account of the Transaction). Section 2.2(b) of the Disclosure Schedule sets forth each option to purchase Ordinary Shares (a “Company Option”) and each warrant to purchase Ordinary Shares or other shares of the Company (a “Company Warrant”), including the date of grant or issuance thereof, the number of Shares subject to the Company Option or Company Warrant, the vesting schedule (including any provisions related to the acceleration of vesting) and the exercise price, and with respect to Company Options, also (i) the date on which a Company Option granted pursuant to Section 102(b)(2) of the Israel Tax Ordinance was deposited with the 102 Trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement), (ii) the country and state of residence of the holder thereof, (iii) expiration date thereof, (iv) number of Company Options which are vested, (v) the extent to which the vesting of such Company Option will be accelerated by the consummation of the Transactions or by termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Transactions, and (vi) a description whether granted as, with respect to Company Options granted to U.S. Optionholders, an “incentive stock option” (within the meaning under Section 422 of the Code), or, with respect to Company Options granted to Israeli Optionholders, under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to Company Options granted under Section 102 of the Israel Tax Ordinance whether they were granted under the capital gain route or ordinary income route. All tax rulings, opinions, written correspondence and filings with the Israel Tax Authority relating to the Company Option Plan and any award thereunder have been provided to Buyer. All Company Options issued to individuals in the United States have been granted or issued at an exercise price equal to or greater than the fair market value of the underlying Ordinary Shares, as determined by the Board of Directors of the Company at the date of grant or issuance, and none of the Company Options constitute “non-qualified deferred compensation” subject to Section 409A of the Code. Complete and accurate copies of the Company Option Plan and all agreements and instruments relating to or issued under such plan (including executed copies of all option agreements relating to each Company Option) have been made available to the Buyer, and such plan and agreements have not been amended, modified or supplemented since being made available to Buyer, and there are no Contracts or understandings to amend, modify or supplement such plan or agreements in any case from those made available to Buyer. Each grant of Company Options was validly issued and properly approved by the Board of Directors of the Company and its shareholders, if applicable (or a duly authorized committee or subcommittee thereof) in compliance with the Articles and all applicable Laws, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. The Company has the requisite authority under the terms of the Company Option Plan and any other applicable Contract to take the actions contemplated by Section 1.2, and upon execution of the Option Acknowledgment Agreements by the holders of Company Options, the adjustment or amendment of the terms, or cancellation, of the Company Options described in Section 1.2 herein will, as of the Closing, be binding on the holders of the Company Options purported to be covered thereby. Except as set forth on Section 2.2(b) of the Disclosure Schedule, there are not any outstanding options, warrants, instruments, rights (whether direct or indirect, and including conversion or preemptive rights, rights of first refusal, registration rights (including piggyback rights) or rights of first offer), proxy or shareholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition of any shares capital of the Company or any Subsidiary of the Company or any other equity securities in the Company or any Subsidiary of the Company, other than such rights set forth in the Articles. The Company is not a party or subject to any Contract, agreement or understanding and, to the Knowledge of the Company, there is no Contract, agreement or understanding between any other persons, (i) that affects or relates to the voting of any Shares, (ii) with respect to the issuance, sale or transfer of Shares, (iii) relating to the registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Shares, or (iv) requiring the Company to repurchase, redeem or otherwise acquire any Shares.

(c)    All outstanding Company Options granted by the Company to its employees who are residents of the State of Israel, were granted under the Company Option Plan and approved, or not rejected within thirty (30) days from filing, by the Israel Tax Authority under the capital gains route of Section 102 of the Israel Income Tax Ordinance, and such Company Options were duly and timely deposited in accordance with the provisions of Section 102 of the Israel Tax Ordinance with the 102 Trustee. The Company has complied with all requirements of such Section 102 and the regulations promulgated thereunder in all respects, and no Legal Proceeding has been threatened in writing against the Company (nor is the Company aware of a reasonable basis for a Legal Proceeding against the Company) with respect to the failure of the Company to comply with such requirements.

(d)    All of the issued and outstanding Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with (A) the Articles, (B) in all material respects with all Contracts to which the Company was a party at the time of each such issuance, and (C) with all applicable state and federal laws concerning the issuance of Shares, and (iii) are held legally, of record by the Shareholders set forth in Section 2.2(a) of the Disclosure Schedule.

(e)    Except as set forth in Section 2.2(e) of the Disclosure Schedule, no dividends or other Distributions with respect to any Shares have ever been made or declared, and none have accrued.

Section 2.3    Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and all Ancillary Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitute or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject, in the case of enforceability, to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equitable Remedies Exception”).

Section 2.4    Noncontravention. Except as set forth on Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement or any Ancillary Agreement, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the Transactions, will (a) conflict with or violate any provision of the Articles, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of the material assets of the Company are subject, (d) result in the imposition of any Security Interest upon any assets of the Company (except for any created by the Buyer) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 2.5    Subsidiaries. Other than Nanorep, Inc., a Delaware corporation that is wholly-owned by the Company, the Company does not have, and has never had, any Subsidiaries. Nanorep, Inc. is a corporation duly organized, validly existing and in corporate good standing under the Laws of Delaware and it is duly qualified to conduct business under the Laws of each jurisdiction listed on Section 2.5 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature and operation of its businesses or the ownership or leasing of its properties requires such qualification. Nanorep, Inc. has all requisite power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of Nanorep, Inc.’s certificate of incorporation and by-laws, each as amended to date and in effect (collectively, the “Subsidiary Organizational Documents”). Nanorep, Inc. is not in default under or in violation of any provision of the Subsidiary Organizational Documents.

Section 2.6    Financial Statements.

(a)    Section 2.6 of the Disclosure Schedule sets forth the audited balance sheets of the Company as of December 31, 2016 and December 31, 2015, and the related statements of income, cash flows, and changes in shareholders’ equity for the fiscal years then ended, and the unaudited balance sheet of the Company as of June 30, 2017 (the “Most Recent Balance Sheet Date”), and the related statements of income for the 6-month period then ended (collectively, the “Company Financials”). The Company Financials are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financials. The Company Financials fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financials, to normal year-end adjustments. The Company’s revenue recognition policy is consistent with GAAP.

(b)    The Company maintains accurate books and records reflecting in all material respects its assets and liabilities and maintains proper and adequate internal accounting controls, which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) the reporting of assets of the Company is compared with existing assets at regular intervals, and (iv) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)    Neither the Company nor, to the Company’s Knowledge, any officer, director, employee, auditor, accountant, representative or legal counsel of the Company (each, in their capacity as such) has (i) received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the integrity of the Company Financials, or (ii) provided or threatened to provide information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company, its Subsidiary or any part of their respective operations. To the Company’s Knowledge, there have been no instances of fraud by or within the Company during any period covered by the Company Financials.

Section 2.7    Absence of Certain Changes. Except as set forth on Section 2.7 of the Disclosure Schedule, since the Most Recent Balance Sheet Date there has not been, occurred or arisen any:

(a)    transaction by the Company, except in the Ordinary Course of Business and in an amount not in excess of $25,000 individually or $50,000 in the aggregate for any series of related transactions;

(b)    amendments or changes to the Articles or Subsidiary Organizational Documents;

(c)    (i) declaration, setting aside, establishing a record date for, payment, or distribution of any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) to the shareholders of the Company, (ii) distribution, or issuance or authorization of the issuance of any securities of the Company or any rights in respect of, in lieu of or in substitution for, any of the forgoing;

(d)    capital expenditure or capital commitment by the Company or its Subsidiary in any amount in excess of $25,000 individually or $50,000 in the aggregate;

(e)    payment, discharge or satisfaction, in any amount in excess of $25,000 in any individual case or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or its Subsidiary), other than payments, discharges or satisfactions in the Ordinary Course of Business or reserved against in the Most Recent Balance Sheet;

(f)    (i) failure to pay accounts payable when due or any delay in payment thereof or any renegotiation thereof, (ii) request by the Company to accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company’s cash management practices, in each case except in the Ordinary Course of Business;

(g)    destruction of, damage to or loss of any material assets of the (whether or not covered by insurance), or termination or suspension of (A) any material business or (B) any customer of the Company or its Subsidiary that has purchased products or services of the Company in an aggregate amount of at least $50,000 in the twelve (12) months prior to the Most Recent Balance Sheet Date;

(h)    work stoppage, labor strike or other material labor trouble, or any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(i)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company, or revaluation by the Company or its Subsidiary of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the Ordinary Course of Business;

(j)    new, change in, or revocation of any Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes, filing of any amended Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(k)    except as required by applicable Law, (i) increase in the salary or other compensation (of any type or form) payable or to become payable to any employees, consultants, contractors, or advisors of the Company or its Subsidiary, or (ii) modification of any Company Benefit Plan or entry into any plan, agreement or arrangement that constitutes a Company Benefit Plan (including under any profit sharing, management by objectives, incentive, gain-sharing, competency or performance plan), or modification or waiver of any of the terms or conditions thereof or the performance or other criteria or condition to payment or earning of any compensation or benefits thereunder, (iii) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company of a bonus, commission, severance or termination payments or benefits or other additional compensation or employee benefits to any such employees, consultants, contractors, or advisors of the Company or its Subsidiary, or (iv) acceleration of vesting or exercisability of any Company Options (other than acceleration made in the context of the Transaction that is listed on Section 2.7 of the Disclosure Schedule);

(l)    employee hirings, terminations, redundancies and/or layoffs, excluding termination of employees with poor performance ratings or for cause;

(m)    entry into of any material agreement by the Company, or any termination, extension, amendment or modification of any Material Contract by the Company, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the Ordinary Course of Business or involving amounts not greater than $25,000 in any individual case or $50,000 in the aggregate;

(n)    sale, lease, license, abandonment, dedication to the public or other disposition of any of the material assets or properties of the Company (including any Company Intellectual Property), or creation of any Security Interest in such assets or properties other than non-exclusive licenses of Customer Offerings in the Ordinary Course of Business on the Company’s form of customer agreement provided to Buyer without material modification;

(o)    loan by the Company to any Person, incurrence by the Company of any Indebtedness, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

(p)    waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the Ordinary Course of Business or involving amounts less than $15,000 in any individual case or $30,000 in the aggregate;

(q)    commencement or, to the Knowledge of the Company, threat of commencement, of any Legal Proceeding against or investigation of the Company or its affairs, or commencement of any Legal Proceeding by the Company, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(r)    purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person (other than off the shelf shrink wrap, click through or similar licenses for commercially available software (excluding open source software licenses), in each case with no recurring license fee or a one-time fee of less than $10,000);

(s)    entry into any Contract, or modification to any Contract, pursuant to which any Person was granted marketing, distribution, development, or similar rights of any type or scope with respect to any Customer Offering or Contemplated Customer Offering;

(t)    event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect;

(u)    entry into or termination, amendment or modification of any collective bargaining agreement or other labor union Contract; or

(v)    agreement by the Company, or any of its Agents, to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Buyer and its representatives regarding the Transactions).

Section 2.8    Undisclosed Liabilities, Payables, and Receivables.

(a)    Except as set forth in Section 2.8(b)(a) of the Disclosure Schedule, the Company does not have any Liability, except for (i) Liabilities shown on the Most Recent Balance Sheet, (ii) Liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities that arose during the comparable period of time in the immediately preceding fiscal period and not material in amount either individually or in the aggregate and (iii) Liabilities under contracts made in the Ordinary Course of Business that would not be required to be reflected in financial statements prepared in accordance with GAAP. Neither the Company nor its Subsidiary has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b)    Section 2.8(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all accounts payable of the Company as of the date of this Agreement and the aging thereof, and (ii) any customer deposits or other deposits held by the Company as of the date of this Agreement. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or its Subsidiary, and the Company has not materially delayed or otherwise deferred the payment of any such obligations or accounts payable.

(c)    The Company has not at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of any material assets or an material portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony.

(d)    Section 2.8(d) of the Disclosure Schedule sets forth a complete and accurate list of the accounts receivable of the Company as of the date hereof, showing the aging thereof. All such accounts receivable (i) represent bona fide transactions that arose in the Ordinary Course of Business (ii) are valid receivables subject to no setoffs or counterclaims and (iii) are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts related to such accounts receivable in an amount consistent with past practices and proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that, nor has the Company any reason to believe that, any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor or that such account debtor does not intend to pay such account receivable. Since January 1, 2016, the Company has not taken any actions to accelerate the collection of any accounts receivable, whether by granting any discount or other concession or otherwise.

Section 2.9    Indebtedness. Except for Indebtedness reflected on the Most Recent Balance Sheet, the Company does not have any Indebtedness outstanding at the date of this Agreement and the Company shall not have any Indebtedness outstanding as of the Closing. The Company is not in material default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any Circumstance which, with the passage of time or giving of notice, or both, would result in a material default with respect to any Indebtedness, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance or transfer of any securities by the Company or the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to Buyer.

Section 2.10    Tax Matters.

(a)    Except as set forth in Section 2.10(a) of the Disclosure Schedule, the Company has properly filed with the appropriate Governmental Entity on a timely basis (taking into account approved extensions) all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company is not and has never been a member of a group of corporations (other than the group which has the Company as its parent) with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable by it, whether or not shown on any Tax Return. The unpaid Taxes of the Company as of the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet. Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes outside of the Ordinary Course of Business. The Company does not have any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company (other than pursuant to ordinary course business agreements that primary purpose of which is not related to Taxes). The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely and properly paid to the appropriate Governmental Entity, and the Company has complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

(b)    The Company has made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, audit or examination reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any relevant similar documents, submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired and (iii) complete and correct copies of all material agreements, rulings, settlements or other documents with or from any Governmental Entity relating to Tax incentives of the Company. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, is threatened or contemplated. No claims relating to Taxes of the Company were raised in any completed audit or examination that could reasonably be expected to result in a material amount of Taxes in a later taxable period. To the Knowledge of the Company, there are no matters under discussion between the Company and any Governmental Entity with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. No deficiencies for Taxes of the Company have been claimed, proposed or assessed in writing by any Governmental Entity. The Company has not been notified by any jurisdiction in which the Company did not file a Tax Return that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or is or should be subject to Tax in such jurisdiction. The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (y) requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not yet been filed (other than extensions for which the applicable Tax Authority provides automatic approval), or (z) executed or filed any power of attorney with respect to Taxes with any Governmental Entity which power of attorney is still in effect.

(c)    There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting or as a result of the consummation of the transactions contemplated by this Agreement.

(d)    To the Knowledge of the Company, there is no limitation on the utilization by the Company of its net operating losses, built in losses, Tax credits, Tax Assets, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign state or local Tax Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(e)     The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company has never been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax Law).

(f)    The Company has never distributed to its shareholders or security holders stock or shares of a controlled corporation, nor has stock or shares of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g)    The Company (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has never been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Tax Law), and (iii) has never been a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h)    Section 2.10(h) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any income Taxes on a “nexus” basis and each jurisdiction that has sent notices or written communications of any kind requesting information relating to the Company’s nexus with such jurisdiction. Section 2.10(h) of the Disclosure Schedule lists all income Tax Returns (and their respective due dates without regard to extensions) required to be filed by the Company for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(i)    The Company or its Subsidiary has never engaged in a trade or business, had a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise become subject to Tax jurisdiction in any country other than its country of incorporation.

(j)    The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date. None of the outstanding Indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), 163(l) or 279 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(k)    There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable. The Company does not own an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement or (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in such real property.

(l)    No holder of Shares who is subject to United States federal income taxation holds any Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(m)    The Company has never engaged in any transaction that is a “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Tax Law. The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(n)    The Company’s Subsidiary is not, nor has ever been, an Israeli resident as defined in Section 1 of the Israel Tax Ordinance. The Company’s Subsidiary has not had, nor does it currently have, a “permanent establishment” (as defined in any applicable income tax treaty) in Israel.

(o)    Neither the Company nor its Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2.

(p)    The Company is duly registered as a “dealer” with the Israel Tax Authority. The Company has duly collected all amounts on account of any Israeli Value Added Tax (“VAT”) required by applicable Law to be collected by it, and has duly and timely remitted to the appropriate taxing authority any such amounts required by applicable Law. The Company has not deducted any input VAT, received refund VAT or claimed zero rate VAT that it was not so entitled to deduct, receive or claim, as applicable, under applicable Law. The Company’s Subsidiary is not required to register in Israel for VAT purposes pursuant to applicable Law.

(q)    The Company has made available to Buyer all material documentation relating to, and the Company is in material compliance with all terms and conditions of the “Approved Enterprise”, “Benefited Enterprise” or “Preferred Enterprise” status of the Company for purposes of Israel Tax Ordinance (a “Tax Incentive”). Section 2.10(q) of the Disclosure Schedule lists each Tax Incentive to which the Company is entitled under the Laws of the State of Israel, the period for which such Tax Incentive applies, and the nature of such Tax Incentive. The Company has been in compliance with all material terms related to the Tax Incentives. The closing of the Transaction is not reasonably likely to have any adverse effect on the continued validity and effectiveness of any such Tax Incentives.

(r)    Neither the Company nor its Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Section 131(g) of the Israel Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

(s)    The Company has not received a final tax assessment from Israel Tax Authority for any of its tax years for which the applicable statute of limitations has not yet expired, for any reason, including corporate tax, withholding tax, VAT and social security.

(t)    Neither the Company nor its Subsidiary is subject to any restrictions or limitations pursuant to any Tax ruling issued by the Israel Tax Authority.

(u)    Except as set forth in Section 2.10(u) of the Disclosure Schedules, the prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing Laws entered into by the Company or its Subsidiary are at arm’s length for purposes of such Laws and all relevant documentation if required by such laws has been timely prepared or obtained and retained. The Company and its Subsidiary comply, and have been compliant with the requirements of Section 85A of the Israel Tax Ordinance and the regulations promulgated thereunder.

(v)    None of the Company or its Subsidiary is, or has ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

Section 2.11    Assets.

(a)    The Company is the true and lawful owner of, and has good title to, all of the tangible assets purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Company

Financials (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)    Section 2.11(b) of the Disclosure Schedule lists (i) all of the Company’s fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other material assets of a tangible nature (other than inventories) of the Company.

Section 2.12    Owned Real Property. The Company does not own, and has never owned, any real property.

Section 2.13    Real Property Leases. Section 2.13(a) of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, the name of the lessor, the date and term of the Lease and any amendments thereto, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases (including all modifications, consents, waivers, side letter and guarantees thereto). With respect to each Lease:

(a)    such Lease (i) is legal, valid, binding, enforceable against each party thereto in accordance with its respective terms and is in full force and effect, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception, and (ii) will continue to be legal, valid, binding, enforceable against each other party thereto and in full force and effect following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception.

(b)    there does not exist under any such Lease any default by the Company or, to the Company’s Knowledge, by any other Person, or any event or fact that, with or without notice or lapse of time or both, would constitute a material default by the Company or, to the Company’s Knowledge, by any other Person.

(c)    no notice or agreement to terminate such Lease has been served on the Company, or entered into by any Person with respect thereto, and there are no matters or restrictions affecting the Leases or the properties and facilities leased thereunder that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company of such properties and facilities.

(d)    The Company is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. Neither the Company nor any Person acting on the Company’s behalf has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.

Section 2.14    Intellectual Property.

(a)    Section 2.14(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, and all material unregistered Trademarks. All assignments of Company Registrations to the Company have been properly executed and recorded. All Company Registrations are valid, subsisting and to the Company’s Knowledge enforceable, are currently in compliance with all formal legal requirements necessary to record and perfect the Company’s rights therein, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b)    The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign office with respect to all applications for Company Registrations filed by or on behalf of the Company in such office and has made no material misrepresentation in such applications. There are no circumstances that would preclude the Company from having clear, sole and exclusive title to the Company Registrations or affecting the enforceability of any Company Registrations. The Company has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no registered Trademarks that it has licensed to others shall be deemed to be abandoned.

(c)    The Company Owned Intellectual Property, and to the Knowledge of the Company, the Company Licensed Intellectual Property are not subject to any outstanding Order or agreement impairing, restricting or otherwise adversely affecting the Company’s Exploitation thereof or rights thereto in the manner currently Exploited by the Company. There is no Legal Proceeding pending, asserted or, to the Company’s Knowledge, threatened against the Company (i) concerning any Company Owned Intellectual Property or the ownership, validity, registerability, enforceability or Exploitation of any Intellectual Property included in any Customer Offering or, to the Knowledge of the Company, any Contemplated Customer Offering, or (ii) contesting, challenging or seeking to deny or restrict the ownership, validity, registerability or enforceability of, or the Company’s right to Exploit, any Company Intellectual Property. The Company Owned Intellectual Property is valid and enforceable.

(d)    Except as set forth in Section 2.14(d) of the Disclosure Schedules, each item of Company Intellectual Property will be owned or available for use by the Company or a Subsidiary of the Company following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company is the sole and exclusive owner of all right, title and interest in the Company Owned Intellectual Property, free and clear of any third party rights, interests, Claims or Security Interests with the exception of non-exclusive licenses to Company Offerings by the Company to customers. The Company has a valid license to use the Company Licensed Intellectual Property and all other Company Intellectual Property used by the Company (other than Company Owned Intellectual Property) in connection with the operation of the business of the Company as currently conducted by the Company and as currently contemplated to be conducted by the Company. The Company Intellectual Property and Open Source Materials set forth on Section 2.14(k) of the Disclosure Schedules constitute all Intellectual Property used or necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company and the Contemplated Customer

Offerings in the manner contemplated to be used by the Company, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used by the Company, and (iii) otherwise to conduct Company’ business in the manner currently conducted and currently contemplated to be conducted by the Company. A true and complete list of all Customer Offerings is set forth in Section 2.14(d) of the Disclosure Schedule.

(e)    The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property.

(f)    None of the Customer Offerings, or the Exploitation thereof by the Company, or the conduct of the business of the Company, or any other past or present activity of the Company, infringes or violates, or constitutes a misappropriation of, or has infringed or violated or constituted a misappropriation of, any Intellectual Property rights of any third party. Section 2.14(f) of the Disclosure Schedule lists all complaints, claims, requests, demands, notices or threats received by the Company from any Person (including any past or present customer, distributor, reseller, user, licensee or any other third party): (i) of any of the foregoing (including any notification that a license under any patent is or may be required), (ii) challenging the validity, enforceability, effectiveness, use or ownership by the Company of any Company Intellectual Property, (iii) to the effect that the use, reproduction, modification, manufacture, distribution, marketing, licensing, sublicensing, sale, Exploitation or any other exercise of rights in any Company Intellectual Property and/or any Customer Offerings or Contemplated Customer Offerings by the Company, or by any past or present customer, distributor, reseller, user or licensee of the Company, infringes or misappropriates any Intellectual Property right of any Person, or (iv) requesting or demanding indemnification or defense related to any of the foregoing; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses prepared by the Company or in the Company’s possession relating to any actual alleged or potential infringement, violation or misappropriation.

(g)    To the Company’s Knowledge, no Person (including any current or former employee or consultant of the Company) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(h)    Section 2.14(h) of the Disclosure Schedule identifies each Contract pursuant to which the Company has assigned, transferred, licensed, distributed, or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than non-disclosure agreements or non-exclusive licenses granted to end user customers by the Company in the Ordinary Course of Business) or Intellectual Property developed by the Company for any Person. Except as described in Section 2.14(h) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings, Contemplated Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.14(h) of the Disclosure Schedule, the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person. No university, military, educational institution, research center, Governmental Entity (except for the INATI grants as set forth in Section 2.14(q)(i) of the Disclosure Schedule), or other organization (each, a “R&D Sponsor”) has sponsored research and development conducted in connection with the business of the Company, or has any claim of right to, ownership of or other Security Interest in any Company Owned Intellectual Property. No research and development conducted in connection with the business of the Company or in connection with the Company Owned Intellectual Property (including the invention, research, development, conception, reduction to practice) was performed by a graduate student or employee or any other Person, which was also employed by, engaged by, or a member of any R&D Sponsor, and/or any other third party, during or following such third party studentship, employment, engagement or membership, or in such other manner which could create a basis for any claim of right to, ownership of or other Security Interest of the R&D Sponsor or other third party in any Company Owned Intellectual Property.

(i)    Section 2.14(i) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the Contract, license or agreement pursuant to which the Company Exploits it (including any option for any of the foregoing and (ii) each Contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property (including any option for any of the foregoing). No third party inventions, methods, services, materials, processes or Software are included in the Company Intellectual Property, Customer Offerings, Internal Systems or Contemplated Customer Offerings, except as specifically set forth in Section 2.14(i) of the Disclosure Schedule. None of the Company Intellectual Property, Customer Offerings, Internal Systems or Contemplated Customer Offerings, includes Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.14(i) of the Disclosure Schedule.

(j)    The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 2.14(j) of the Disclosure Schedule, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No circumstance has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its escrow agent(s) or any other Person to any third party.

(k)    Open Source.

(i)    Section 2.14(k)(i) of the Disclosure Schedule lists all Open Source Materials that the Company has utilized in any way in the Exploitation of Customer Offerings, or Contemplated Customer Offerings, or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including whether and how the Open Source Materials have been modified and/or distributed by the Company.

(ii)    Except as set forth on Section 2.14(k)(ii) of the Disclosure Schedule, the Company has not ever (A) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Customer Offerings or Contemplated Customer Offerings; (B) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (C) used Open Source Materials in a manner that, with respect to all of (A), (B) and (C) require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, linked with, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(l)    Except as set forth on Section 2.14(l) of the Disclosure Schedule, each current and former employee of the Company and each current and former independent contractor of the Company has executed a valid, binding and enforceable written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of or in connection with such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible under a binding and enforceable written agreement in the form provided to Buyer. No such employee or independent contractor has ever excluded any invention or other Intellectual Property from any such written agreement. All amounts payable, whether under Contract or applicable Law, by the Company to all current and former employees and current and former independent contractors involved in the invention, design, development, reduction to practice, authorship, of any of the Company Owned Intellectual Property have been paid in full, and all such current and former employees and current and former independent contractors have irrevocably waived the right to receive additional compensation for such Company Intellectual Property, including (as applicable), any right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967 or any other similar provision under any applicable Law of any applicable jurisdiction.

(m)    All rights in, to and under all Company Owned Intellectual Property which have been invented, designed, developed, reduced to practice, authored, by any current and/or former employee, director or independent contractor of the Company for or on behalf of, or in contemplation of, the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company, have been duly and validly assigned to the Company under written Assignment of Inventions Agreements. No initial shareholder nor any current and/or former employee, director or independent contractor of the Company: (i) has been or is in material violation of applicable Law or any term or covenant of a Contract (including patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party) by virtue of the engagement of said current or former employee, director or independent contractor with the Company.

(n)    The execution, delivery and performance of this Agreement and the Ancillary Agreements and the performance of any transactions contemplated by this Agreement and the Ancillary Agreements will not (i) result in the loss, impairment or termination of any Company Intellectual Property, or (ii) cause the creation of any lien or encumbrance upon any of the Company Intellectual Property; or (iii) cause the release, disclosure, or delivery of any Company Owned Intellectual Property by or to any escrow agent or other Person, or any grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(o)    Except as set forth in Section 2.14(o) of the Disclosure Schedules, the Customer Offerings, the Internal Systems and, to the Knowledge of the Company, the Contemplated Customer Offerings conform to the written Documentation and Specifications therefor. Customer Offerings and, to the Knowledge of the Company, the Contemplated Customer Offerings, do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data, and none of the Customer Offerings have been discovered by the Company to contain any such malicious code in the past give (5) years. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.14(o) of the Disclosure Schedule.

(p)    Governmental Grants and INATI Grants.

(i)    Section 2.14(p) of the Disclosure Schedule provides a true, complete and correct list of all received, pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof including without limitation INATI, or from any other Governmental Entity, and with respect to each such grant details (a) the aggregate amount of such grant; (b) the aggregate outstanding obligations, if any, of the Company with respect to royalties or other payments; (c) any amounts of royalties or other payment paid on account of such grants and the balance or unused grant amounts available to the Company, if any; (d) any royalty or other payment schedule applicable to each grant; (e) any governmental grant consisting of a Tax incentive (other than incentives generally available by operation of law without application or action by any Governmental Entity); and (f) any action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental Entity relating to any such governmental grant.

(ii)    In connection with any grants received, or applied for, by Company, from INATI (“INATI Grants”), Company has made available to Buyer copies of: (i) all applications and related documents and material correspondence by and between Company and INATI; and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to Company by INATI. In each such application submitted by or on behalf of Company, Company has accurately and completely disclosed to INATI all information required in connection with such application. Except for undertakings set forth in such letters of approval or imposed under the R&D Law, there were no undertakings of Company given in connection with any INATI Grant.

Company is, and has at all times been, in compliance with the terms, conditions, requirements, undertakings and criteria of or in connection with the INATI Grants to which it is bound including all requirements imposed or applicable under the R&D Law, and has duly fulfilled all conditions, undertakings, obligations and requirements relating thereto.

(iii)    In connection with such governmental grants received by the Company including INATI Grants, no event has occurred, and no circumstance or condition exists, that would or that would reasonably be expected to give rise to or serve as the basis for: (a) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any such governmental grant; (b) the imposition of any limitation on any such governmental grant or any benefit available in connection with any such governmental grant; (c) a requirement that Company return or refund any benefits provided under any such governmental grant; or (d) an increased or out of the ordinary course payment by Company under any such government grant for any reason (including for this purpose any aggregate repayment obligation above the governmental grant amount).

Section 2.15    Privacy and Data Security.

(a)    A privacy policy regarding the Company’s collection, storage, use and distribution of the Personal Information of visitors to the Company’s websites and users of the Customer Offerings, is and has been posted and accessible to individuals at all relevant times on each Company website and/or through the Customer Offerings and all such posted policies are accurate and materially reflect the Company’s privacy practices or practices concerning the collection, use, storage, transfer (including transfer across international borders), registration and disclosure of Personal Information. The Company is in and has been in compliance in all material respects with all applicable privacy Laws (including Israeli Privacy Protection Law 5741-1981 and related regulations), and with its stated privacy policies. Copies of all current and prior internal and public-facing privacy policies of the Company and such policies corresponding dates of publication, have been made available to Buyer.

(b)    Neither this Agreement nor the Ancillary Agreements, nor the Transactions will violate any of the Company’s applicable privacy policies. Except as set forth on Section 2.15(a) of the Disclosure Schedule, there has been no unauthorized access to or other misuse of any Personal Information collected or otherwise obtained by the Company or its Subsidiary. There has been no unlawful disclosure to any third party, including any Governmental Entity by the Company, or, to the Company’s Knowledge, by any other Person to whom the Company has provided any Personal Information, of Personal Information collected or otherwise obtained from data subjects by the Company or its Subsidiary. All Personal Information databases owned or held by the Company requiring registration under applicable Israeli Law have been duly registered.

(c)    The Company has implemented and maintains commercially reasonable disaster recovery and security plans, procedures and facilities, consistent with industry practices of similarly-sized and funded companies offering similar services to preserve the availability, security, and integrity of the Company’s Internal Systems, and the data and information stored thereon, including without limitation data maintained on behalf of customers or users in connection with the Company’s password and data management services. Except as set forth in Section 2.15(c) of the Disclosure Schedule, there has been no breach of security or unauthorized access by third parties to (i) the Company’s Internal Systems, (ii) the Company’s trade secrets, or (iii) any Personal Information or login credentials collected, held, or otherwise managed by or on behalf of the Company. To the Company’s knowledge, and except as would not have a material impact on the Company business, the Company’s Internal Systems operate and perform in all material respects in accordance with their Documentation and Specifications and as required by the Company’s business.

(d)    Except as set forth in Section 2.15(d) of the Disclosure Schedule, there is no claim, audit, investigation or Legal Proceeding of any nature pending or, to the Company’s Knowledge, threatened by the Company or against the Company, nor, to the Company’s Knowledge, is there any reasonable basis therefor, in each case relating to (i) any actual or alleged violation of the Company’s current or former privacy policies or any Person’s privacy rights thereunder, or (ii) any actual or alleged violation of any Laws relating to the Company’s collection, storage, use, transfer (including transfer across international borders) and distribution of the Personal Information of visitors to the Company’s websites and users of the Customer Offerings. The Company has not received notice from any Governmental Entity asserting any violation of, or indicating an intention to commence any Legal Proceeding (including any investigation) with respect to any Laws (or any actual or alleged violation thereof) relating to the Company’s collection, storage, use, transfer (including transfer across international borders) and distribution of the Personal Information of visitors to the Company’s websites and users of the Customer Offerings.

Section 2.16    Contracts.

(a)    Section 2.16(a) of the Disclosure Schedule lists the following agreements (each a “Material Contract”) to which the Company is a party:

(i)    any Contract (or group of related Contracts) for the lease of real or personal property from or to third parties;

(ii)    any Contract (or group of related Contracts) that is in effect (i.e., not terminated or expired) (A) for the purchase or sale of products or for the furnishing or receipt of services involving more than $30,000 over the life of the Contract, or (B) in which the Company has granted “most favored nation” provisions or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)    any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)    any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)    any Contract for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of material assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)    any Contract containing confidentiality, noncompetition or non-solicitation provisions (other than confidentiality agreements with customers set forth in the Company’s or its customers’ standard terms and conditions of sale or copies of which have previously been delivered to the Buyer, or other than Contracts with employees and service providers of the Company entered into by the Company or any Subsidiary in the Ordinary Course of Business);

(vii)    any employment Contract, consulting Contract, severance Contract (or Contract that includes provisions for the payment of severance) or retention Contract;

(viii)    any collective bargaining agreement or other labor union Contract;

(ix)    any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled);

(x)    any Contract involving any current or former officer, director of the Company or, to the Knowledge of the Company, any Affiliate thereof;

(xi)    any Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xii)    any agency, distributor, sales representative, franchise or similar Contracts to which the Company is a party or by which the Company is bound;

(xiii)    any Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business), including any such indemnity covering Damages arising in connection with a security breach or unauthorized disclosure of confidential information or Personal Information;

(xiv)    any Contract (including any statement of work) containing restrictive covenants as to territorial limitations, exclusivity, or non-competition that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or its Subsidiary as currently conducted and as currently proposed to be conducted;

(xv)    any Contract listed in Section 2.14(h), Section 2.14(i), Section 2.14(j), and Section 2.14(k) of the Disclosure Schedule; and

(xvi)    any other Contract (or group of related Contracts) not otherwise disclosed in response to the above clauses in this Section 2.16(a) either (A) involving more than $75,000 within any calendar year, (B) not entered into in the Ordinary Course of Business, or (C) that is material to the Company or its business.

(b)    The Company has delivered to the Buyer a complete and accurate copy of each Material Contract (as amended to date). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company, and, to the Company’s Knowledge, against each other party thereto, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception; (ii) except as set forth on Section 2.16(b) of the Disclosure Schedule, each Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Material Contract in any material respect, and no Circumstance has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Knowledge of the Company, any other party under such Material Contract.

(c)    The Company is not a party to any oral Contract or other arrangement which, if reduced to written form, would be required to be listed in Section 2.16(a) of the Disclosure Schedule. The Company is not a party to any written or oral arrangement for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

Section 2.17    Powers of Attorney. Except as set forth in Section  2.17 of the Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of the Company.

Section 2.18    Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. No claim under any such policy has been made as to which coverage has been questioned, denied or disputed in writing by the underwriter of such policy. All premiums due and payable under all such policies have been paid (except such premium payments as are due and payable periodically on future dates in accordance with the terms of any applicable policy), the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in material compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception. Section 2.18 of the Disclosure Schedule identifies all pending or open claims asserted by the Company pursuant to any insurance policy and describes the nature and status of each such claim.

Section 2.19    Litigation. Except as set forth on Section 2.19 of the Disclosure Schedule, there is no Legal Proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of its properties or assets (including Company Intellectual Property) or, to the Company’s Knowledge, any of the Key Employees or its other employees (in their capacity as such), nor, to the Company’s Knowledge, is there any reasonable basis therefor or any threats, claims or allegations that could reasonably be expected to result in any material Legal Proceeding. Neither the Company nor its properties (including Company Intellectual Property), is subject to any Order. To the Knowledge of the Company, none of Eli Campo, Amit Ben Shahar, Yaniv Reznik or Shmuel Huppert (or any of the other employees, officers or directors, in their capacities as such) is subject to any Order that could reasonably be expected to impair materially such Person’s ability to perform such Person’s duties to the Company.

Section 2.20    Warranties.

(a)    Except as set forth in Section 2.20(b)(a) of the Disclosure Schedule, no Customer Offering or deliverable provided, developed, sold, leased, licensed, delivered or made available by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of the Company, which are set forth in Section 2.20(a) of the Disclosure Schedule.

(b)    Section 2.20(b) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Company Financials; and the Company has no Knowledge of any reason that such expenses should materially increase as a percentage of sales in the future.

(c)    Except as set forth in Section 2.20(c) of the Disclosure Schedule, the Company has no Liability to any customer in connection with any Customer Offering or deliverable developed, sold, leased, delivered or made available by the Company to provide the customer with any other services, products or deliverables of the Company on pre-negotiated terms, including for upgrades to other services, products or deliverables at prices below such the Company’s, published price for such services, products or deliverables. The Company does not have any liability to any customer in connection with any service provided or products or deliverable developed, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.

Section 2.21    Employees.

(a)    Section 2.21(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all severance Contracts, employment Contracts and Contracts with any of the Company’s or its Subsidiary’s employees and directors to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound, in effect as of the date hereof. Except as set forth in Section 2.21(a)(ii) of the Disclosure Schedule, all the Company’s Israeli employees are subject to the arrangement under Section 14 to the Israeli Severance Pay Law, 5723 1963 (“Section 14 Arrangement”). Except as set forth in Section 2.21(a)(iii) of the Disclosure Schedule, the Company’s obligations to provide statutory severance pay to its Israeli employees are fully funded in accordance with Section 14 Arrangement and it is and was implemented properly, from the commencement date of the employee’s employment and on the basis of the employee entire salary. Except as set forth in Section 2.21(a)(iv) of the Disclosure Schedule, upon the termination of employment of any of the Company’s Israeli employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with Section 14 Arrangement. Except for the foregoing and as set forth in Section 2.21(a)(v) of the Disclosure Schedule, neither the Company nor its Subsidiary has any obligation to pay any amount or provide any benefit to any former employee, other than obligations (i) for which the Company has established a reserve for such amount on the Most Recent Balance Sheet, (ii) pursuant to Contracts entered into after the date of the Most Recent Balance Sheet and disclosed on Section 2.21(a) of the Disclosure Schedule and (iii) with respect to former employees located in the United States, as required by Section 4980B of the Code or other applicable law.

(b)    Except as set forth in Section 2.21(b) of the Disclosure Schedule, none of the execution and delivery of this Agreement nor the Transactions contemplated hereby, individually or together with the occurrence of some other event (including any termination of employment or service), will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, salary raise, the redemption of any accrued entitlements or otherwise) or benefit becoming due to any current or former employees, consultants, contractors, or advisors of the Company or its Subsidiary, (ii) increase or otherwise enhance any compensation or benefits payable by the Company or its Subsidiary or otherwise to any current or former employees, consultants, contractors, or advisors of the Company or its Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or its Subsidiary to any Person, (v) result in any obligation to fund future benefits under any Company Benefit Plan or (vi) result in the imposition of any restrictions with respect to the amendment or termination of any Company Benefit Plan.

(c)    Section 2.21(c) of the Disclosure Schedule contains a list of all employees of the Company and its Subsidiary as of the date hereof, along with the position, work location, date of hire, actual scope of employment (e.g., full- or part-time), overtime payment, global overtime payment, overtime classification (e.g., exempt or non-exempt), immigration status, prior notice entitlement and period, monthly salary, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation or bonus (including type of bonus, calculation method and amounts received), commissions (including calculation method and amounts received), vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, recuperation pay entitlement, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14

Arrangement (and, to the extent such employee is subject to the Section 14 Arrangement, an indication whether the Section 14 Arrangement applies on the basis of his entire salary from the commencement date of his employment) of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Section 2.21(c) of the Disclosure Schedule sets forth any policies of the Company with respect to severance payment, accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of June 30, 2017. Neither the Company nor its Subsidiary has made any promises or commitments to any of its employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Other than as listed in Section 2.21(c) of the Disclosure Schedule, as of the date hereof, there are no other employees employed or expected to be employed by the Company or its Subsidiary.

(d)    Each current and former employee of the Company has entered into the Company’s standard form of confidentiality and non-competition agreements and the Company’s standard form of Assignment of Inventions Agreement, copies of which form has previously been delivered to the Buyer. No current or former employee is or was engaged without a written contract. To the Knowledge of the Company, no employee of the Company is in violation of any term of their respective employment or service agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Section 2.21(d) of the Disclosure Schedule, no employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge, that any such employee intends to terminate his or her employment with the Company. The employment of each of the US employees of the Company and its Subsidiary is “at will”, and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of the US employees of the Company and its Subsidiary. Except as set forth in Section 2.21(b) of the Disclosure Schedule and subject to applicable Law, the employment of each of the Company’s and its Subsidiary’s employees is terminable by the Company or its Subsidiary with no more than one month prior notice.

(e)    The Company and its Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Except as set forth in Section 2.21(e) of the Disclosure Schedule, neither the Company nor its Subsidiary has engaged any employee or contractor whose engagement would require special licenses, visas or permits. The Company and its Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company and its Subsidiary is not liable for any payment to any trust or other fund or to any Governmental

Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as set forth in Section 2.21(e) of the Disclosure Schedule, there are no unwritten policies or customs that, by extension, could entitle employees of the Company or its Subsidiary to benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). There are no pending claims against the Company or its Subsidiary under any workers compensation plan or policy or for long term disability. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or its Subsidiary and any of their employees, which controversies have or would reasonably be expected to result in any Legal Proceeding. The Company or its Subsidiary has no obligation to re-instate any former employees or independent contractors.

(f)    Neither the Company nor its Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, nor has it experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(g)    With respect to employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 2.21 on Israeli Employees as well, to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. The Company is not and was never a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company. All of the Israeli Employees are subject to the termination notice provisions included in their employment Contracts or applicable Laws. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful termination or compensation for unlawful termination (beyond the statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israel Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company does not have any materially outstanding obligation to make any such deduction, transfer, withholding or payment.

(h)    Neither the Company, nor its Subsidiary, any director, officer or other Key Employee, or to the Knowledge of the Company, any Affiliate of any of the foregoing, has any existing contractual relationship with the Company other than as expressly set forth on Section 2.21(h) of the Disclosure Schedule or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company.

(i)    Section 2.21(i) of the Disclosure Schedule contains a list of all independent contractors engaged by the Company as of the date hereof, along with the position, date of engagement, jurisdiction and location in which each such Person provides services to the Company, and rate of remuneration for each such Person. Section 2.21(i) of the Disclosure Schedule lists each Contract with the Company entered into with all such independent contractors. In addition, except as set forth on Section 2.21(i) of the Disclosure Schedule, each current and former independent contractor has entered into the Company’s standard form of confidentiality and non-competition agreement and the Company’s standard form of Assignment of Inventions Agreement, copies of which has previously been delivered to the Buyer. Except as set forth on Section 2.21(i) of the Disclosure Schedule, there are no independent contractors who have provided services to the Company for a period of six (6) consecutive months or longer. All independent contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as employees of either the Company or its Subsidiary, for any propose whatsoever. No independent contractor is entitled to any rights under the applicable labor laws. All independent contractors have received all their rights to which they are and were entitled to according to any applicable law and their respective Contracts. Except as set forth in Section 2.21(i) of the Disclosure Schedule, neither the Company nor its Subsidiary engages any personnel through manpower agencies. The Company’s engagements with independent contractors to which the Israeli Law for Strengthening the Enforcement of Labor Laws 5771- 2011 is applied are in full compliance with the law.

(j)    Section 2.21(j) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company providing services in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date their work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents of the United States.

(k)    In the three years prior to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company.

Section 2.22    Employee Benefits.

(a)    Section 2.22(a) of the Disclosure Schedule sets forth a correct and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, change of control, relocation, repatriation, expatriation, visas, work permits, termination pay, redundancy pay, performance awards, bonus, incentive, share option, share purchase, stock bonus, restricted share, phantom share, share appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, pay and benefits relating to maternity, paternity or adoption leave, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten (but excluding such benefits that are mandatory by applicable Law and sponsored or maintained by a Governmental Entity), including each “voluntary employees’ beneficiary association,” under Section 501(c)(9) of the Code (“VEBA”) and each “employee benefit plan” within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is sponsored, maintained, contributed to, or required to be contributed to or with respect to which any Liability is borne by the Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414 of the Code (collectively, whether or not material, the “Company Benefit Plans”).

(b)    Neither the Company nor, to the Knowledge of the Company, any other Person or entity, has made any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or applicable Law, and there has been no amendment to, or written interpretation or announcement by the Company regarding any Company Benefit Plan that would increase the expense of maintaining such Company Benefit Plan above the level of expense per position and/or employee incurred with respect to that plan for the fiscal year ended December 31, 2016.

(c)    With respect to each Company Benefit Plan, the Company has delivered to Buyer correct and complete copies of (i) each Company Benefit Plan (or, if not written, a written summary of its terms, excluding in this respect, Company Benefit Plans that provide benefits solely to the extent mandated by applicable Law), including, as applicable, all current plan documents, trust agreements, group annuity contracts, insurance policies or contracts, third-party administrator or administrative service agreements, summaries, summary plan descriptions, together with any summary of modifications, or other funding vehicles and all amendments and supplements thereto and any related notices, registration statements and prospectuses, and any material employee communications relating thereto, (ii) the most recent annual actuarial valuation (including relevant actuarial assumptions), if any, the most recent statement of plan assets and liabilities (or book reserves and any funding arrangements made with respect to such plans), and the three most recent annual reports (Form 5500 or 990 series and all schedules attached thereto) filed with the IRS with respect to such Company Benefit Plan (if applicable), (iii) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (iv) the most recent nondiscrimination tests, if any, performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (v) the Company’s standard forms and related notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder (“COBRA”) and (vi) all non-routine correspondence or filings made by the Company or any ERISA Affiliate with any Governmental Entity, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program, made during the past three years.

(d)    With respect to the Company Benefit Plans, no event has occurred, that the Company would reasonably expect to subject it to any material Liability (other than for Liabilities with respect to routine benefit claims pursuant to such Company Benefit Plans) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Benefit Plan and neither the Company nor any ERISA Affiliate is in material default under or in material violation of any Company Benefit Plan. Each Company Benefit Plan (including any related trust) has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Law, including, ERISA and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from U.S. federal income taxation under Section 501(a) of the Code is so exempt, each VEBA has been determined by the IRS to be exempt from U.S. federal income taxation under Section 501(c)(9) of the Code, and to the Knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification or exemption, except for such events than can be remedied without material Liability to the Company. None of the Company, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and that would subject the Company, any ERISA Affiliate or any Company Benefit Plan or trustee, administrator or other third-party fiduciary and/or party-in-interest thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any material Liability other than routine administrative fees incurred in connection with such amendment, termination or discontinuation. No action has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, including any audit or inquiry by the IRS, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation, or the United States Department of Health and Human Services. None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any encumbrance arising under Section 302 of ERISA or Section 412(n) of the Code. All Tax, annual reporting and other governmental filings required by ERISA and the Code in respect of any Company Benefit Plan have been timely filed with the appropriate Governmental Entity and all notices and disclosures required under applicable Law to be made in respect of any Company Benefit Plan have been timely provided to participants. All contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404. No assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code.

(e)    Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has, for the past six years, sponsored, maintained, contributed to or had an obligation to contribute to, any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or (ii) “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)    Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plan. All required contributions in respect of any Company Benefit Plan have been timely made or properly accrued on the financial statements included in or incorporated by reference into the Company Financials delivered to Buyer. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, nor has any event described in Section 4062, 4063 or 4041 of ERISA has occurred.

(g)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company does not have any obligation to provide any “gross-up” payment to or otherwise indemnify any Person for any Tax that may be due pursuant to Section 4999 of the Code.

(h)    Except as required by applicable Law, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits and/or other welfare benefits to any person, the Company does not have any obligation to provide such benefits, and there are no reserve assets, surplus or prepaid premiums under any Company Benefit Plan. The Company, its Subsidiary and each of their ERISA Affiliates are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of COBRA and any similar state Law governing health care coverage extension or continuation, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of HIPAA and (iv) the applicable requirements of the Cancer Rights Act of 1998. The Company does not have any material unsatisfied obligations to any Company employees, former employees or their qualified beneficiaries pursuant to COBRA, HIPAA or any other applicable Law governing health care coverage extension or continuation.

(i)    With respect to each Company Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all material claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the Liability for such claims or (iii) a reasonable estimate therefor is reflected as a Liability or accrued for on the Company Financials provided to Buyer. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(j)    With respect to Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder and (ii) the document or documents that evidence each such plan have complied with the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code in all material respects since January 1, 2009. No payments on account of the transactions contemplated by this Agreement would cause any plan failure pursuant to Section 409A(a)(1) of the Code. The Company does not have any obligation to provide any “gross-up” payment to or otherwise indemnify any Person for any Tax that may be due pursuant to Section 409A of the Code.

(k)    Each Company Benefit Plan maintained or contributed to by the Company or ERISA Affiliate of the Company under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such Company Benefit Plan, a “Foreign Plan”) is listed in Section 2.22(k) of the Disclosure Schedule. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Laws, and (iii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. Each Company Benefit Plan under Section 102 of the Israel Tax Ordinance has either been approved by the Israel Tax Authority or has not been rejected by the Israel Tax Authority within 30 days from its filing. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Company Financials.

(l)    The Company does not have any liability to any Israel Tax Authority or to any relevant fund with respect to any Israeli Benefit Plan. The Company has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under the Law, agreement or otherwise. The Company has provided to Buyer current, correct and complete copies of all material communications to or from the Israel Tax Authority or any other Governmental Entity relating to each Israeli Benefit Plan (including any filings made with the Israel Tax Authority with respect to each Israeli Benefit Plan and any notices of the Israel Tax Authority), if any.

Section 2.23    Environmental Matters. The Company has complied in all material respects with all applicable Environmental Laws. There is no civil or criminal litigation pending or, to the Knowledge of the Company, threatened, and the Company has not received any written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or to which the Company is otherwise a party. The Company has no liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment. The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company, on the one hand, and any Governmental Entity, on the other hand, entered into in connection with any legal obligation or Liability arising under any Environmental Law. The Company has no Knowledge of any environmental Liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

Section 2.24    Legal Compliance.

(a)    The Company has complied with and is in compliance in all material respects with, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law, and the Company is not in default with respect to any settlement, stipulation, order, writ, judgment, injunction, decision, decree, ruling, determination or award of any Governmental Entity (each, an “Order”).

(b)    Neither the Company, nor any officer, director, employee or agent of the Company (in their capacity as such), or any Shareholder acting on behalf of the Company, has, directly or indirectly, (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; or (iv) authorized or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Shareholder acting on behalf of the Company.

(c)    The Company and its Subsidiary do not meet the criteria set forth in: (i) Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988; or (ii) Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and assuming that (A) Buyer and its Subsidiary do not meet the criteria set forth in Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988, or Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and (B) the Transactions contemplated by this Agreement are not subject to the criteria set forth in Section 17 of the Israeli Restrictive Trade Practices Law, 1988, by virtue of the market share of Buyer, the Transactions does not require a pre-merger filing with the Israeli Commissioner of Restrictive Trade Practices and no waiting period or, with respect to the Company or its Subsidiary, any other action or consent is required under the Israeli Restrictive Trade Practices Law, 1988.

Section 2.25    Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) the Company’s top 25 customers (by revenue collected) since January 1, 2016 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or sole licensor of any material Company Licensed Intellectual Property or to which the Company has made payments or incurred obligations in excess of $30,000 in the aggregate since January 1, 2016. No such customer or supplier has indicated in writing within the past year that it intends to stop, or decrease materially the rate of, buying materials, products or services or supplying materials, products or services, or licensing Company Licensed Intellectual Property, as applicable, to the Company.

Section 2.26    Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company and its Subsidiary. Such listed Permits are the only material Permits that are required for the Company or its Subsidiary to conduct their business as presently conducted. Each such Permit is in full force and effect, the Company and its Subsidiary is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

Section 2.27    Related Party Transactions. Section 2.27 of the Disclosure Schedule sets forth a complete and accurate list of all of Company’s and its Subsidiary’s officers and directors. Except as set forth on Section 2.27 of the Disclosure Schedule, no Affiliate, employee, officer, director, or Shareholder of the Company or, to the Knowledge of the Company any family member thereof (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company (whether contingent or otherwise), (c) owes any money to, or is owed any money by, the Company (other than compensation, reimbursement or advances to employees, directors or other Affiliates made in the Ordinary Course of Business), or (d) is a party to or has a direct or indirect economic interest in any Contract (written or oral) with the Company. Section 2.27 of the Disclosure Schedule lists any transactions, agreements or relationships entered into between the Company and any Affiliate, employee, officer, director, or Shareholder thereof that occurred or have existed since the beginning of the time period covered by the Company Financials.

Section 2.28    Brokers’ Fees. Except as set forth on Section 2.28 of the Disclosure Schedule, the Company does not, and will not, have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.29    Books and Records. The minute books and other similar records of the Company contain complete and accurate records, in all material respects, of all actions taken at any meetings of the Company’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

Section 2.30    Export Control.

(a)    The Company is and has been in all material respects in compliance with applicable Export Control Laws, including applicable regulations pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a written internal program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. The Company has not received any written notice from any Person alleging that the Company is not in compliance with, or has Liability under, such Export Control Laws, and has not engaged in any brokering activity as defined in 22 C.F.R. 129.2(b). The Company has obtained and complied in all material respects with all licenses, agreements, authorizations license exceptions or exemptions required for the Company’s exports of technology or provision of services.

(b)    Set forth on Section 2.30(b) of the Disclosure Schedule is a true, correct and complete list of all licenses, agreements and other authorizations maintained or relied upon by the Company under the Export Control Laws.

(c)    The Company has not conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws, or failed to make any mandatory report or disclosure to any governmental Entity pursuant to Export Control Laws.

Section 2.31    Prepayments, Prebilled Invoices and Deposits.

(a)    Section 2.31(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit.

(b)    Section 2.31(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit.

Section 2.32    Disclosure. No representation or warranty by the Company contained in this Agreement (as modified by the Disclosure Schedule), and no statement contained in the Disclosure Schedule or any other exhibit, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain at Closing any untrue statement of a material fact or, omits or will omit at Closing to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of the Buyer and Parent represents and warrants to the Company and the Equityholders, severally and not jointly, with respect to itself that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.1 Organization and Corporate Power. Each of the Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and any other jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Buyer and the Parent have all requisite power and authority to carry on the businesses in which either is engaged and to own and use the properties owned and used by each.

Section 3.2 Authorization of Transaction. Each of the Buyer and the Parent have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. The execution and delivery by the Buyer and Parent of this Agreement and the Ancillary Agreements and the consummation by the Buyer and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all respective necessary corporate action on the part of the Buyer and Parent. This Agreement has been duly and validly executed and delivered by the Buyer and the Parent and constitutes a valid and binding obligation of the Buyer and Parent, enforceable against either in accordance with its terms, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception.

Section 3.3 Noncontravention. Neither the execution and delivery by the Buyer or Parent of this Agreement or the Ancillary Agreements, nor the performance by the Buyer or Parent of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or Parent of the Transactions, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer or Parent, (b) require on the part of the Buyer or Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Security Interest or other agreement to which the Buyer or Parent is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Parent or any of their respective properties or assets.

Section 3.4 Brokers’ Fees. The Buyer or the Parent do not, and will not, have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.5 Litigation, Etc. There is no Legal Proceeding of any nature (including, before any arbitrator or court or other Governmental Entity) pending or, to Buyer’s or Parent’s knowledge, threatened with respect to Buyer’s or Parent’s execution and delivery of this Agreement or any Ancillary Agreement to which Buyer or the Parent is or may be a party, or the consummation by Buyer or the Parent of any of the Transactions, or which challenges the validity of this Agreement, any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith or as part of the Transactions.

Section 3.6 Investment Purpose. The Buyer is able to bear the economic risk of the Transactions and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of the Transactions.

Section 3.7 Sufficiency of Funds. Parent has, as of the date hereof, and Buyer will have, as of the Closing, sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price on the terms and conditions set forth in this Agreement and fulfill its obligations under Section 6.15.

Section 3.8 No Knowledge of Impediments. Each of the Buyer and the Parent have no knowledge of any Circumstance that would reasonable be likely to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder represents and warrants, severally and not jointly, to the Buyer with respect to himself, herself or itself (as applicable) that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 4.1 Execution and Delivery; Valid and Binding Agreement. Such Shareholder has, and will have as of the Closing, all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which he, she, or it is a party, to perform his, her, or its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each of the Ancillary Agreements to which such Shareholder is a party will be at the Closing, duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than such Shareholder), this Agreement constitutes and, in the case of the Ancillary Agreements, will at Closing constitute, valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforceability may be subject to the Bankruptcy and Equitable Remedies Exception.

Section 4.2 No Breach. The execution, delivery and performance of this Agreement and the Ancillary Agreements by such Shareholder, the performance by such Shareholder of its respective obligations hereunder or thereunder, and the consummation of the Transactions, do not and will not result in the creation of any Security Interest upon the Shares of such Shareholder, or conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under or create in any party any right to accelerate, terminate, modify or cancel, or require any authorization, consent, approval, exemption or other action by any third party (including any Governmental Entity), under the provisions of any Contract, indenture, mortgage, permit, lease, loan agreement or other agreement or instrument to which such Shareholder or any of the properties or assets of such Shareholder (including any of the Shares) are bound, or any law, statute, rule or regulation or order, judgment or decree to which such Shareholder or any of the properties or assets of such Shareholder (including any of the Shares) are subject.

Section 4.3 Ownership. Such Shareholder holds of record and owns beneficially and holds good and marketable title to the Shares set forth opposite such Shareholder’s name on Exhibit A attached hereto (other than with respect to Shares that will be issued immediately prior to the Closing pursuant to Section 1.2(f), free and clear of any Security Interests and any other restrictions on transfer (other than those restrictions on transfer set forth in the Articles which shall be waived or complied with as of the Closing, and which such Shareholder hereby waives with respect to any and all of the transactions (including transfer of Shares) contemplated pursuant to this Agreement and Ancillary Documents), and, as of immediately prior to the Closing, will hold of record and own beneficially and hold good and marketable title to such Shares, free and clear of all Security Interests. Each Shareholder who has exercised a Company Warrant pursuant to Section 1.2(f) holds of record and owns beneficially and holds good and marketable title to such Company Warrant, free and clear of any Security Interests and any other restrictions on transfer (other than those restrictions on transfer set forth in the Articles which shall be waived or complied with as of the Closing, and which such Shareholder hereby waives with respect to any and all of the transactions (including transfer of Shares) contemplated pursuant to this Agreement and Ancillary Documents), and, as of immediately prior to the Closing, will hold of record and own beneficially and hold good and marketable title to the Shares issued upon exercise of such Warrant, free and clear of all Security Interests. Such Shareholder does not own or have any interest in any securities in the Company other than such Shareholder’s ownership of the Shares owned by it as set forth on Exhibit A or in the case of a Shareholder who has exercised a Company Warrant pursuant to Section 1.2(f), such Company Warrant. Such Shareholder has, and will have as of the Closing, full right, power and authority to transfer and deliver to Buyer valid title to all such Shares, free and clear of all Security Interests. Immediately following and subject to the Closing, Buyer will be the legal and beneficial owner of, and have good and marketable title to, all of such Shares, free and clear of all Security Interests, other than any Security Interests which have been imposed upon the Shares at the sole request of Buyer. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Shareholder has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Shares or any interest therein. There are no (a) voting trusts, proxies or other agreements or understandings with respect to the Shares to which such Shareholder is a party, by which such Shareholder is bound, or of which such Shareholder has knowledge, or (b) other than those restrictions on transfer set forth in the Articles which shall be waived or complied with as of the Closing, and which such Shareholder hereby waives with respect to himself/herself or itself (as applicable), agreements or understandings to which such Shareholder is a party, by which such Shareholder is bound, or of which such Shareholder has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any of the Shares or other securities in the Company.

Section 4.4 Litigation, Etc. There is no Legal Proceeding of any nature pending or, to such Shareholder’s knowledge, threatened with respect to such Shareholder’s execution and delivery of this Agreement or any Ancillary Agreement to which such Shareholder is or may be a party, or the consummation by such Shareholder of any of the Transactions. There is no Legal Proceeding of any nature pending or, to such Shareholder’s knowledge, threatened against such Shareholder before any arbitrator or court or other Governmental Entity which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by the Company, Buyer or Parent, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith or as part of the Transactions.

Section 4.5 Brokers’ Fees. Except as set forth on Section 2.28 of the Disclosure Schedule, such Shareholder does not, and will not, have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.6 Solvency. Such Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Transactions shall not constitute a fraudulent transfer by such Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Shareholder.

Section 4.7 Tax Withholding Information. Without derogating from and subject to the mechanism set forth in Section 1.8, any and all information provided to Buyer prior to the Closing by or on behalf of such Shareholder for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Shareholder pursuant to this Agreement under applicable Law is true, correct and complete.

Section 4.8 Full Disclosure. Such Shareholder has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Shares owned by such Shareholder. Such Shareholder understands and acknowledges that Buyer is entering into this Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Shareholder’s indemnification obligations hereunder.

Section 4.9 Allocation of Consideration. Such Shareholder expressly agrees to its portion of the allocation of the Purchase Price provided for herein, including any allocation of Deferred Payments contemplated by the Agreement.

ARTICLE V

PRE-CLOSING COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

Section 5.1 Affirmative Covenants of the Company and Shareholders. From and after the date of this Agreement and until the Closing, unless Buyer otherwise agrees in writing, which agreement shall not unreasonably be withheld, conditioned or delayed, the Company shall and shall cause its Subsidiary to, and each Shareholder shall exercise its power over the Company (if applicable) to cause the Company and its Subsidiary to:

(a) operate only in the Ordinary Course of Business;

(b) use commercially reasonable efforts to maintain its books, accounts and records, pay expenses and payables, including any applicable Taxes, bill customers, collect receivables, purchase inventory and equipment, perform all maintenance and repairs necessary to maintain its facilities and equipment, taken as a whole, in good operating condition (normal wear and tear excepted), maintain the insurance policies it currently has in place and otherwise conduct its business, in each case in the Ordinary Course of Business;

(c) use commercially reasonable efforts to preserve intact its corporate existence and business organization and goodwill and current business relationships with all material customers, suppliers and others having significant business relationships with the Company and its Subsidiary, to the extent such relationships are beneficial to the Company and its Subsidiary and their respective businesses, and, except as otherwise requested in writing by Buyer, use commercially reasonable efforts to encourage the Key Employees to continue their employment through the Closing;

(d) (i) comply in all material respects with all Laws and Contracts applicable to its operations and business and (ii) maintain all existing licenses and permits applicable to its operations and business (if any);

(e) permit, and cause its officers, directors and agents (including attorneys (subject to attorney-client privilege, which shall not be waived or violated) and accountants) and employees who know of the transaction contemplated hereby and who have signed a confidentiality agreement, to permit Buyer and its Affiliates and representatives to have access to the Company’s corporate records, Tax Returns, sales records, employee records and products materials (including but not limited to invoices, Contracts, leases, personnel, facilities, equipment, and financial information) as may be reasonably requested, as well as reasonable access to the Company’s officers, management, key employees, mutually agreed upon partners, mutually agreed upon suppliers and mutually agreed upon customers, wherever located; provided that any such access shall be furnished upon reasonable prior notice to the Company or applicable Subsidiary; and provided further that no information or knowledge obtained in any investigation pursuant to this Section 5.1(e) or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Closing and the other Transactions; and

(f) maintain in full force and effect, all Company Owned Intellectual Property and all material Licensed Company Intellectual Property.

Section 5.2 Negative Covenants of the Company and Shareholders. From and after the date hereof and until the Closing, unless Buyer otherwise agrees in writing, which agreement shall not unreasonably be withheld, conditioned or delayed, the Company shall not, and each Shareholder shall exercise its power over the Company (if applicable) to cause the Company to not:

(a) take or omit to take any action that would, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect;

(b) cause or permit the Company to merge or consolidate with any other Person;

(c) make, change or revoke any Tax election, change an annual accounting period, adopt or change any method of accounting, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to Taxes, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(d) take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(e) make or agree to make any disposition or sale, license other than non-exclusive licenses of Company Intellectual Property granted on the Company’s standard terms of service without any material modification in the Ordinary Course of Business or lease of, or incurrence of any Security Interest on, any of their respective assets and properties;

(f) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, shares, property or a combination thereof) with respect to any of its equity, or enter into any agreement with respect to the voting of its equity;

(g) (i) incur or guarantee any Indebtedness, (ii) amend the terms of any Contracts related to Indebtedness, (iii) issue any debt security, (iv) make a loan to any Person (other than trade payables in the Ordinary Course of Business), or (v) purchase any debt security of any Person;

(h) issue any Company Security or any right to acquire any Company Security, or amend or modify the terms of any Company Security or right to acquire any Company Security or of any Contract with respect to any Company Security, other than in the context of the exercise of outstanding Company Warrants as set forth in Section 1.2(f);

(i) disburse, distribute, advance, reimburse, or make any other payment, or cause or permit the Company to incur any liability in each case outside the Ordinary Course of Business;

(j) fail to pay, or delay in paying, accounts payable or any liabilities or obligations when due, other than accounts payable that are immaterial in amount, both individually and in the aggregate, and which are being contested in good faith in accordance with appropriate procedures;

(k) accelerate the payment of any accounts receivable outside the Ordinary Course of Business, or change or deviate from any cash management practices;

(l) except as required by applicable Law or the terms of a Company Benefit Plan listed in Section 2.22(a) of the Disclosure Schedule, (i) enter into, adopt or amend any Company Benefit Plan, including any employment or severance agreement, (ii) increase in any manner the compensation or benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, (iii) pay any bonus or other benefit to its directors, officers or employees, terminate the employment of any officers or employees other than for cause or hire any new officers or any new employees required under Section 8.1(j), (v) enter into, amend or terminate any collective bargaining agreement or other labor union Contract;

(m) enter into any Contract (i) that contains any provision relating to the “change of control” of the Company or its Subsidiary or that would be required to be listed in Section 2.4 of the Disclosure Schedule had such agreement been in force on the date hereof, (ii) that would be required to be listed in Section 2.16(a)(xiv) or clause (B) of Section 2.16(a)(ii) of the Disclosure Schedule had such agreement been in force on the date hereof;

(n) amend, extend, vary or terminate any Material Contract or any Lease, or permit any Lease to expire, or enter into any new lease, sublease, license or other material Contract;

(o) incur any liability to any Shareholder, other than obligations to current employees under their existing employment terms, in each case incurred in the Ordinary Course of Business;

(p) amend the Articles or Subsidiary Organizational Documents;

(q) institute or settle any Legal Proceeding; or

(r) commit or otherwise become obligated to do any of the foregoing or to take any action or inaction that could reasonably be expected to cause any of its representations or warranties contained in Section ARTICLE II or ARTICLE IV to be or become untrue or inaccurate in any material respect at or prior to the Closing.

In addition to the foregoing, from and after the date hereof and until the Closing, unless Buyer otherwise agrees in writing, which agreement shall not unreasonably be withheld, conditioned or delayed, each Shareholder hereby agrees not to take or omit to take any action that could, individually or in the aggregate, reasonably be expected to cause any of the Shareholder’s representations or warranties contained in ARTICLE IV to be or become untrue or inaccurate in any material respect at or prior to the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Expenses. Except as expressly set forth herein, all fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective Party incurring such fees and expenses; provided that, Buyer or its Affiliates and the Company shall each be responsible for 50% of any Escrow Fees; and provided further that the Estimated Unpaid Company Transaction Expenses that appear on the Closing Payment Schedule and are taken into account in the calculation of the Purchase Price shall be paid at the Closing by Buyer or its Affiliates (directly or through the Paying Agent). For the sake of clarity, fees and expenses of any individual Equityholder’s legal, accounting or financial advisor shall be the obligation of such Equityholder.

Section 6.2 Press Releases and Announcements. No Party shall issue any press release or public announcement or disclosure relating to the subject matter of this Agreement or the Transactions without the prior written approval of the other Parties; provided, however, that (a) Parent and its Affiliates may make such disclosures as Parent and its Affiliates determine in good faith to be necessary to comply with Parent’s and its Affiliates’ obligations pursuant to (i) the Exchange Act, (ii) any listing agreement with the NASDAQ Stock Market, the Financial Industry Regulatory Authority or any national securities exchange or self-regulatory organization to which Parent or any of its Affiliates may be subject or any rules or regulations of any such securities exchange or self-regulatory organization, and (iii) any other applicable Law (including any rules and regulations promulgated by the U.S. Securities and Exchange Commission), and (b) the Parent and its Affiliates (including the Company following Closing) shall not be bound by the provisions of this Section 6.2 following the Closing; provided, however, that any Party may make disclosures (x) that are consistent with public disclosures previously made by Parent and any Affiliate thereof regarding the Transaction, and (ii) as such Party and its Affiliates determine in good faith to be necessary to comply with such Party’s and its Affiliates’ obligations pursuant to applicable Law.

Section 6.3 Further Assurances; Cooperation; Consents. Following the date of this Agreement (unless this Agreement is terminated pursuant to Section 10.1), each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, from the date of this Agreement through the Closing Date (unless this Agreement is terminated pursuant to Section 10.1), at the Company’s expense, the Company shall, and shall cause its Subsidiary to, promptly apply for or otherwise seek and use commercially reasonable efforts to promptly obtain all consents, waivers, and approvals required to be obtained, and to deliver or provide any notices required to be delivered or provided by it, in connection with the Closing and the other Transactions, including all consents, waivers, and approvals set forth in Section 2.4, under any of the Contracts, agreements or instruments to which the Company or its Subsidiary is a party or by which they or their properties or assets are bound, or under any applicable Law in order to preserve the benefits thereunder for the Company following the Closing and otherwise in connection with the Closing and the other Transactions. In addition, following the date of this Agreement through the Closing Date (unless this Agreement is terminated pursuant to Section 10.1), each Party shall take all such actions as may reasonably be required to obtain all corporate approvals and authorizations of such Party necessary for the execution, delivery, and performance of this Agreement and the Ancillary Agreements, including, without limitation, approvals of such Party’s Board of Directors and, if applicable, shareholders. Following the Closing, and in the course of integrating the business of the Company with the business of the Parent and its Affiliates, Company and Parent shall discuss and cooperate regarding the treatment of Material Contracts with applicable Key Employees (including the existing CEO of the Company) and confer with such Key Employees about other strategic decisions related to the Company’s business, provided that the Parent and its Affiliates shall retain the sole discretion on any and all such decisions.

Section 6.4 Notification of Certain Matters. From the date of this Agreement through the Closing Date or the date of termination of this Agreement pursuant to Section 10.1 (whichever first occurs), the Company shall give prompt written notice to Buyer of: (a) the occurrence or non-occurrence of any event that would reasonably be expected to cause any of the Company’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in ARTICLE VIII required to be satisfied by it incapable of being satisfied in a timely manner, provided, however, that the delivery of any notice pursuant to this Section  6.4 shall not limit or otherwise affect any remedies available to Buyer or any Indemnified Party.

Section 6.5 Termination of Investor Agreements. The Company and Shareholders hereby acknowledge and agree that, effective immediately prior and subject to the Closing, the Amended & Restated Investors’ Rights Agreement between the Company and its Shareholders (as defined therein) dated August 18, 2016, as amended by the First Addendum thereto dated March 23, 2017, is hereby terminated in its entirety and made of no further force and effect.

Section 6.6 Exclusivity. From the date of this Agreement through the Closing Date or the date of termination of this Agreement pursuant to Section 10.1 (whichever first occurs), the Company, its Subsidiary, and each Shareholder shall not, and shall cause the officers, directors, managers, employees, consultants, advisors, representatives, agents, lenders, and Affiliates (collectively “Agents”) of the Company and each Shareholder (including the Subsidiary of the Company) not to, directly or indirectly, discuss, pursue, solicit, initiate or otherwise enter into or engage in any discussions, agreements or other arrangements regarding, a possible sale or other disposition (whether by sale, merger, share exchange, reorganization, recapitalization, share issuance, exclusive license, or otherwise) of all or any of the share capital or assets of the Company or any Subsidiary of the Company with any Person other than Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any third party other than information which has traditionally been provided in the Ordinary Course of Business of the Company and its Subsidiary to third parties where none of the Company or its Affiliates or any of their respective Agents have reason to believe that such information may be utilized to evaluate any such Acquisition Proposal or other possible sale or disposition. The Company, its Subsidiary, and each Shareholder shall, and shall cause the their respective Agents to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Acquisition Proposal or other possible sale or disposition of the Company or any Subsidiary of the Company, and (ii) promptly (within two (2) Business Days) notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto, is subsequently made after the date hereof and the material terms thereof (including the identity of the third party or third parties and the specific material terms discussed or proposed).

Section 6.7 Non-Solicitation; Non-Disparagement. As a material inducement and consideration for Buyer and Parent to enter into this Agreement:

(a) During the three (3) years following the Closing Date, each of the Shareholders holding, together with their Affiliates, prior to Closing, more than 2.0% of the issued and outstanding share capital of the Company, shall not, solicit for employment or hire any Key Employee, provided, that (A) the foregoing shall not prevent such Shareholder from (i) soliciting a Key Employee whose employment with the Buyer or an Affiliate thereof has been terminated by the Company or its Affiliate after Closing, or (ii) from placing notices for employment in publications of general circulation which notices are not directed toward the Company or targeting its personnel; and (B) any solicitation or hire of a Key Employee by a portfolio company in which a Shareholder has neither an ownership interest of more than 25% of the portfolio company’s outstanding shares of capital stock nor the authority to make determinations relating to human resource matters in such portfolio company, shall not be deemed a breach of this Section 6.7(a) by such Shareholder.

(b) From and after the date of this Agreement, each of the Shareholders holding, together with their Affiliates, prior to Closing, more than 2.0% of the issued and outstanding share capital of the Company, shall not take an action with the intent to disparage the Company or its Affiliates (including the Parent) including any of its respective products, services, or personnel, either orally or in writing.

Section 6.8 Confidentiality.

From and after the Closing Date, unless otherwise required by applicable Law, without the prior written consent of Parent, the Shareholders shall not, and the Shareholders shall cause their respective Agents and Affiliates (and the Agents of their respective Affiliates) not to, use for their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that Persons may furnish such portion (and only such portion) of the Confidential Information (a) as outside legal counsel to such Person determines such Person is legally obligated to disclose, (b) in connection with any required reporting to a Governmental Entity and (c) to such Person’s financial, legal, and tax advisors to the extent necessary to obtain their professional advice; provided, further, that in the case of the foregoing clauses (a) and (b), such Person shall (i) provide prior written notice to Parent and the Company of such required disclosure, (ii) use commercially reasonable efforts to preserve the confidentiality of the disclosed Confidential Information and only disclosure such Confidential Information to the extent necessary to comply with the applicable law or regulation, and (iii) if requested by Parent or the Company, as applicable, shall cooperate with Parent or the Company, as applicable, in seeking to avoid or limit the extent of such required disclosure; provided, further, that in the case of the foregoing clause (c), that such advisor is bound with respect to such Confidential Information by customary professional obligations of confidentiality or other binding confidentiality obligations substantially similar to those set forth herein. Notwithstanding anything to the contrary herein, Shareholders may disclose all non-public information regarding Buyer, this Agreement and the transactions contemplated hereby to (1) their respective partners, members, shareholders, and other affiliates who have a need to know such information for purposes of the Shareholder satisfying its obligations hereunder, and (2) their partners, members, shareholders and other affiliates, if and to the extent that such information is reasonably required to be disclosed to such partners, members, shareholders and other affiliates pursuant to the terms of the relevant Shareholder’s partnership agreement and such Shareholders’ reporting is consistent with prior practice as in effect on the date hereof, provided that with respect to the persons referenced in items (1) and (2) hereto, such persons either (A) agree to observe the terms of this Section 6.8 and enter into a written agreement providing for same for the benefit of Buyer, or (B) are bound by obligations of confidentiality to the Shareholder of at least as high a standard as those imposed on the Shareholder under this Section 6.8. Nothing in this Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of the Company or the Representative to use or disclose any information, including Confidential Information, in a dispute with Buyer in connection with this Agreement provided that only such portion of Confidential Information as such Party’s legal counsel determines is necessary to resolving such dispute may be used or disclosed.

Section 6.9 Release.

(a) For and in consideration of the amounts to be paid to the Shareholders under this Agreement at the Closing, and in consideration of the other covenants and promises hereunder, each of the Shareholders, on behalf of themselves and their successors, assigns, heirs and beneficiaries (each a “Releasor”), hereby fully and finally releases, acquits and forever discharges Buyer, the Company and Buyer’s and the Company’s current and prior shareholders, Agents, Affiliates and predecessors, successors and assigns, in their respective capacities (collectively, the “Released Parties”), from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, royalties, and compensation of every kind and nature whatsoever, at law or in equity, whether known or unknown (collectively, “Claims”), that such Releasor had, has, or may have had at any time in the past until and including the date hereof against any of the Released Parties solely to the extent involving, or that may be asserted or exercised by a Shareholder in such Shareholder’s capacity as a shareholder of the Company; provided, however, that nothing in this release shall be construed to release, acquit or discharge any Claims or rights that such Shareholder had, has or may have under (i) this Agreement and the Ancillary Agreements to which such Shareholder is a party in connection with the Transactions, (ii) any rights, claims or entitlements to any fees, salary, bonuses, other compensation earned or accrued prior to the date hereof by or for the benefit of Releasor in respect of services performed by Releasor as a director, employee, officer, advisor or consultant of the Company prior to the date hereof, (iii) any indemnification rights of Shareholders as members or managers of the Company under the Articles, any indemnification agreement listed in the Disclosure Schedule or Subsidiary Organizational Documents, or any amounts recoverable under the Company’s directors and officers professional liability policy. or (iv) any employee benefit arrangements of the Company.

(b) Each Releasor agrees, from and after the date hereof and to the fullest extent permitted by law, not to commence, aid, prosecute or cause to be commenced or prosecuted, directly or indirectly, any action or other proceeding based upon any of the Claims which are released by Section 6.9(a) above. Releasor acknowledges and agrees that, except as expressly limited in this Section 6.9, this release releases and precludes, effective upon the date hereof, inter alia, any Claims against any of the Released Parties of which such Releasor is not now aware and of which such Releasor may only become aware at some later date. Nevertheless, such Releasor fully and freely intends to and does, by executing this release and effective upon the date hereof, release any and all such Claims.

(c) Each Releasor, on its behalf and on behalf of its Agents and Affiliates, (a) represents and warrants that neither it nor any of its Agents or Affiliates has assigned and (b) covenants that it will not assign, and will cause each of its Agents and Affiliates not to assign, to any other Person, any Claim or potential Claim against the Released Parties released by Section 6.9(a) above.

(d) Each Releasor that resides in California hereby acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A general release goes not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Being aware of California Civil Code Section 1542, the Releasor hereby expressly waives and rights it may have thereunder, as well as under any other statutes or common law principals of similar effect.

(e) Each Releasor that sold shares of the Company in the Secondary Financing hereby confirms, on its behalf and on behalf of its Agents and Affiliates, that the foregoing release of the Released Parties includes any and all Claims related to the Secondary Financing.

Section 6.10 Limited Background Checks. Prior to the date of this Agreement, Parent has, with the adequate consent of each of Eli Campo, Amit Ben Shahar and Yaniv Reznik, conducted limited background checks of such individuals in connection with their pending employment with Buyer or one of its Affiliates.

Section 6.11 Certain Employment and Benefits Matters.

(a) The Buyer and its Affiliates (and, following the Closing, the Company and its Subsidiary) shall not be under any obligation to hire or retain any employee, independent contractor or consultant, or provide any employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom such entity chooses not to employ or subsequently terminates, except as otherwise required by applicable Law or any applicable separate written agreement between Company, Buyer or its Affiliates and any such Person, including the Offer

Letters and Retention Letters. The Company shall take all necessary action such that all amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions) with respect to any employee, independent contractor or consultant whose relationship with the Company and its Subsidiary has terminated or expired on or prior to the Closing shall have been paid in full by the Company such that the Company, its Subsidiary, the Buyer and its Affiliates shall have no obligation to any such Person as of and after the Closing.

(b) At the request of Buyer, the Company and its Subsidiary will terminate any and all Company Benefit Plans (other than those with respect to employees in Israel), including any group health, dental, bonus, commission, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter, as specified by Buyer and, at the request of Buyer, the Company will provide Buyer with evidence that such Company Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable. The Company also shall take such other actions in furtherance of terminating such Company Benefit Plans as Buyer may reasonably require.

Section 6.12 Insurance. Prior to the Closing, the Company shall purchase an extended reporting period endorsement, or “tail,” under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Buyer (the “D&O Tail Policy”) that shall provide the members of the Company Board and the Company’s officers with coverage for seven (7) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company. Buyer shall cause the Company and its successors and assigns not to cancel or reduce the D&O Tail Policy and continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by law, from and after the Closing. In addition, Buyer will cause the Company and any of its subsidiaries or their respective successors to fulfill and honor in all respects any and all of the obligations of the Company and any of its Subsidiaries pursuant to (i) any indemnification agreement listed in the Disclosure Schedule with each Person who is a party to such indemnification agreements, which agreements shall survive the Closing and continue in full force and effect in accordance with their respective terms; and (ii) any indemnification and release provisions under the Articles of Association, as in effect immediately prior to the Closing, to the extent applicable to any Person who is a director or officer of the Company or any of its Subsidiaries immediately prior to the Closing (the indemnification obligations in clauses (i) and (ii), the “Company Indemnification Agreements”), and Buyer agrees to cause the Company and its subsidiaries to apply such provisions in the same manner following the Closing and at such time as such Persons are no longer directors or officers of the Company or its subsidiaries, with respect to claims or events arising out of matters occurring at or prior to the Closing. Any claims for indemnification made under this Section 6.12 following the Closing shall be subject to the provisions of ARTICLE IX.

Section 6.13 Shareholder Standstill. Without limiting the obligations of any Party under Section 6.6, each Shareholder hereby agrees that, from and after the Date of this Agreement through the Closing Date or the date of termination of this Agreement pursuant to Section 10.1 (whichever first occurs), such Shareholder and its Affiliates shall not, directly or indirectly (including entering into an agreement to do any of the following), unless specifically requested or consented to in writing by Parent:

(a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (each, a “Transfer”), or enter into any contract, option or other agreement with respect to, or permit or consent to, a Transfer of, any of the Shares, or any other securities in the Company held by such Shareholder from time to time, except for Transfers (i) of the Shares to Buyer at the Closing pursuant to this Agreement, (ii) by the laws of descent and distribution, (iii) by an exercising Optionholder to the 102 Trustee or (iv) by operation of law; provided that in the case of any such Transfer pursuant to the foregoing clause (ii) and/or (iv), the transferee shall be required, as a condition precedent to the effectiveness of such Transfer, to execute and deliver to each party to this Agreement a counterparty signature page to this Agreement or a joinder to this Agreement in a form reasonably acceptable to Parent and the Company;

(b) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any securities or rights to acquire any Shares or any other securities in the Company;

(c) make any announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets, including, without limitation, any reference to a merger or sale of the Company or sale of all or substantially all of the Company’s securities (including any Shares) or assets.

Section 6.14 Certain Deliveries. As soon as practicable after the date of this Agreement, but in no event more than two (2) Business Days following the date hereof, the Company will deliver to Buyer on one or more CD-ROM disks a complete and accurate (as of the date of this Agreement) electronic copy of the “data room” established and maintained by the Company through Merrill DataSite (the “Data Room”).

Section 6.15 Retention Letter Payments. Following the Closing, the Buyer shall cause the Company to reserve an aggregate of $5,000,000 in connection with the payments to be made to the Listed Employees pursuant to Retention Letters entered into between the Company and such Listed Employees. Each such payment shall be subject to the terms and conditions set forth in the respective Retention Letter.

Section 6.16 Israeli Filings. From the date of this Agreement through the Closing Date or the date of termination of this Agreement pursuant to Section 10.1 (whichever first occurs), Buyer and the Company and each of the Equityholders shall use its respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to this Agreement and the Transactions. Buyer and the Company shall use all reasonable best efforts, as promptly as practicable after the date of this Agreement, to obtain any consents and approvals that may be required pursuant to Israeli Laws in connection with this Agreement and the Transactions. Buyer and the Company each shall use reasonable best efforts to: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such Legal

Proceeding; and (iii) promptly inform the other parties of any communication to the Israeli Registrar of Companies or any other Israeli Governmental Entity regarding the Transactions. Buyer and the Company shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Legal Proceeding relating to the Transactions. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Law, in connection with any such Legal Proceeding, Buyer and the Company shall permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such Legal Proceeding.

Section 6.17 Tax Ruling. Prior to the execution of this Agreement, the Company shall file, or shall have filed, with the Israeli Tax Authority in full coordination with the Parent and Parent’s Israeli counsel (and Parent shall have had an opportunity to review any such documents prior to their being filed with the Israeli Tax Authority and), in a form reasonably acceptable to Parent, an application for a ruling that provides, in effect, inter alia, (A) that the treatment of Company 102 Options subject to the provisions of Section 102(b)(2) of the Israel Tax Ordinance that are vested Company Options and the delivery to the 102 Trustee, with respect to Company 102 Shares held by the 102 Trustee, of consideration as described in Section 1.2, in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance, provided that the applicable consideration paid to holders of (i) Company 102 Options or (ii) Company 102 Shares is deposited for the duration of the 102 Trust Period with the 102 Trustee and that such consideration shall be considered under Section 102 of the Israel Tax Ordinance to be income subject to the “capital gains route”; (B) Parent and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding Taxes in relation to any payments or consideration transferred to the 102 Trustee in relation to Company 102 Shares or Company 102 Options subject to Section 102(b)(2) of the Israel Tax Ordinance; (C) that the Escrow Fund distributions in respect of Company 102 Shares subject to Section 102(b)(2) and Company Options subject to Section 102(b)(2) or 3(i) of the Israel Tax Ordinance shall not be subject to Israeli tax until actually received by the applicable Equityholder (the “Israeli 102 Tax Ruling”); and (D) that the portion of the Purchase Price paid by Buyer to the Paying Agent, the Escrow Agent and the 102 Trustee shall not be subject to Israeli tax withholding. If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among others things, that Buyer and anyone acting on its behalves (including the Paying Agent and the Escrow Agent) shall be exempt from Israeli tax withholding in relation to any payments made with respect to Company 102 Shares subject to Section 102(b)(2) and Company Options subject to Section 102(b)(2) or 3(i) of the Israel Tax Ordinance by the 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”). The parties will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the Interim Options

Tax Ruling and the Israeli 102 Tax Ruling as promptly as practicable. For the avoidance of doubt, the language in and provisions of the Israeli 102 Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Parent or its counsel, which shall not be unreasonably withheld. Should Parent’s counsel not attend any meeting or discussion with the Israeli Tax Authority, the counsel of Company shall provide Parent and its counsel with an update of such meeting or discussion within two (2) Business Days of such meeting or discussion.

Section 6.18 Israel National Authority for Technological Innovations. The application to INATI for its written consent to the consummation of the transactions contemplated under this Agreement and the removal of all restrictions under the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744 – 1984 and the regulations promulgated thereunder and Benefit Track No. 1—Research and Development Fund set forth pursuant to such law (the “R&D Law”), including without limitation the consent to the free and unlimited transfer of the Company Intellectual Property outside of Israel was submitted to INATI prior to execution of this Agreement (“INATI Application”). The response of INATI (dated June 28, 2017) to the INATI Application and the further written clarifications by INATI (received on July 11, 2017) shall be referred herein as the “INATI Consent”. The INATI Consent contains the formula for the redemption fee amount required by INATI for the free and unlimited transfer of the Company Intellectual Property outside of Israel (the “INATI Redemption Fee”). Any and all applications to INATI for or related to the INATI Consent shall be subject to prior review and written approval by Parent, which approval shall not be unreasonably withheld or delayed. Company will be the only party communicating with INATI and shall promptly provide Parent with drafts of all of correspondence with INATI and forward the responses and communications received from and sent to INATI in connection with such applications for the INATI Consent and permit the other party and its counsel to participate in all material communications with INATI (including all meetings and telephone conferences) relating to such applications. Neither the Company nor anyone acting on its behalf shall communicate with INATI in connection with the transactions contemplated hereunder, including the INATI Consent, without obtaining the Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed. At the Closing, the Company will pay, in accordance with Section 6.1 (i.e., the payment shall be made by Buyer or its Affiliates or Paying Agent on behalf of Company as an Estimated Unpaid Company Transaction Expense), the full and complete amount of the INATI Redemption Fee, provided, however, that Buyer or its Affiliates shall bear such portion of the INATI Redemption Fee equal to the difference between (i) six times the INATI Grants actually received by the Company pursuant to Section 2.14(p) above plus interest and minus royalties paid to INATI and (ii) three times the INATI Grants actually received by the Company pursuant to Section 2.14(p) above plus interest and minus royalties paid to INATI, provided that such amount borne by Buyer or its Affiliates shall not exceed $3,250,222.50 (assuming payment on Wednesday, August 2, 2017; actual amount shall take into account interest from August 2, 2017 until actual payment) and shall be paid in NIS based on the applicable exchange rate under the R&D Law on the date of payment (any such portion of the INATI Redemption Fee paid by Buyer or its Affiliates to INATI, shall be treated as an increase to the Purchase Price and be paid by Buyer or its Affiliates to INATI, provided, however, that no portion of such remaining amount will be placed in escrow under Section 1.6 and provided further that it shall not be deemed to increase the Purchase Price for the purposes of limitation of the indemnification obligations pursuant to ARTICLE IX).

Following the Closing, Buyer intends to provide full and free access, including by way of license, and/or any other means of remote access, to Buyer’s Affiliates including to Affiliates incorporated and/or located outside of Israel, to the Company Intellectual Property, and Buyer further intends to consummate the transfer of the Company Intellectual Property outside of Israel within 12 months after Closing.

Section 6.19 Stock Powers. This Agreement shall be deemed an instrument of transfer of the Shares to the Buyer and no further share transfer deed or similar documentation on the part of the Shareholders shall be required to fully effectuate and perfect the transfer to and purchase of the Shares by the Buyer at and subject to the Closing.

ARTICLE VII

CERTAIN TAX MATTERS

Section 7.1 Tax Filings.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and the Company shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. At least thirty (30) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, the Company shall deliver a draft of such Tax Returns to the Buyer for the Buyer’s review and approval (which approval shall not be unreasonably withheld or delayed).

(b) Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date (taking into account any extension). At least thirty (30) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, Buyer shall deliver a draft of such Tax Returns to the Representative for the Representative’s review and approval (which approval shall not be unreasonably withheld or delayed). The Parties shall treat the taxable year of the Company as ending on the Closing Date where required or allowable by Law and shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date.

(c) Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company for a Straddle Period (a “Straddle Period Tax Return”). At least thirty (30) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, the Buyer shall deliver a draft of such Straddle Period Tax Return to the Representative for the Representative’s review and approval (which approval shall not be unreasonably withheld or delayed). The portion of any Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of real, personal and intangible property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company ended and closed at the close of business on the Closing Date.

Section 7.2 Cooperation. (a) The Parties agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer, the Shareholders, the Representative or the Company, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity.

Section 7.3 Transfer Taxes. (a) All sales, recording, transfer, valued added, documentary, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Closing and the Transactions shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent required by applicable Law.

Section 7.4 Tax Contests.

(a) Buyer and the Company, on the one hand, and the Shareholders, the Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(b) Buyer and its Affiliates shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Buyer and its Affiliates shall keep the Representative reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which any Shareholder is liable without the prior written consent of the Representative, which shall not be unreasonably withheld or delayed.

(c) In the event of any conflict or overlap between the provisions of this Section 7.4 and ARTICLE IX, the provisions of this Section 7.4 shall control.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE BUYER,

THE COMPANY AND THE STOCKHOLDERS

Section 8.1 Conditions to the Obligations of the Buyer and the Parent. The obligation of the Buyer and its Affiliates to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer or the Parent in its sole discretion:

(a) Approvals.

(i) All waivers, permits, consents, approvals or other authorizations of any Governmental Entity, and of any other third party, required in connection with the execution, delivery and performance of this Agreement (including the consummation of the Closing) and set forth on Schedule 8.1(a) shall have been duly obtained by the Company (at its own expense, subject to Section 6.18) in writing and shall be in full force and effect on the Closing Date.

(ii) The execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the Transactions shall have been approved by the Board of Directors of the Company and by the appropriate majority of the Shareholders (in their capacities as shareholders of the Company), and such approvals shall be continuing and in full force and effect as of the Closing.

(b) Representations and Warranties of the Company and the Shareholders. All representations and warranties made by the Company and the Shareholders in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and all representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, which shall be true and correct as of such date) as if made by the Company on and as of the Closing Date.

(c) Performance of Covenants of the Company and the Shareholders. The Company and the Shareholders shall have performed or complied in all material respects with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Circumstance which, individually or taken together with all other Circumstances, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(e) No Legal Proceedings. No Legal Proceeding shall be pending or threatened in writing wherein an unfavorable Order would reasonably be expected to (i) prevent or prohibit the consummation of the Closing or the other Transactions, (ii) cause the Closing or the Transactions to be rescinded following consummation of such transaction, (iii) result in the obligation of the Buyer or any of its Affiliates to pay money damages as a result of the Closing or the Transactions, (iv) require Buyer or any of its Affiliates to hold all or any portion of the Company’s business or assets separate, or to dispose of or all or any portion of its or the Company’s or any of Buyers’ or its Affiliates’ business or assets as a result of the Closing or the Transactions, or (v) have, individually or in the aggregate, a Company Material Adverse Effect, and no such Order shall be in effect.

(f) Limited Background Checks. Buyer or its Affiliate shall have completed its limited background checks with respect to each of the individuals named in Section 6.10 in connection with their pending employment by Buyer or one of its Affiliates, and the results of such background checks shall be to the reasonable satisfaction of the Buyer.

(g) Compliance Certificate. The Buyer shall have received from the Company a certificate in form and substance reasonably acceptable to the Buyer of an authorized officer of the Company, in his capacity as such, dated as of the Closing Date, to the effect that the conditions specified in Section 8.1(b) (relating to the Company, not the Shareholders), and Section 8.1(c) (relating to the Company, not the Shareholders), have been satisfied.

(h) Secretary’s Certificate. The Buyer shall have received from the Company a certificate in form and substance reasonably acceptable to the Buyer of the Chief Executive Officer of the Company, in his capacity as such, dated as of the Closing Date, certifying: (i) the Articles and Subsidiary Organizational Documents, (ii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Ancillary Agreements to which the Company is a party, and (iii) any and all Company Board of Directors, committee and shareholder resolutions, consents or other actions taken by the Company’s Board of Directors, any committee of the Company’s Board of Directors or the Company’s shareholders between the date hereof and the Closing Date.

(i) Resignation Letters. Buyer shall have received copies of the resignations, effective as of the Closing, of each director of the Company and each director and officers of its Subsidiary.

(j) Employee Matters. The Buyer shall have received copies of Offer Letters from the Key Employees, executed by such employees. Such employment Offer Letters (including the related Employee Confidentiality / Non-Disclosure / Non-Competition / Intellectual Property Assignment Agreements) shall (a) be in full force and effect, (b) not have been terminated or breached by the applicable employee and (c) become effective upon, and subject to, the Closing without any further action by the applicable employee.

(k) Retention Letters. The Company shall have received copies of the Retention Letter (including the non-competition and non-solicitation restrictions) from the Key Employees that are Listed Employees.

(l) Company Options. Each Equityholder holding Company Options shall have executed and delivered a properly completed Option Acknowledgement Agreement.

(m) Closing Payment Schedule. The Closing Payment Schedule shall have been delivered to Buyer in accordance with Section 1.3.

(n) Preliminary Statement. The Preliminary Statement shall have been delivered to Buyer in accordance with Section 1.4.

(o) Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and the Representative and delivered to the Buyer.

(p) Stock Certificates. Buyer or Paying Agent shall have received original Certificates or a declaration of lost share certificate from all Shareholders (other than with respect to Shares issued upon exercise of the Company Warrants pursuant to Section 1.2(f)).

(q) Share Register. The Company shall have delivered to Buyer a copy of the share register of the Company evidencing the transfer and ownership of all of the Shares to Buyer as of the Closing Date, such share register to be certified by the Chief Executive Officer of the Company on behalf of the Company and validly executed share certificates reflecting the Shares purchased by Buyer pursuant to this Agreement, issued in the name of Buyer.

(r) Company Benefit Plans. Buyer shall have received evidence that any Company Benefit Plan designated to be terminated by Buyer at Closing has been terminated, effective upon the Closing Date.

(s) D&O Tail Policy. Buyer shall have received evidence that the D&O Tail Policy has been fully paid and is in effect.

(t) Expenses. Buyer shall have received evidence of the payment of all fees and expenses of the Company in accordance with Section 6.1.

(u) Payoff and Release Letter. The Company shall have provided to Buyer (i) copies of payoff and release letters, in a form reasonably acceptable to Buyer, with respect to each item of Closing Indebtedness, in each case duly executed and delivered by the holders of such Indebtedness, and (ii) evidence of the release of all Security Interests on the Company’s assets or properties, in form and substance reasonably satisfactory to Buyer, which shall include a letter addressed to the Israeli Registrar of Companies duly executed by Mizrahi Tefahot Bank Ltd. requesting the removal of the Security Interest registered in favor of Mizrahi Tefahot Bank Ltd. on certain of the Company’s assets.

(v) Good Standing Certificates. Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and its Subsidiary in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, if such certificates are indeed available in the relevant jurisdictions, certified charter documents, and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

(w) INATI. Buyer shall have received true and correct copy of the INATI Consent.

Section 8.2 Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

(a) Approvals.

(i) All waivers, permits, consents, approvals or other authorizations of any Governmental Entity, and of any other third party, required in connection with the execution, delivery and performance of this Agreement (including the consummation of the Closing) and set forth on Schedule 8.1(a) shall have been duly obtained by the Company (at its own expense, subject to Section 6.18) in writing and shall be in full force and effect on the Closing Date.

(ii) The execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the Transactions shall have been approved by the Board of Directors of Buyer and Parent, and such approval shall be continuing and in full force and effect as of the Closing.

(b) Representations and Warranties of the Buyer and Parent. All representations and warranties made by the Buyer and the Parent in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer and the Parent that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, which shall be true and correct as of such date) as if made by the Buyer or the Parent on and as of the Closing Date.

(c) Performance of Covenants of the Buyer and Parent. The Buyer and the Parent shall have performed or complied in all material respects with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, including the deposit with the Paying Agent of the Purchase Price as well as an amount equal to any Estimated Unpaid Company Transaction Expenses that are to be paid by Buyer through the Paying Agent, and shall provide evidence of such deposit.

(d) No Legal Proceedings. No Legal Proceeding shall be pending or threatened in writing wherein an unfavorable Order would (i) prevent or prohibit the consummation of the Closing or the other Transactions, or (ii) cause the Closing or the Transactions to be rescinded following consummation of such transaction, and no such Order shall be in effect.

(e) Compliance Certificate. The Company shall have received from the Buyer a certificate in form and substance reasonably acceptable to the Company of an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(b) and Section 8.2(c) and have been satisfied.

(f) Reserved.

(g) Secretary’s Certificate – Parent. The Company shall have received from the Parent a certificate of the Parent executed by the Secretary of the Parent, dated as of the Closing Date, certifying: (i) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Ancillary Agreements to which the Parent is a party, and (ii) any and all Parent Board of Director, committee and shareholder resolutions, consents or other actions taken by the Parent’s Board of Directors, any committee of the Parent’s Board of Directors or the Parent’s shareholders between the date hereof and the Closing Date with respect to the approval and authorization of the Transactions.

(h) Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and the Parent and delivered to the Company.

(i) Escrow Amounts. The Company shall have received evidence of delivery of the Escrow Amount to the Escrow Agent.

(j) Employee Matters. Buyer or one of its Affiliates shall have executed and delivered to each Key Employee an Offer Letter, which Offer Letters shall become effective upon, and subject to, the Closing.

(k) Retention Letters. Buyer or one of its Affiliates shall have executed and delivered a Retention Letter to each Listed Employee.

(l) Good Standing Certificates. The Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

(m) Tax Ruling. The Israeli Tax Authority has issued the Israeli 102 Tax Ruling or the Interim Options Tax Ruling.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties and Covenants.

(a) Representations and Warranties of the Company and the Shareholders. The representations and warranties of the Company and the Shareholders set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, or instrument ancillary to this Agreement, including the Ancillary Agreements), together with the associated rights of indemnification, shall survive the execution and delivery of this Agreement, and the Closing and remain in full force and effect and shall expire at 11:59 p.m. Boston time on the date that is twenty-four (24) months following the Closing, provided, that the representations and warranties set forth in Section 2.1 (Organization, Qualification and Corporate Power), Section 2.2 (Capitalization), Section 2.3 (Authorization), Section 2.10 (Tax Matters), Section 2.11 (Assets), Section 2.28 (Brokers’ Fees), Section 4.1 (Execution and Delivery; Valid and Binding Agreement); Section 4.3 (Ownership), and Section 4.5 (Brokers’ Fees) shall survive until 11:59 p.m. Boston time on the date that is sixty (60) days after the expiration of the applicable statutes of limitation for claims for breach thereof and the representations and warranties set forth in Section 2.14 (Intellectual Property) (together with the other representations and warranties referenced in this clause, the “Key Representations”) shall survive until 11:59 p.m. Boston time on the date that is thirty-six (36) months following the Closing. If a claim for breach of any of the representations and warranties contained in this Agreement has been asserted in writing and is a pending claim in accordance with the terms of ARTICLE IX prior to the expiration of the applicable survival period of such representation or warranty, such representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved. Notwithstanding the foregoing provisions of this Section 9.1, there shall be no limitation on the time within which a claim based on fraud or intentional misrepresentation on the part of any Indemnifying Party may be made (solely with respect to such Indemnifying Party).

(b) Representations and Warranties Regarding the Buyer. The representations and warranties of Buyer set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, or instrument ancillary to this Agreement, including the Ancillary Agreements) shall terminate at the Closing.

(c) Covenants. The respective covenants, agreements and obligations of each party hereto set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto, including the Ancillary Agreements), shall survive the execution and delivery of this Agreement and the Closing without limitation, except as otherwise expressly set forth in this Agreement or in such certificate, document, instrument, schedule or exhibit attached hereto.

Section 9.2 Indemnification by all Equityholders. Subject to the limitations set forth in this ARTICLE IX, from and after the Closing Date, the Equityholders (each, an “Indemnifying Party” and collectively the “Indemnifying Parties”) shall (severally, based on their respective Damages Pro Rata Percentage of the applicable Damages and subject to the limitations set forth herein) indemnify the Buyer and its Affiliates, directors, officers, managers, agents, employees and successors and permitted assigns (each an “Indemnified Party” and collectively the “Indemnified Parties”) in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any Indemnified Party resulting from, or constituting:

(a) any failure of any representation or warranty of the Company contained in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, or instrument ancillary to this Agreement, including the Ancillary Agreements) to be true and correct as of the date of this Agreement and as of the Closing;

(b) any failure of the Company to perform fully any covenant or agreement of the Company contained in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, or instrument ancillary to this Agreement, including the Ancillary Agreements), required to be performed prior to or on the Closing;

(c) without duplication, any inaccuracy in or failure to calculate properly the Current Assets, Company Liabilities, Closing Cash, Closing Indebtedness, Closing Unpaid Company Transaction Expenses, Closing Net Working Capital or the Purchase Price;

(d) any claim by any holder of equity securities in the Company or any Subsidiary of the Company (including the Shareholders) or former holder of equity securities in the Company or any Subsidiary of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares of stock or other equity securities of the Company; (ii) any rights of a shareholder or holder of equity securities (other than the right to receive a portion of the Purchase Price pursuant to this Agreement), including any option, warrant, preemptive rights or rights to notice or to vote or any claim for or arising out of an actual or alleged breach of fiduciary duty; (iii) any rights under the Articles or Subsidiary Organizational Documents; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

(e) any pending or threatened third party Legal Proceeding that the operation of the Company’s business in substantially the same manner as it was prior to the Closing Date, or the development, manufacture, marketing, distribution, import or sale of any Customer Offering developed by the Company prior to the Closing Date, by Parent or any of its Affiliates infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of such third party;

(f) any (i) Taxes due and payable by the Company for a Pre-Closing Tax Period, (ii) Taxes for which the Company has any Liability under Treasury Regulation Section 1.1502-6 (or a comparable or similar provision of state, local, or foreign law), as a transferee or successor, pursuant to any contractual obligation or otherwise as a result of being a member of an affiliated group, or (iii) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing; provided however that there shall be no indemnification hereunder to the extent any such Taxes were taken into account as Indebtedness or a Current Liability in the computation of Final Net Working Capital;

(g) (i) any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or its Subsidiary on or prior to the Closing Date or otherwise required to be paid by the Buyer, Parent, the Company (following the Closing) or the Company’s Subsidiary pursuant to Contracts or Company Benefit Plans entered into or adopted on or prior to the Closing Date and (ii) any Damages related to or in respect of a Company Benefit Plan arising out of the Company being or having been an ERISA Affiliate of any Person other than the Company’s Subsidiary;

(h) reasonable costs of defending any Third Party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to any of the other provisions of this Section 9.2;

(i) that certain agreement set forth on Section 2.14(h)(2) of the Disclosure Schedule;

(j) any claim in connection with a Company Indemnification Agreement; and

(k) those matters set forth on Schedule 9.2(k) hereto, provided however that there shall be no indemnification hereunder with respect to a Damage resulting from any of the matters set forth on Schedule 9.2(k) to the extent such the liabilities causing such Damage were taken into account as Indebtedness or a Current Liability in the computation of Final Net Working Capital.

In the event that a claim for indemnification pursuant to this Section 9.2 may be made under multiple subsections of Section 9.2, the Indemnified Party (as defined below) shall be entitled to bring such claim under any such subsection, with such claim being subject only to the time limitations associated with that subsection, it being clarified that any Damages for which an Indemnified Person is entitled to Indemnification under Section 9.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant, agreement or otherwise.

Section 9.3 Indemnification by each Equityholder. Subject to the limitations set forth in this ARTICLE IX, from and after the Closing Date, each Equityholder shall, severally, indemnify the Indemnified Parties in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any Indemnified Party resulting from, or constituting:

(a) with respect to an Equityholder who is a Shareholder – any failure of any representation or warranty of such Shareholder contained in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, or instrument ancillary to this Agreement, including any Ancillary Agreement) to be true and correct as of the date of this Agreement and as of the Closing;

(b) with respect to an Equityholder who is an Optionholder – any failure of any representation or warranty of such Optionholder contained in an Option Acknowledgement Agreement to be true and correct as of the date of such Option Acknowledgement Agreement and as of the Closing;

(c) any failure of such Equityholder to perform fully any covenant or agreement of such Equityholder contained in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, or instrument ancillary to this Agreement, including the Ancillary Agreements); or

(d) Taxes of such Equityholder (including capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Company) for any Tax period (excluding income Taxes for which the Company is liable by virtue of such Equityholder’s engagement with it).

It is clarified that Equityholders, other than such Equityholder, shall not be liable or have any obligation to indemnify the Indemnified Parties (other than in the context of the Escrow Amount pursuant to Section 9.6(b), but subject to Section 9.6(c)) in relation to such obligation to indemnify pursuant to this Section 9.3 due to a breach by such Equityholder.

In the event that a claim for indemnification pursuant to this Section 9.3 may be made under multiple subsections of Section 9.3, the Indemnified Party (as defined below) shall be entitled to bring such claim under any such subsection, with such claim being subject only to the time limitations associated with that subsection, it being clarified that any Damages for which an Indemnified Person is entitled to Indemnification under Section 9.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant, agreement or otherwise.

Section 9.4 Indemnification Claims.

(a) Notice. As soon as reasonably practicable after any Indemnified Party hereto becomes aware of any claim that has resulted in or is reasonably anticipated to result in Damages that any such Indemnified Party has under this ARTICLE IX against an Indemnifying Party (which term includes all indemnifying parties if more than one, as applicable), the Indemnified Party shall deliver to the Representative (on behalf of the Indemnifying Party) a certificate signed by any officer of the Indemnified Party (a “Claim Notice”):

(i) stating that the Indemnified Party has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Damages, referencing the particular section of the Agreement (including in any schedule or exhibit or in any certificate, or instrument ancillary to this Agreement, including any Ancillary Agreements) on account of which such Damage is claimed;

(ii) stating the amount of such Damages (which, in the case of Damages not yet incurred, paid or properly accrued, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued, if ascertainable); and

(iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Damages included in the amount so stated (if ascertainable), or the basis for such anticipated liability and facts and circumstances constituting the alleged breach and the nature of the claim to which such Damages are related.

(b) Delay. No delay in or failure to give a Claim Notice by an Indemnified Party to the Representative pursuant to this Section 9.4 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement, except and to the extent that such delay or failure has materially prejudiced Indemnifying Party.

(c) Objections to Claims. The Representative (on behalf of the Indemnifying Party) may object to any claim set forth in such Claim Notice by delivering written notice to the Indemnified Party (and, if applicable, to the Escrow Agent) of the Representative’s objection (an “Indemnification Objection Notice”). Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail. If an Indemnification Objection Notice is not delivered by the Representative to the Indemnified Party within thirty (30) days after receipt by the Representative of the Claim Notice (the “Indemnification Objection Period”), such failure to so object shall be an irrevocable acknowledgment by the Representative (or the applicable Indemnifying Party as the case may be) that the Indemnified Party is entitled to indemnification for the full amount of the Damages set forth in such Claim Notice from the applicable Indemnifying Parties.

(d) Resolution of Objections to Claims. If the Representative shall object in writing during the Indemnification Objection Period to any claim or claims by an Indemnified Party made in any Claim Notice, the Indemnified Party shall have thirty (30) days after its receipt of the Indemnification Objection Notice to respond in a written statement to such objection. If after such thirty (30)-day period there remains a dispute as to any claims, the Representative and the Indemnified Party shall attempt in good faith for twenty (20) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If Parent and the Representative agree to a resolution of such objection, and cash remains in the applicable account within the Escrow Fund, then Parent and the Representative shall promptly prepare and deliver to the Escrow Agent a statement setting forth such conclusively resolved matters and directing the Escrow Agent to distribute cash from the applicable account of the Escrow Fund in accordance with the terms of such statement. If no such agreement can be reached after good faith negotiation, each of the Representative and the Indemnified Party shall meet within ten (10) days of the expiration of such twenty (20)-day period and negotiate in good faith for one day with an impartial mediator mutually agreed to by the parties in New York City, New York. If no agreement can be reached after good faith mediation, each of the Representative and the Indemnified Party may, subject to Section 9.11, bring suit to resolve the objection.

The Representative may agree that the Indemnified Party is entitled to receive part, but not all, of the amount claimed under the claim Notice (the “Agreed Amount”), it being agreed that if cash remains in the applicable account within the Escrow Fund, the Representative and the Parent shall deliver to the Escrow Agent, a memorandum setting forth such agreement and signed by both parties instructing the Escrow Agent to distribute to the Indemnified Party, out of the applicable account of the Escrow Fund, an amount equal to the Agreed Amount. Any remaining disputes in connection to amounts in excess of the Agreed Amount shall be resolved in accordance with the preceding paragraph.

(e) Delivery to Escrow Agent. If, at the time of delivery of any Claim Notice to the Representative (or of any Indemnification Objection Notice by the Representative or response thereto by Buyer or its Affiliates), cash remains in the applicable account within the Escrow Fund, a duplicate copy of such Claim Notice or Indemnification Objection Notice (or response thereto) shall be delivered to the Escrow Agent by or on behalf of the Indemnified Party.

Section 9.5 Third-Party Claims.

(a) In the event that an Indemnified Party desires to make a claim against an Indemnifying Party in connection with any third-party Legal Proceeding at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify in writing the Representative of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure or delay to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 9.5(a), except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

(b) Except in the case of Third-Party Claims (i) in which the remedy sought in such Third-Party Claim includes an injunction or equitable relief against the Indemnified Party, (ii) such Third-Party Claim arises in connection with a criminal or quasi-criminal proceeding against the Indemnified Party, (iii) alleging that the operation of the Company’s business or the development, manufacture, marketing, distribution, import or sale of any Customer Offering, developed by the Company prior to the Closing Date, by Buyer or its Affiliates infringes, misappropriates, or otherwise violates any Intellectual Property or other proprietary rights of any third party or (iv) involving the Indemnifying Party or its Affiliates as a party if counsel to the Indemnified Party determines in good faith that joint representation would give rise to a conflict of interest (in the case of any of which the provisions of Section 9.5(d) shall apply), the Representative will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) days after the Representative has received notice of the Third-Party Claim; provided, however, that the Representative may only assume control of such defense if (x) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third-Party Claim shall constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE IX and (y) the claimant seeks the recovery of a sum of money that does not exceed the then-current balance of the applicable portion of the applicable account of the Escrow Fund available for such Third Party Claim (as reduced by the amount of all other pending claims against the funds in the applicable account within the Escrow Fund and assuming the full amount of such claims were actually paid), and provided further, that (i) the assumption of the defense by the Representative shall relate solely to the claim, liability or expense that is subject to indemnification hereunder; (ii) the Representative must take reasonable steps to conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, (iii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in but not to determine or conduct the defense of the Third-Party Claim (it being acknowledged that the costs relating to such representation shall not be deemed to fall within the scope of Section 9.2(h)).

(c) The Representative will not consent to the entry of any Order or enter into any settlement with respect to the Third-Party Claim without the prior consent of the Indemnified Party (which will not be unreasonably withheld or delayed) unless the Order or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Representative has assumed and is conducting the defense of the Third-Party Claim in accordance with the terms herein, the Indemnified Party will not consent to the entry of any Order or enter into any settlement with respect to the Third-Party Claim, or pay or permit to be paid, any part of the claim for which it is seeking indemnification without the prior written consent of the Representative (which shall not be unreasonably withheld or delayed).

(d) In the event the Representative (on behalf of an Indemnifying Party) does not or is not entitled to assume the defense of a Third-Party Claim, (i) the Indemnified Party may defend against, and consent to the entry of any Order or enter in any settlement with respect to the Third-Party Claim (with the prior consent of the Representative, not to be unreasonably withheld or delayed; provided, that no such consent shall be required in connection with a settlement where the proposed settlement is in an amount less than or equal to $100,000 per Third-Party Claim or series of related Third-Party Claims with a maximum amount payable in connection with settlements made without Representative’s consent not to exceed an aggregate amount of $250,000; provided further that the Indemnified Party will provide written notice to the Representative regarding each settlement of a Third-Party Claim made without the Representative’s consent promptly following the execution thereof; (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent provided in this Section 9.5(d), subject to the limitations set forth in this Article IX, as applicable; and (iii) the Representative may retain separate co-counsel at its sole cost and expense and participate in but not to determine or conduct the defense of such Third-Party Claim.

Section 9.6 Payment of Claims.

(a) In order to satisfy any indemnification obligations of the Equityholders pursuant to Section 9.2, subject to the limitations of Section 9.7, Buyer (and each of the Indemnified Parties) shall recover Damages (i) first, from the Escrow Fund to the extent available and subject to the terms of the Escrow Agreement, provided that all claims under Section 9.2(i) shall be paid solely from the Special Escrow Amount of the Escrow Fund and all other claims shall be paid solely from the Indemnification Escrow Amount of the Escrow Fund; (ii) second, but only in the event of a claim based on fraud or intentional misrepresentation of a Listed Employee, by offsetting against such Listed Employee’s Retention Payments to the extent such amount is or becomes due and payable pursuant to a Retention Letter of such Listed Employee, and (iii) thereafter, directly from the Equityholders by wire transfer of immediately available funds; provided, that (x) the obligations of the Equityholders under this Section 9.6(a) shall be several and not joint and (y) the Indemnified Parties shall in no event be entitled to recover from any Equityholder an amount greater than such amounts as have actually been paid to such Equityholder pursuant to this Agreement (and a Retention Letter, if applicable pursuant to item (ii) above). All such recoveries directly from the Equityholders shall be made on a Damages Pro Rata Percentage with respect to each Equityholder and all recoveries by offsetting against Retention Payments shall be made from the applicable Listed Employee. The Representative shall make the final determination as to each Equityholder’s Damages Pro Rata Percentage and the Equityholders shall not be entitled to make any claim against the Buyer, Parent or Company in respect of such determination.

(b) In order to satisfy any indemnification obligations of an Equityholder pursuant to Section 9.3, subject to the limitations of Section 9.7, Buyer (and each of the Indemnified Parties) shall recover Damages (i) first, from the Escrow Fund up the amount of the applicable Equityholder’s Escrow Pro Rata Percentage of the funds remaining in the Escrow Account with respect to the Indemnification Escrow Amount and not subject to any Claim Notice as of the date of the applicable Claim, to the extent available and subject to the terms of the Escrow Agreement, (ii) second, but only in the event of a claim based on fraud or intentional misrepresentation of the applicable Equityholder that is also a Listed Employee, by offsetting against such Listed Employee’s Retention Payments to the extent such amount is or becomes due and payable pursuant to a Retention Letter of such Listed Employee, and (iii) thereafter, directly from the applicable Equityholder by wire transfer of immediately available funds; provided, that (x) the Indemnified Parties shall in no event be entitled to recover from any Equityholder an amount greater than such amounts as have actually been paid to such Equityholder pursuant to this Agreement (and a Retention Letter, if applicable pursuant to item (ii) above). The Representative shall make the final determination as to an Equityholder’s Escrow Pro Rata Percentage and the Equityholders shall not be entitled to make any claim against the Buyer, Parent or Company in respect of such determination.

(c) When calculating the distribution of Indemnification Escrow Amount in accordance with the provisions of Section 1.2 and the Escrow Agreement, any amounts paid to an Indemnified Party by an Equityholder from the Indemnification Escrow Amount pursuant to Section 9.6(b)(i) shall be deemed as having been released from the Indemnification Escrow Amount and distributed to the Equityholders, with the amount actually paid to the Indemnified Parties being reduced from distributions of Deferred Payments made to the applicable Indemnifying Party in accordance with the provisions herein. The Representative shall make the final determination as to each Equityholder’s Escrow Pro Rata Percentage portion of the Indemnification Escrow Amount, including on account of the provisions of this Section 9.6(c) and the Equityholders shall not be entitled to make any claim against the Buyer, Parent or Company in respect of such determination.

Section 9.7 Limitations.

(a) The maximum aggregate liability of the Equityholders for indemnification pursuant to Section 9.2 will not exceed:

(i) with respect to all claims under Section 9.2(a) (other than with respect to breaches of Key Representations), Section 9.2(b), Section 9.2(c), Section 9.2(e), Section 9.2(g), Section 9.2(h), or Section 9.2(k), an amount equal to, as of any applicable time, (A) the Indemnification Escrow Amount, plus (B) all interest and investment income thereon, plus, (C) in the event of a claim against a Listed Employee based on fraud or intentional misrepresentation by such Listed Employee, all amounts offset from such Listed Employee’s Retention Payments, less (D) any amounts actually released from the Escrow Fund with respect to the Indemnification Escrow Amount prior to such applicable time;

(ii) with respect to all claims under Section 9.2(a) for a breach of any of the Key Representations (other than Section 2.14 (Intellectual Property)) and claims under Section 9.2(d), Section 9.2(f) and Section 9.2(j), an amount equal to the Indemnification Escrow Amount (less, for the removal of doubt, any amounts actually released from the Indemnification Escrow Fund) plus the amount actually paid to Equityholders pursuant to this Agreement (without duplication), plus, with respect to an Equityholder who is a Listed Employee, in the event of a claim against such Listed Employee based on fraud or intentional misrepresentation by such Listed Employee, such Listed Employee’s Retention Payments;

(iii) with respect to all claims under Section 9.2(a) for a breach of Section 2.14 (Intellectual Property), an amount equal to the Intellectual Property Indemnification Cap, plus, with respect to an Equityholder who is a Listed Employee, in the event of a claim against such Listed Employee based on fraud or intentional misrepresentation by such Listed Employee, such Listed Employee’s Retention Covenant Payments; and

(iv) with respect to all claims under Section 9.2(i), an amount equal to the Special Escrow Amount plus all interest and investment income thereto less amounts actually released from the Escrow Fund with respect to the Special Escrow Amount prior to the applicable time.

In addition to the foregoing liability limitation caps, the maximum aggregate liability of each Equityholder for indemnification pursuant to Section 9.2 shall not exceed the lower of (i) such Equityholder’s Damages Pro Rata Percentage of the applicable Damage and (ii) the total amount actually paid to such Equityholder pursuant to this Agreement (plus, with respect to an Equityholder who is a Listed Employee, in the event of a claim against such Listed Employee based on fraud or intentional misrepresentation by such Listed Employee, such Listed Employee’s Retention Payments payable to such Equityholder), and no other Equityholder other than the applicable Listed Employee shall have liability on account of such Retention Payments.

(b) Anything to the contrary contained herein notwithstanding, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties with respect to any claim for indemnification resulting from or arising out of matters described in Section 9.2 unless and until the aggregate amount of all such claims exceeds $200,000 (the “Threshold”), in which event the Indemnified Parties shall be entitled to recover the full amount of Damages (including any amounts of Damages within the Threshold but, if the removal of doubt, up to the maximum indemnification limitations as set forth herein) resulting from or arising out of such matters. Notwithstanding anything to the contrary in this Section 9.7(b), the Threshold limits imposed by this Section 9.7(b)shall not apply to any Damages (i) indemnifiable under Section 9.2(a) solely with respect to any Key Representation (other than Section 2.14 (Intellectual Property)), (ii) indemnifiable under Section 9.2(f), Section 9.2(i), Section 9.2(j) and Section 9.2(k), or (iii) arising out of or in connection with any fraud or intentional misrepresentation.

(c) In all cases in determining whether there has been a breach of a representation or warranty by any Party for purposes of this Agreement, such representations and warranties shall be read with regard to any materiality qualifier (including any reference to Company Material Adverse Effect) contained therein, however in determining the amount of any Damages with respect to a breach of a representation or warranty by any Party for purposes of this Agreement, such representations and warranties shall be read without regard to any materiality qualifier (including any reference to Company Material Adverse Effect) contained therein.

(d) All Damages recoverable by an Indemnified Party from an Indemnifying Party pursuant to this ARTICLE IX shall be net of insurance proceeds actually received by such Indemnified Party and any other amounts such Indemnified Party actually recovers from third parties, in each case solely to the extent that such insurance proceeds or other amounts directly relate to such Damages, including, with respect to claims under Section 9.2(j), proceeds actually received by the Indemnified Party pursuant to the D&O Tail Policy. In any case where an Indemnified Party recovers, under insurance policies or from other third parties, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to this ARTICLE IX, such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses (including increases in premiums) incurred by such Indemnified Party in procuring such recovery); provided, however, that no Indemnified Party shall be required to pay over to the applicable Indemnifying Party any amount so recovered under such insurance policies or from such other third parties to the extent (but only to the extent) that such amount so recovered was previously taken into account pursuant to the first sentence of this Section 9.7(d).

Section 9.8 Mitigation of Damages. The Indemnified Party shall at all times act in good faith and take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Damages that are indemnifiable hereunder; provided, however, that in no event shall the failure of an Indemnified Party to mitigate any Damages after taking all commercially reasonable steps to do so release or relieve the Indemnifying Party of its indemnification obligations pursuant to this Article IX.

Section 9.9 Treatment of Indemnity Payments. Any payment made pursuant to this ARTICLE IX shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 9.10 Remedy. Each Party acknowledges and agrees that, except (i) in the case where a Party seeks to obtain specific performance pursuant to Section 11.13 or (ii) payment pursuant to Section 1.4(c), its sole and exclusive remedy following the Closing Date with respect to any and all claims under or relating to this Agreement (including in any schedule attached hereto, or in any certificate, or instrument ancillary to this Agreement) or an Option Acknowledgement Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE IX; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies to the extent (x) made against an Indemnifying Party based upon allegations of fraud or intentional misrepresentation involving such Indemnifying Party or (y) such rights, claims, causes of action or remedies may not be waived under applicable Law.

Section 9.11 Right to Bring Action; No Contribution. Each Equityholder waives, and acknowledges and agrees that such Equityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such Equityholder may become subject under or in connection with this Agreement subject to rights pursuant to a Company Indemnification Agreement and/or the D&O Tail Policy. Notwithstanding anything in this ARTICLE IX or elsewhere in this Agreement to the contrary, only the Representative shall have the right, power and authority to commence or prosecute any action, suit or proceeding, including any arbitration proceeding, by and on behalf of any or all Equityholders against Buyer, Parent, the Company, or any other Indemnified Party in connection with Buyer’s and Parent’s obligations under this Agreement, and in no event shall any Equityholder himself, herself or itself have the right to commence or prosecute any action, suit or proceeding, including any arbitration proceeding, against Buyer, Parent, the Company, or any other Indemnified Party in connection with Buyer’s and Parent’s obligations under this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer, Parent and the Company;

(b) by Buyer or Parent if there has been a breach in any material respect on the part of the Company or any Shareholder, or by the Company if there has been a breach in any material respect on the part of Buyer or Parent, in each case of the representations and warranties or covenants (which in the case of any breach of covenant has not been cured within thirty (30) days after written notification thereof by the terminating Party to the other Party) of the non-terminating Party set forth in this Agreement, in either case to the extent such breach would cause a condition to the terminating Party’s obligation to close not to be satisfied, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby, unless such terminating Party’s intentional breach of this Agreement has caused the condition to be unsatisfied;

(c) by either Buyer, Parent or the Company if the Closing has not occurred on or prior to August 31, 2017; provided that neither Buyer, Parent nor the Representative will be entitled to terminate this Agreement pursuant to this Section 10.1(c) if (i) such Person’s breach of this Agreement will have been the principal cause of, or shall have resulted in, the prevention of the satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time;

(d) by Buyer or Parent if there is a Company Material Adverse Effect; or

(e) by Buyer or Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which is final and non-appealable (as applicable) which would: (i) prohibit Buyer’s, Parent’s or the Company’s or its Subsidiary’s ownership or operation of any portion of the business of the Company and its Subsidiary or (ii) compel Buyer or any of its Affiliates to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiary).

Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability hereunder on the part of any Party, except for the provisions set forth in this Section 10.2, the Non-Disclosure Agreement between the Company and Parent dated as of October 26, 2015, Section 6.1, Section 6.2 and ARTICLE XI, which shall remain in full force and effect, and except that nothing herein will relieve any Party from any liability resulting or arising from any breach of this Agreement by such Party prior to such termination.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent the Company and the Representative. Any such amendment shall be binding on all of the parties hereto and their respective successors and assigns.

Section 11.2 Waiver. Following the Closing, Buyer, Parent and the Company, on the one hand, and the Shareholders (including by action of the Representative), on the other hand, may, to the extent legally allowed, (i) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto (ii) extend the time for the performance of any of the obligations of the other owed to such Party, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or parties, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 11.3 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given only if faxed, sent via e-mail, mailed or delivered to the parties at the following addresses or facsimile numbers:

(a)	to Buyer or Parent (or to the Company following the Closing), to:

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Attention: Edward Herdiech and Michael Donahue

Facsimile: (781) 638-9050

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1000 Winter Street, Suite 3700

Waltham, MA 02451

Attention: Susan Mazur (susan.mazur@lw.com)

Facsimile: (781) 434-6601

(b)	if to the Company (prior to the Closing), to:

Nanorep Technologies Ltd.

11 Galgaley Haplada St.

Hertzliya 4672211, Israel

Attention: Eli Campo (eli@nanorep.com)

Facsimile: +972-9-7888233

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 J. Rivlin St.

Jerusalem, 9424018, Israel

Attention: Jacob Ben Chitrit (kobi@arnon.co.il)

Facsimile: +972-2-6239236

(c)	if to the Representative, to:

If prior to July 31, 2017:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

If on or after July 31, 2017:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No: (303) 648-4085

All such notices and other communications will be deemed effectively given the earlier of (i) when delivered personally, (ii) on the same Business Day of delivery by facsimile (with receipt of appropriate confirmation) if delivered before 5:00 p.m. local time and one Business Day after delivery by facsimile (with receipt of appropriate confirmation) if delivered after 5:00 p.m. local time or on a day that is not a Business Day, (iii) at the time of confirmation of e-mail delivery (by return receipt or other reasonable confirmation), or (iv) one Business Day after being deposited with an overnight courier service of recognized standing. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto in accordance with this Section 11.3.

Section 11.4 Entire Agreement. This Agreement, the exhibits and the schedules hereto, including the Disclosure Schedule, the Ancillary Agreements, and the Non-Disclosure Agreement between the Company and Parent dated as of October 26, 2015 constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understanding, both written and oral, among the parties with respect to the subject matter hereof.

Section 11.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto (including the Representative) and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person (including upon any Listed Employee) other than the Persons entitled to indemnity under ARTICLE IX, and in the case of Section 6.12, the current and former directors and officers of the Company.

Section 11.6 No Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company, the Representative or any Shareholder without the prior written consent of Parent, or by Buyer without the prior written consent of the Representative; provided, however, Buyer and its Affiliates (including the Company following the Closing) shall have the right to assign, without the consent of the Representative or any Shareholder, (a) all or any portion of this Agreement (including rights hereunder and thereunder), including its rights to indemnification, to any of its lenders as collateral security, and (b) after the Closing, all or any portion of this Agreement and its rights and obligations hereunder, including its rights to indemnification, in connection with a (i) merger, acquisition, corporate reorganization, change of control or consolidation involving Buyer or any of its Affiliates (including the Company), or (ii) a sale of all or substantially all of the shares or assets (including any real estate) of Buyer or any of its Affiliates (including the Company), or any substantially similar transaction, provided, however, that no such assignment shall relieve Buyer or Parent of any of its obligations hereunder.

Section 11.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.9 Governing Law. This Agreement, any other agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Israel. The competent courts of Tel Aviv, Israel shall have exclusive jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

Section 11.10 Reserved.

Section 11.11 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “Party” or “Parties” refer to Buyer and Parent, on the one hand, and the Company, the Representative and the Shareholders, on the other, and the terms “third party” or “third parties” refers to Persons other than Buyer, Parent, the Shareholders, the Representative or the Company. Unless stated otherwise, a reference to ‘USD$’, ‘$US’, ‘dollar’ or ‘$’ is a reference to U.S. currency. All amounts hereunder shall be payable in U.S. currency. For the avoidance of doubt, documents posted by the Company, the Shareholders or their respective representatives in the Data Room maintained in connection with the transactions contemplated hereby are deemed to have been made available and provided and delivered to Buyer.

Section 11.12 Rules of Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were either represented by counsel or had the opportunity to be represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any Party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 11.13 Other Remedies; Specific Performance. Except in the case of fraud or willful misconduct whereby no limitation of liability or the benefit of exclusive remedies shall apply with respect to the specific Party who committed such fraud or willful misconduct, any and all remedies herein expressly conferred upon a Party will be deemed exclusive of any other remedy conferred by law or equity upon such Party; provided that the parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement contained in Section 6.2, Section 6.3, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.12, Section 6.13, Section 6.16, Section 6.17, Section 6.18, and ARTICLE IX are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to the indemnification rights to which the parties may be entitled pursuant to this Agreement, the parties shall be entitled to seek equitable remedies, including injunctions, to prevent breaches and to enforce specifically the terms and provisions described in this paragraph above in any court of applicable jurisdiction.

Section 11.14 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

Section 11.15 Counterparts, Delivery by Facsimile or PDF. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, or by email in portable document format (pdf) or other similar image format, shall be treated in all manner and respects as an original hereof or thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such Contract, each other Party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other Parties. No Party hereto or to any such Contract shall raise the use of a facsimile machine, or by email in portable document format or other similar image format, to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, or email in portable document format or other similar image format, as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.16 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i) Yigal Arnon & Co. (“YA”) and Foley Hoag LLP have acted as counsel to the Company and its Subsidiaries in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that Raz Dlugin & Co. Law Offices (“RD”) have acted as counsel to the Equityholders, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by any of YA, RD and Foley Hoag LLP (or any successors) (individually and collectively, the “Seller Group Law Firms”) shall not preclude the Seller Group Law Firms from serving as counsel to the Representative, the Equityholders or any director, member, shareholder, partner, officer or employee of the Equityholders, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(ii) Buyer shall not, and shall cause the Company not to, seek or have any of the Seller Group Law Firms disqualified from any such representation based upon the prior representation of the Company by such Seller Group Law Firms. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.16 shall not be deemed exclusive of any other rights to which the Seller Group Law Firms are entitled whether pursuant to law, contract or otherwise.

(b) All communications between the Equityholders or the Company, on the one hand, and Seller Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Equityholders and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firms relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Equityholders (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firms in respect of such engagement constitute property of the client, only the Equityholders (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firms and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its respective Affiliates (including the Company), on the one hand, and a third party other than any of the Equityholders, on the other hand, Buyer or its respective Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor its respective Affiliates (including the Company) may waive such privilege without the prior written consent of the Equityholders, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or its respective Affiliates (including the Company) is legally required by an order from a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the reasonable opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within five (5) Business Days) notify the Representative in writing so that the Representative can seek a protective order.

ARTICLE XII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“102 Trust Period” shall mean the minimum trust period required by the capital gains track of Section 102(b)(2) of the Israel Tax Ordinance.

“102 Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of Section 102 of the Israel Tax Ordinance, and approved by the Israel Tax Authority, with respect to Company 102 Options and Company 102 Shares.

“Accounting Firm” shall mean an independent nationally recognized accounting firm (which firm shall not have any material relationship with Buyer, the Company or any Shareholder holding over 5% of the Company’s Shares immediately prior to Closing) mutually agreed to in writing by the Representative, on the one hand, and Buyer, on the other hand.

“Acquisition Proposal” shall have the meaning set forth in Section 6.6.

“Adjusted Payment” shall have the meaning set forth in Section 1.2(h).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agents” shall have the meaning set forth in Section 6.6.

“Aggregate Preferred Share Preference Amount” means the aggregate amount of (a) Preferred A Preference Amounts, (b) Preferred A2 Preference Amounts, and (c) Preferred B Preference Amounts payable to the holders of the Preferred A Shares, Preferred A2 Shares and of Preferred B Shares in accordance with Section 1.2.

“Agreed Accounting Policies and Principles” shall mean in accordance with GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Most Recent Balance Sheet.

“Agreed Amount” shall have the meaning set for in Section 9.4.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Ancillary Agreements” shall mean the Escrow Agreement, Option Acknowledgment Agreements, Retention Letters, the Closing Payment Schedule, the Closing Statement and the certificates referenced in Section 8.1(f) and Section 8.1(h), provided that for the purpose of Article IX, the Retention Letters will not be deemed Ancillary Agreements.

“Articles” shall have the meaning set forth in Section 2.1.

“Assignment of Inventions Agreement” shall mean a customary form of agreement assigning all right, title and interest to the Company in any Intellectual Property created by an employee within the scope of his or her employment with the Company or by a contractor, consultant, or advisor within the scope of his or her engagement with the Company.

“Bankruptcy and Equitable Remedies Exception” shall have the meaning set forth in Section 2.3.

“Retention Letter” shall have the meaning set forth in the recitals of this Agreement.

“Retention Payments” shall mean the payments due and payable to Listed Employees pursuant to the Retention Letters.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or in the State of Israel are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Circumstance” shall mean any circumstance, condition, situation, event, development, change, matter, fact or effect.

“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Claims” shall have the meaning set forth in Section 6.9(a).

“Closing” shall have the meaning set forth in Section 1.7.

“Closing Cash” shall mean, as of immediately prior to the Closing, the aggregate amount of unrestricted cash, the restricted cash held back by or pledged to the Company’s bank to secure bank guarantees and payments under the Company’s credit cards and investment securities with original maturities of ninety (90) days or less and other cash equivalents held by the Company and its Subsidiary, less the aggregate amount of all checks in transit as of such date, all determined in accordance with the Agreed Accounting Policies and Principles and Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.7.

“Closing Indebtedness” shall mean the aggregate amount that would be required to fully discharge, as of immediately prior to the Closing, all Indebtedness of the Company including the current portion of all such categories of Indebtedness.

“Closing Net Working Capital” shall mean Net Working Capital as of immediately prior to the Closing, determined in accordance with Section 1.4.

“Closing Payment Schedule” shall have the meaning set forth in Section 1.3.

“Closing Statement” shall have the meaning set forth in Section 1.4(b).

“Closing Unpaid Company Transaction Expenses” shall mean Unpaid Company Transaction Expenses as of immediately prior to the Closing, determined in accordance with Section 1.4.

“COBRA” shall have the meaning set forth in Section 2.22(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company 102 Option” shall mean a Company Option granted under Section 102 of the Israel Tax Ordinance.

“Company 102 Shares” shall mean Ordinary Shares issued upon the exercise of any Company 102 Options and held by the 102 Trustee pursuant to the Israel Tax Ordinance.

“Company Benefit Plans” shall have the meaning set forth in Section 2.22(a)

“Company Financials” shall have the meaning set forth in Section 2.6(a).

“Company Indemnification Agreements” shall have the meaning set forth in Section 6.12.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use or otherwise Exploited by the Company, including the Company Owned Intellectual Property.

“Company Liabilities” means, in respect of the Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Company Liabilities” set forth on the Reference Statement as of such date, determined on a consolidated basis. For the avoidance of doubt, “Company Liabilities” (i) shall not include Closing Indebtedness or Unpaid Company Transaction Expenses, (ii) shall include current Tax liabilities to the extent not otherwise accrued as a Company Liability in the Reference Statement, and (iii) shall include Employee Liabilities.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party with the exception of (i) nonexclusive end user licenses for software generally available under non-exclusive commercial end user licenses to software (e.g., license agreements for off-the-shelf software) with license fees less than $10,000, (ii) licenses to Open Source Materials as set forth in Section 2.14(k) of the Disclosure Schedule, and (iii) non-disclosure Contracts.

“Company Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate, (i) is or would reasonably be expected to prevent, materially delay or materially impair the consummation of the Closing and the Transactions, or (ii) is or would reasonably be expected to be materially adverse to the business, properties, operations, condition (financial or otherwise), assets or Liabilities of the Company, taken as a whole, other than, in the case of the foregoing clauses (i) and (ii), any adverse Circumstance: (a) resulting from the public announcement of this Agreement or the transactions contemplated hereby, solely to the extent the Company demonstrates such adverse Circumstance to have so resulted from such public announcement; (b) that is generally applicable to the industries or markets in which the Company operates; (c) resulting from actions taken by the Company, as required under this Agreement or which Buyer or Parent has specifically approved in writing or the failure to take any action prohibited by this Agreement; (d) changes in applicable legal requirements or GAAP after the date hereof; or (e) any adverse effect that results from any act of God, any act of terrorism, war or other hostilities, any regional, national or international calamity or any other similar event.

“Company Option” shall have the meaning set forth in Section 2.2(b).

“Company Option Plan” shall have the meaning set forth in Section 2.2(b).

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Security” shall mean any equity security, including, without limitation, any options, warrants, share rights, convertible debt, or any other derivative security directly or indirectly convertible into or exercisable or exchangeable for any equity security in the Company or any Subsidiary.

“Company Source Code” shall mean the source code for any Software owned by the Company and included in the Customer Offerings, Contemplated Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Warrant” shall have the meaning set forth in Section 2.2(b).

“Confidential Information” shall mean the content of this Agreement, all information concerning or related to the business, operations, financial condition or prospects of the Company and its Subsidiary, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include: (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of the Company and its Subsidiary; (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how pertaining to the business of the Company and its Subsidiary; and (iii) all financial statements, audit reports, budgets and business plans or forecasts of the Company and its Subsidiary. Confidential Information shall not include: information which is or becomes generally known to the public through no act or omission of the recipient and information which has been or hereafter is lawfully obtained from a third party under no obligation of confidentiality with respect to such Confidential Information.

“Contemplated Customer Offering” shall mean the products (including Software and Documentation) and services that the Company currently plans to develop, manufacture, market, distribute, make available, provide, sell or license to third parties in the future.

“Contract” shall mean any contract, plan, agreement, license, lease, power of attorney, note, mortgage, loan, evidence of Indebtedness, purchase order, letter of credit, undertaking, covenant, covenant not to compete, instrument, obligation, commitment, understanding, purchase and sales order, statement of work, quotation, executory commitment or other agreement to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied, together with all amendments and other modifications thereto.

“Current Assets” means, as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date, determined on a consolidated basis and in accordance with Section 1.4(d). For the avoidance of doubt, “Current Assets” shall not include Closing Cash, deferred or prepaid Tax assets (excluding for the removal of doubt those VAT refunds which are (i) with respect to expenses incurred and paid prior to the Closing, and (ii) actually received by the Company from the VAT Authority within ninety (90) days following the Closing) or any Tax losses, assets or other benefits arising from the transactions contemplated by this Agreement.

“Customer Offerings” shall mean the products (including Software and Documentation) and services that the Company (i) currently develops, manufactures, markets, distributes, makes available, provides, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, provided, sold or licensed to third parties since its inception.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due), monetary damages, fines, Taxes, reduction in Tax Assets fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, reasonable fees and reasonable expenses of attorneys, accountants, financial advisors and other experts), and other reasonable expenses of settlement, litigation, arbitration or other dispute resolution proceedings relating to an indemnification claim under ARTICLE IX, in each case excluding punitive, special, exemplary, incidental, consequential, indirect, or similar damages (including loss of revenues, profits and opportunities) unless any such damages are actually paid by an Indemnified Party to third parties pursuant to a judgment or settlement in connection with a Third Party Claim.

“Damages Pro Rata Percentage” shall mean, with respect to each Equityholder, a portion of the applicable Damages equal to the percentage calculated as (a) the difference between (i) the proceeds that would have been paid to such Equityholder pursuant to the Agreement as of the time of calculation in the event that such proceeds had not been reduced by the amount of such Damages (taking into account, inter alia, in addition to consideration paid at Closing, disbursements of Deferred Payments that were made as of the time of calculation, if any) and (ii) the proceeds that would have been paid to such Equityholder pursuant to this Agreement as of the time of calculation in the event such proceeds had been reduced by the amount of such Damages (taking into account, inter alia, in addition to consideration paid at Closing, disbursements of Deferred Payments that were made as of the time of calculation, if any), divided by (b) the applicable Damages amount.

The following is a numerical example of the above formula, included solely for the purpose of clarity and illustration:

Assuming the applicable Damages amount is US$5,000,000, and that as of the date of calculation US$38,000,000 were allocated to the equity holders pursuant to the terms of this Agreement.

X = (A – B) / C

where:

X = each Equityholder’s pro-rata percentage of the Damage

A = the amount that such Equityholder has received as of the date of calculation (i.e., distribution of an amount of US$38,000,000 pursuant to the terms of this Agreement)

B = the amount that such Equityholder would have received if the amounts paid to the Equityholders pursuant to the terms of this Agreement equaled US$33,000,000

C = $5,000,000 (the applicable Damage amount).

For the removal of doubt, for purpose of the above calculation, “Damages” in the above formula shall be the amount that is to be transferred to the Indemnified Parties after taking into account the indemnification limitations set forth in Article IX.

“Data Room” shall have the meaning set forth in Section 6.14.

“Deferred Payment” has the meaning set forth in Section 1.2(h).

“Deferred Payment Schedule” has the meaning set forth in Section 1.2(h).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof.

“D&O Tail Policy” shall have the meaning set forth in Section 6.12.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other written information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Employee Liabilities” means the amount of any accrued vacation days, employee expense obligations, unfunded liabilities outstanding for severance, pension and any other benefits accrued with respect to the employees of the Company or any subsidiary thereof as of the Closing Date, including with respect to shortfalls in the severance funds and/or pension/supplementary/additional payments for severance pay (including in the absence of Section 14 Arrangement (at any time)) a calculation of which shall be prepared by the Company and delivered to Buyer on or prior to the Closing.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equityholders” shall mean the Shareholders and Optionholders.

“ERISA” shall have the meaning set forth in Section 2.22(a).

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or its Subsidiary.

“Escrow Agent” shall mean Wells Fargo Bank, N.A. (together with any successor thereto that is appointed in accordance with the terms of the Escrow Agreement).

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit D by and among the Buyer, the Parent, the Company, the Representative and the Escrow Agent.

“Escrow Amount” shall have the meaning set forth in Section 1.6.

“Escrow Fees” shall mean any fees owed to the Escrow Agent in connection with the Transactions.

“Escrow Fund” shall have the meaning set forth in Section 1.6.

“Escrow Pro Rata Percentage” shall mean, with respect to each Equityholder and with respect to each Escrow Account (i.e., Indemnification Escrow Amount or Special Escrow Amount), a portion of the then-current applicable portion of the Escrow Amount equal to the percentage calculated as (a) the difference between (i) the proceeds paid to such Equityholder pursuant to this Agreement as of the time of calculation (taking into account, in addition to consideration paid at Closing, disbursements of Deferred Payments that were made at the time of calculation, if any) after taking into account the applicable amount to be disbursed under the Indemnification Escrow Amount or Special Escrow Amount (as applicable) and (ii) the proceeds paid to such Equityholder pursuant to this Agreement as of the time of calculation (taking into account, in addition to consideration paid at Closing, disbursements of Deferred Payments that were made at the time of calculation, if any) without taking into account the applicable amount to be disbursed under the Indemnification Escrow Amount or Special Escrow Amount (as applicable), divided by (b) the amount disbursed under the Indemnification Escrow Amount or Special Escrow Amount (as applicable).

The following is a numerical example of the above formula, included solely for the purpose of clarity and illustration:

Assuming the applicable amount released from Escrow is US$2,000,000, and that as of the date of calculation US$38,000,000 were paid to the Equityholders pursuant to the terms of this Agreement.

X = (A – B) / C

where:

X = each Equityholder’s pro-rata percentage of the amount released from Escrow

A = the amount that such Equityholder would have received if US$40,000,000 were paid to the Equityholders pursuant to the terms of this Agreement.

B = the amount that such Equityholder has received as of the date of calculation (i.e., on account of a distribution of an amount of US$38,000,000 pursuant to the terms of this Agreement)

C = $2,000,000 (the applicable amount released from Escrow)

“Estimated Closing Cash” shall have the meaning set forth in Section 1.4(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 1.4(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 1.4(a).

“Estimated Unpaid Company Transaction Expenses” shall have the meaning set forth in Section 1.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, license, sublicense, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Export Control Laws” shall mean all Laws and executive Orders of any Governmental Entity relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including without limitation, the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007, and any regulation or decrees promulgated pursuant thereto, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable foreign Laws.

“Final Closing Cash” means the amount of Closing Cash pursuant to Section 1.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Cash as mutually agreed in writing by Buyer, on the one hand, and the Representative, on the other hand, pursuant to Section 1.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 1.4(b).

“Final Closing Cash Deficiency” means the amount, if any, by which Estimated Closing Cash exceeds Final Closing Cash.

“Final Closing Cash Surplus” means the amount, if any, by which Final Closing Cash exceeds Estimated Closing Cash.

“Final Closing Indebtedness” means the amount of Closing Indebtedness pursuant to Section 1.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Indebtedness as mutually agreed in writing by Parent, on the one hand, and the Representative, on the other hand, pursuant to Section 1.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 1.4(b).

“Final Closing Indebtedness Deficiency” means the amount, if any, by which Final Closing Indebtedness exceeds Estimated Closing Indebtedness.

“Final Closing Indebtedness Surplus” means the amount, if any, by which Estimated Closing Indebtedness exceeds Final Closing Indebtedness.

“Final Net Working Capital” means the amount of Closing Net Working Capital set forth in the Closing Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 1.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Net Working Capital as mutually agreed in writing by Parent, on the one hand, and the Representative, on the other hand, pursuant to Section 1.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 1.4(b).

“Final Net Working Capital Deficiency” means the amount, if any, by which Estimated Net Working Capital exceeds Final Net Working Capital.

“Final Net Working Capital Surplus” means the amount, if any, by which Final Net Working Capital exceeds Estimated Net Working Capital.

“Final Unpaid Company Transaction Expenses” means the amount of Closing Unpaid Company Transaction Expenses pursuant to Section 1.4(b), or if such an Objection Notice is timely delivered, the amount of Unpaid Company Transaction Expenses as mutually agreed in writing by Parent, on the one hand, and the Representative, on the other hand, pursuant to Section 1.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 1.4(b).

“Final Unpaid Company Transaction Expenses Deficiency” means the amount, if any, by which Final Unpaid Company Transaction Expenses exceeds Estimated Unpaid Company Transaction Expenses.

“Final Unpaid Company Transaction Expenses Surplus” means the amount, if any, by which Estimated Unpaid Company Transaction Expenses exceeds Final Unpaid Company Transaction Expenses.

“Foreign Plan” shall have the meaning set forth in Section 2.22(k).

“Fully Diluted Share Capital” shall mean (i) the number of Ordinary Shares issued and outstanding immediately prior to the Closing; plus (ii) the number of Ordinary Shares issuable upon conversion of the issued and outstanding Preferred Shares; plus (iii) the aggregate number of Ordinary Shares issuable upon the exercise in full of the portion of all Company Options and Company Warrants vested as of the Closing.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied in accordance with the Company’s and the Subsidiary’s past practices, provided that such application is in accordance with United States generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

“HMO” shall have the meaning set forth in Section 2.22(i).

“INATI” shall mean the Israeli National Authority for Technological Innovations (previously known as the Office of the Chief Scientist).

“INATI Consent” shall have the meaning set forth in Section 6.18.

“INATI Grants” shall have the meaning set forth in Section 2.14(p)(ii).

“INATI Liability” shall mean the portion of the INATI Redemption Fee payable by the Company pursuant to Section 6.18 above.

“INATI Redemption Fee” shall have the meaning set forth in Section 6.18.

“Indebtedness” shall mean, without duplication, with respect to any Person (i) all obligations for borrowed money (and including all interest accrued thereon and all sums due on early termination and repayment or redemption) or extensions of credit (including under credit cards, bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption) excluding such instruments issued as security for company obligation in connection with Company’s lease and issuance of Company’s credit cards, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business or that are being contested in good faith by appropriate proceedings diligently pursued, (iv) all obligations of third parties which are secured by a Security Interest on any asset of the Company, whether or not such obligations are assumed, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vi) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (vii) all obligations to pay severance or termination pay or benefits (together with any related Taxes payable by the Company or its Subsidiary), relating to the termination of employment or service of any employee, director or independent contractor of the Company or its Subsidiary occurring prior to the Closing, but only to the extent not included as a Company Liability on the Reference Statement or as an Unpaid Company Transaction Expense, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Indemnification Escrow Amount” shall have the meaning set forth in Section 1.6.

“Indemnification Objection Notice” shall have the meaning set forth in Section 9.4(c).

“Indemnification Objection Period” shall have the meaning set forth in in Section 9.4(c).

“Indemnified Party” shall have the meaning set forth in Section 9.2.

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Intellectual Property” shall mean the following in all jurisdictions throughout the world:

(a) Patent Rights;

(b) Trademarks;

(c) published and unpublished works, whether or not copyrightable (including Software), copyrights, designs, data and database ownership rights and registrations and applications for registration thereof, including moral rights of authors and all rights associated therewith;

(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e) inventions, invention disclosures, statutory invention registrations, discoveries, industrial designs, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, and research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f) all other proprietary rights similar to the foregoing in any jurisdiction, and proprietary rights relating to any of the foregoing under the Laws of all jurisdictions.

“Intellectual Property Indemnification Cap” shall mean an amount equal to the Purchase Price multiplied by thirty percent (30%), provided that, such Intellectual Property Indemnification Cap shall be inclusive of the Escrow Amount and any amounts paid with respect to Damages under Article IX.

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide, and including servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment), materials and test, calibration and measurement apparatus used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings or Contemplated Customer Offerings, whether located on the premises of the Company or hosted at a third party site.

“Interim Options Tax Ruling” shall have the meaning set forth in Section 6.17.

“IRS” shall mean the United States Internal Revenue Service.

“Israeli 102 Tax Ruling” shall have the meaning set forth in Section 6.17.

“Israeli Benefit Plan” shall mean each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its Subsidiary under Israeli Law, pursuant to which any current or former employee or director of the Company or its Subsidiary who is resident in Israel has any current or future right to benefits, including Manager’s Insurance (Bituach Menahalim) or other provident or pension funds (including education fund) which are not government-mandated but were set up by the Company or its Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

“Israeli Employees” shall have the meaning set forth in Section 2.21(g).

“Israel Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961 and any rules or regulations promulgated thereunder.

“Key Employees” shall mean each employee of the Company who is set forth on Schedule 8.1(k) under the heading “Key Employees.”

“Key Representations” shall have the meaning set forth in Section 9.1.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the actual knowledge of Eli Campo, Amit Ben Shahar, Yaniv Reznik and Shmuel Huppert, as well as the knowledge that each of such individuals would reasonably be expected to have acquired after reasonable inquiry of such individual’s direct reports and other Key Employees who manage or have management level responsibility and/or authority for the matters referred to in the applicable representation in which this phrase appears.

“Law” shall mean any federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, binding guideline, resolution or promulgation, or any Order or consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liability” shall mean any liability, Indebtedness, guaranty, endorsement, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, due or to become due, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Listed Employee” shall mean each employee of the Company who is set forth on Schedule 8.1(k) under the heading “Listed Employees.”

“Material Contract” shall have the meaning set forth in Section 2.16(a).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or Article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 2.6(a).

“Net Working Capital” shall mean, as of any date, Current Assets as of such date minus Company Liabilities as of such date.

“Objection” shall have the meaning set forth in Section 1.4(b)(ii).

“Objection Items” shall have the meaning set forth in Section 1.4(b)(iii)(A).

“Objection Notice” shall have the meaning set forth in Section 1.4(b)(ii).

“Offer Letter” shall have the meaning set forth in the recitals of this Agreement.

“Open Source Materials” means all Software that is distributed as “free software”, “open source software”, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license categorized as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Optionholder” shall mean a holder of a Company Option.

“Option Acknowledgment Agreement” shall mean an agreement in substantially the form attached hereto as Exhibit F.

“Order” shall have the meaning set forth in Section 2.24(a).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Ordinary Shares” shall mean Ordinary Shares of the Company, par value NIS 0.01 each.

“Ordinary Share Amount” shall mean the quotient of (i) Purchase Price, plus the sum of the aggregate exercise prices for all Company Options and Company Warrants, in each case with respect to the portion vested as of immediately prior to the Closing, minus the sum of the Aggregate Preferred Share Preference Amounts, minus the Indemnification Escrow Amount less amounts distributed to the Equityholders from the Indemnification Escrow Amount as of the specific date of calculation, minus the Special Escrow Amount less amounts distributed to the Equityholders from the Special Escrow Amount as of the specific date of calculation, minus the Representative Expense Fund less amounts distributed to the Equityholders from the Representative Expense Fund as of the specific date of calculation, divided by (ii) the Fully Diluted Share Capital.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parties” shall have the meaning set forth in Section 11.11.

“Patent Rights” shall mean all patents, patent applications, utility models registrations, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” shall mean Acquiom Clearinghouse LLC.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Information” means an individual person’s: (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, IP address, mobile device identifier, and any other data which is or may be used or intended to be used, in itself or together with additional data, to identify, contact or precisely locate a person); and (ii) any other data defined as “personal data,” “personally identifiable information,” or “personal information” under any applicable Law and “information” or “sensitive information” under the Israeli Protection of Privacy Law – 1981.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred A Preference Amount” shall mean the Price Per Preferred A Share (as defined in the Articles); provided that in the event the amount to be received at Closing pursuant to Section 1.2(a)(i) and (ii) would together exceed the Preferred A Total Waterfall Allocation, then the Preferred A Preference Amount shall be reduced (but not below $0) such that the amount to be received at Closing pursuant to Section 1.2(a)(i) and (ii) shall equal the Preferred A Total Waterfall Allocation.

“Preferred A2 Preference Amount” shall mean the Price Per Preferred A2 Share (as defined in the Articles); provided that in the event the amount to be received at Closing pursuant to Section 1.2(b)(i) and (ii) would together exceed the Preferred A2 Total Waterfall Allocation, then the Preferred A2 Preference Amount shall be reduced (but not below $0) such that the amount to be received at Closing pursuant to Section 1.2(b)(i) and (ii) shall equal the Preferred A2 Total Waterfall Allocation.

“Preferred A Shares” shall mean Preferred A Shares of the Company, par value NIS 0.01 each.

“Preferred A2 Shares” shall mean Preferred A2 Shares of the Company, par value NIS 0.01 each.

“Preferred A Total Waterfall Allocation” shall mean two (2) times the Price Per Preferred A Share (as defined in the Articles. For purposes of clarity, the Price Per Preferred A Share is $2.42795 and therefor the Preferred A Preference Amount is $4.8559.

“Preferred A2 Total Waterfall Allocation” shall mean two (2) times the Price Per Preferred A2 Share (as defined in the Articles). For purposes of clarity, the Price Per Preferred A2 Share is the actual price paid per Preferred A2 Share (i.e., $5.94424 for Preferred A2 Shares issued pursuant to those certain Series A2 Preferred Share Purchase Agreement entered into by the Company and the parties named therein in 2013 and 2014 and the actual conversion price for the Preferred A2 Shares issued upon conversion of convertible promissory notes) and therefore the Preferred A2 Preference Amount would be two (2) times the actual price paid per Preferred A2 Share.

“Preferred B Preference Amount” shall mean the Price Per Preferred B Share (as defined in the Articles); provided that in the event the amount to be received at Closing pursuant to Section 1.2(c)(i) and (ii) would together exceed the Preferred B Total Waterfall Allocation, then the Preferred B Preference Amount shall be reduced (but not below $0) such that the amount to be received at Closing pursuant to Section 1.2(c)(i) and (ii) shall equal the Preferred B Total Waterfall Allocation.

“Preferred B Shares” shall mean Preferred B Shares of the Company, par value NIS 0.01 each.

“Preferred Total Waterfall Allocation” shall mean two (2) times the Price Per Preferred B Share (as defined in the Articles). For purposes of clarity, the Price Per Preferred B Share is $3.69508 and therefor the Preferred B Preference Amount is $7.39016.

“Preliminary Statement” shall have the meaning set forth in Section 1.4(a).

“Purchase Price” shall mean $45,100,000; plus (i) the amount, if any, of the Estimated Closing Cash; plus (ii) the amount by which the Estimated Working Capital exceeds the Working Capital Target, if applicable; minus (iii) the amount by which the Working Capital Target exceeds the Estimated Working Capital, if applicable; minus (iv) the amount, if any, of the Estimated Closing Indebtedness; minus (v) the amount of any Estimated Unpaid Company Transaction Expenses (without duplication).

“Qualified Withholding Certificate” shall have the meaning set forth in Section 1.8(b).

“R&D Sponsor” shall have the meaning set forth in Section 2.14(h).

“Reference Statement” shall have the meaning set forth in Section 1.4(d).

“Released Parties” shall have the meaning set forth in Section 6.9(a).

“Releasor” shall have the meaning set forth in Section 6.9(a).

“Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Representative Expense Fund” shall have the meaning set forth in Section 1.5(f).

“Section 14 Arrangement” shall have the meaning set forth in Section 2.21(a).

“Secondary Financing” shall mean the sale of share capital or other equity securities of the Company by a Shareholder to Vintage Investment Partners VI (Israel) L.P. or Vintage Investment Partners VI (Cayman), L.P. and/or their Affiliates in any transaction arising in connection with the Right of First Refusal and Co-Sale Notice circulated by the Company on March 10, 2017.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by Contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company, (d) any lien for Taxes not yet due, and (e) liens in favor of lessors arising in connection with any property leased to the Company.

“Shareholder” shall have the meaning set forth in the recitals.

“Shareholder Release” shall have the meaning set forth in Section 6.10(e).

“Shares” shall have the meaning set forth in the recitals of this Agreement.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Special Escrow Amount” shall have the meaning set forth in Section 1.6.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Return” shall have the meaning set forth in Section 7.1(c).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Person holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Subsidiary Organizational Documents” shall have the meaning set forth in Section 2.5.

“Tax Asset” shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, branch profits, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, health tax, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by a Tax Authority , and any interest, fines, penalties, assessments or additions to tax imposed by a Tax Authority with respect to such items, whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Authority” shall mean the IRS, the Israel Taxing Authority or any other Governmental Entity (whether state, local or non-U.S.) responsible for the administration of any Tax.

“Tax Incentive” shall have the meaning set forth in Section 2.10(q).

“Tax Matter” shall have the meaning set forth in Section 7.4(a).

“Tax Returns” shall mean any and all reports, returns (including information returns and estimated Tax returns), declarations, claims for refunds, or other statements, documents or information relating to Taxes, including any schedule or attachment thereto and including any amendment thereof filed or required to be filed with any Tax Authority.

“Third-Party Claim” shall have the meaning set forth in Section 9.5(a).

“Threshold” shall have the meaning set forth in Section 9.7(a)(iv).

“Trademarks” shall mean all trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks, trade names and trade dress and other identifiers of source or goodwill.

“Transactions” shall mean the consummation of the Closing and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” shall have the meaning set forth in Section 6.13(a).

“Unpaid Company Transaction Expenses” shall mean, in each case to the extent unpaid by the Company as of immediately prior to the Closing, (i) the aggregate amount of expenses incurred or payable directly or indirectly by the Company, in each case in connection with the negotiation and execution of, and of the consummation of the transactions contemplated by, this Agreement (including with respect to services provided in connection therewith by any representatives, investment bankers, accountants or other advisors or representatives of the Company), including, without limitation, the premium associated with the D&O Tail Policy,

50% of any Escrow Fees and the INATI Liability; (ii) any bonus, change of control, non-compete, severance, transaction payment or similar payment that becomes payable by the Company or its Subsidiary (as made or approved by the Company prior to or at the Closing) in connection with the transactions contemplated by this Agreement (except for the removal of doubt payments under the Retention Letters and Offer Letters); and (iii) any employer-side withholding, employment, payroll, or similar Taxes payable by the Company or its Subsidiary in connection with any bonuses referred to in the preceding item (ii), options, cash-outs or other compensatory payments (as made or approved by the Company prior to or at the Closing) made in connection with the transactions contemplated by this Agreement (except for the removal of doubt payments under the Retention Letters and Offer Letters).

“VAT” shall have the meaning set forth in Section 2.10(p).

“VEBA” shall have the meaning set forth in Section 2.22(a).

“WARN Act” shall have the meaning set forth in Section 2.21(k).

“Withholding Drop Date” shall have the meaning set forth in Section 1.8(b).

“Working Capital Target” shall mean $0

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER: LOGMEIN KFT.

By:	/s/ Timothy James Ewing

Name:	Timothy James Ewing

Title:	Managing Director

PARENT: LOGMEIN, INC.

By:	/s/ William R. Wagner

Name:	William R. Wagner

Title:	President & Chief Executive Officer

COMPANY: NANOREP TECHNOLOGIES LTD.

By:	/s/ Eli Campo

Name:	Eli Campo

Title:	Chief Executive Officer

By:	/s/ Shmuel Huppert

Name:	Shmuel Huppert

Title:	Chief Financial Officer

REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe

Name:	Sam Riffe

Title:	Executive Director

Solely in its capacity as the Representative

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

OurCrowd (Investment in Nanorep) LP		OurCrowd International Investment III, L.P.		Titanium VC Limited (BVI)

By:	/s/ Jonathan Medved	By:	/s/ Jonathan Medved	By:	/s/ Alexander Ayvazov
Name:	Jonathan Medved	Name:	Jonathan Medved	Name:	Alexander Ayvazov
Title:	Chief Executive Officer	Title:	Chief Executive Officer	Title:	Chief Executive Officer

By:	/s/ Jay Kalish	By:	/s/ Jay Kalish
Name:	Jay Kalish	Name:	Jay Kalish
Title:	General Counsel	Title:	General Counsel

Doron Herzlich		Amit Ben Shahar		Aviv Dror

/s/ Doron Herzlich		/s/ Amit Ben Shahar		/s/ Aviv Dror

Ofer David		Gigi Levy Weiss		Malka Bignitz

/s/ Ofer David		/s/ Gigi Levy Weiss		/s/ Malka Bignitz

Omer Ben Nahum		Dolmati Ltd.		Harel Kodesh

/s/ Omer Ben Nahum		By:	/s/ Yuval Baharav	/s/ Harel Kodesh
		Name:	Yuval Baharav
		Title:	CEO

Tal Herzlich		Ran Makavy		Gideon Kaplan

/s/ Tal Herzlich		/s/ Ran Makavy		/s/ Gideon Kaplan

Slobel, NV		Yoav Leibovitch		Amiram Levinberg

By:	/s/ Jaques Spijer	/s/ Yoav Leibovitch		/s/ Amiram Levinberg
Name:	Jaques Spijer
Title:	CEO

Joshua Levinberg		Oristan Ireland Limited		Joseph Reich

/s/ Joshua Levinberg		By:	/s/ Olivier Gozlan	/s/ Joseph Reich
		Name:	Olivier Gozlan
		Title:	Director

Tal Shaked		Inon Axel		Benjamin Samuels

/s/ Tal Shaked		/s/ Inon Axel		/s/ Benjamin Samuels

Shin Hamama Holdings Ltd.		Shaldag Interactive Ltd.		Yochai Levy

By:	/s/ Ovi Hamama	By:	/s/ Yair Cohen	/s/ Yochai Levy
Name:	Ovi Hamama	Name:	Yair Cohen
Title:	Director	Title:	CEO

Alfred H. Moses, Trustee of the Alfred H. Moses Trust U/A Dated December 17, 2001		Jeremy Alan Smoha		Isaac Elbaz

/s/ Alfred H. Moses, Trustee		/s/ Jeremy Alan Smoha		/s/ Isaac Elbaz

Guillaume Leenhardt		Assaf (Shlomo) Topaz		Mordechi Hanochi
/s/ Guillaume Leenhardt		/s/ Assaf (Shlomo) Topaz		/s/ Mordechi Hanochi

Ooga Labs LLC		iAngels Crowd Ltd. (in trust)		SKR Consulting SA

By:	/s/ James Currier	By:	/s/ Mor Assia	By:	/s/ David Sikorsky
Name:	James Currier	Name:	Mor Assia	Name:	David Sikorsky
Title:	Managing Member	Title:	Founding Partner	Title:	Director

Rami Lipman		Oryzn Capital L.P.		Oryzn Capital II L.P.

/s/ Rami Lipman		By:	/s/ Yaniv Jacobi	By:	/s/ Yaniv Jacobi
		Name:	Yaniv Jacobi	Name:	Yaniv Jacobi
		Title:	Managing Partner	Title:	Managing Partner

Ilan Raab		Lilach Shamir		Arthur Fuhrer

/s/ Ilan Raab		/s/ Lilach Shamir		/s/ Arthur Fuhrer

Hana Rona		Shmuel Huppert		Reinisch Investments & Holdings Ltd.

/s/ Ilan Raab		/s/ Shmuel Huppert		By:	/s/ Eran Reinisch
				Name:	Eran Reinisch
Title:

Boaz Goldsmith		Doug Pauly		Portofino Investment Ltd.

/s/ Boaz Goldsmith		/s/ Doug Pauly		By:	/s/ Ilan Nir
				Name:	Ilan Nir
				Title:	Chief Executive Officer

Vintage Investment Partners VI (Israel), L.P.		Vintage Investment Partners VI (Cayman), L.P.		Tmura

By:	/s/ Alan Feld	By:	/s/ Alan Feld	By:	/s/ Baruch Lipner
Name:	Alan Feld	Name:	Alan Feld	Name:	Baruch Lipner
Title:	President & CEO	Title:	President & CEO	Title:	Executive Director

Mizrahi Tefahot Bank Ltd.		Michael Tolub		Yulia Galon

By:	/s/ Dani Maor	/s/ Michael Tolub		/s/ Yulia Galon
Name:	Dani Maor
Title:	Hi-Tech Dept. Manager

By:	/s/ Guy Ofer Hirshler

Yael Kandov		Tomer Sela		Orly Mager

/s/ Yael Kandov		/s/ Tomer Sela		/s/ Orly Mager

Eyal Goldfarb	Doron Etman	Inbar Lev-Ran

/s/ Eyal Goldfarb	/s/ Doron Etman	/s/ Inbar Lev-Ran

Roey Retner

/s/ Roey Retner

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